Exhibit 10.5

EXECUTION VERSION

CREDIT AGREEMENT

AMONG

Thermo No. 1 BE-01, LLC

AS COMPANY,

The Lenders,

AND

Deutsche Bank Trust Company Americas

AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

Dated as of

August 31, 2008

Credit Agreement

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LIST OF SCHEDULES

Schedule A:	Lender Commitments and Notice Information
Schedule Z:	Defined Terms
Schedule 2.2(b)(i):	Project Budget
Schedule 2.2(b)(ii):	Project Schedule
Schedule 2.3:	Amortization Schedule
Schedule 4.5:	Litigation and other Governmental Proceedings
Schedule 4.7:	Permits
Schedule 4.14:	Equity Interests
Schedule 4.15:	The Company’s Organizational Data
Schedule 5.12:	Insurance
Schedule 6.14:	Transactions with Affiliates
Schedule 6.20:	Change of Control

LIST OF EXHIBITS

Exhibit 1:	Project Description
Exhibit 2.2:	Form of Quarterly Advance Request
Exhibit 2.15:	Form of Note
Exhibit 3.1.17(b):	Forms of Security Instruments
Exhibit 3.1.17(c):	Form of Consent and Agreement
Exhibit 3.2.1:	Budget and Schedule Certificate
Exhibit 5.1.3:	Form of Compliance Certificate
Exhibit 16:	Form of Assignment and Acceptance
Exhibit Z-A:	Form of Schedule Z Amendment

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CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of August 31, 2008 among Thermo No. 1 BE-01, LLC, a Delaware limited liability company (the “Company”), the Lenders, and Deutsche Bank Trust Company Americas, as administrative agent (together with any successor administrative agent appointed pursuant to Article XV, the “Administrative Agent”) for the Lenders (as this credit agreement may be amended, modified or otherwise supplemented from time to time in accordance with its terms, this “Agreement”).

PRELIMINARY STATEMENTS:

(1) The Company intends to design, develop, construct, install, finance, test, start-up, commission, operate and maintain the Project.

(2) The Company has requested that the Lenders make loans to the Company for the purpose of financing certain costs for the design, development, construction, installation, financing, testing, start-up and commissioning of the Project in an aggregate principal amount not exceeding $31,175,092. The Lenders have indicated their willingness to lend such amounts on the terms and conditions of this Agreement and in the other Financing Documents.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS AND CONSTRUCTION

Section 1.1. Definitions. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings specified therefor on Schedule Z. The Parties hereto agree that Schedule Z attached hereto shall be deemed amended upon any amendment, modification, revisions or restatement thereof pursuant to any Schedule Z Document, whereupon Schedule Z shall be removed and replaced by such amended, modified, revised or restated form of Schedule Z without any further action required by the Parties hereto; provided, however, that no such amendment, modification, revisions or restatement thereof shall be effective as against any Party unless such Party has provided its prior written consent to such amendment, modification, revision or restatement, such consent not to be unreasonably withheld, conditioned or delayed.

Section 1.2. Other Interpretive Provisions. With reference to this Agreement and each other Financing Document, unless otherwise specified herein or in such other Financing Document:

1.2.1. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or

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otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Financing Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Financing Document, shall be construed to refer to such Financing Document in its entirety and not to any particular provision thereof, (d) all references in a Financing Document to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, the Financing Document in which such references appear, (e) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (h) all times are Eastern Standard Time or Eastern Daylight Time, as the case may be, and (i) all amounts to be paid hereunder are referenced in Dollars and are to be paid by wire transfer in immediately available funds.

1.2.2. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.” Unless otherwise specified herein, reference to any time period measured in days for the purpose of notice hereunder or the satisfaction of any obligation herein shall mean calendar days.

1.2.3. Section headings herein and in the other Financing Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Financing Document.

Section 1.3. Accounting Terms.

1.3.1. Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements.

1.3.2. Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Financing Document, and either the Company, on the one hand, or the Administrative Agent or the Administrative Lender, on the other hand, shall so reasonably request, the Administrative Agent, the Required Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

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1.3.3. Calculations. Notwithstanding the above, the Parties hereto acknowledge and agree that all calculations of the financial covenants in Section 5.2 shall be made on a Pro Forma Basis.

1.3.4. Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.3.5. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.

AMOUNTS AND TERMS OF TERM LOAN ADVANCES

Section 2.1. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, an “Advance”) to the Company on Advance Dates during the Availability Period in an aggregate amount not to exceed such Lender’s Commitment at such time; provided that without the written consent of the Required Lenders, no more than one Advance may be made in any Fiscal Quarter. Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed.

Section 2.2. Making the Advances.

2.2.1. Each Advance shall be made on written notice (an “Advance Request”) given by the Company to the Administrative Agent not later than 12:00 Noon on the fifth (5th) Business Day prior to the date of the proposed Advance, provided that the first Advance shall be made on the fifth (5th) Business Day following the Closing Date, unless an earlier date is otherwise approved by the Required Lenders, in accordance with the Advance Request delivered by the Company not later than 10:00 a.m. on the Closing Date. The Administrative Agent shall give to each Lender prompt notice of an Advance Request by telecopier. Each such Advance Request shall be in writing and substantially in the form of Exhibit 2.2, specifying therein the requested (i) date of such an Advance, and (ii) aggregate amount of such an Advance. Each Lender shall, before 11:00 a.m. on the date of such Advance, make available for the account of its Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Advance in accordance with the respective Commitments of such Lender and the other Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Company by crediting the Construction Account (as identified in the Account and Security Agreement).

2.2.2. Anything in subsection (a) above to the contrary notwithstanding, each Advance shall (i) relate solely to the current or immediately succeeding Fiscal Quarter, (ii) be in an amount consistent with the Project Budget attached hereto as Schedule 2.2(b)(i) and Project Schedule attached hereto as Schedule 2.2(b)(ii) as certified by a Responsible Officer of the Company including a separate certification from the Independent Engineer pursuant to Section

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3.2.1, and (iii) be in an aggregate principal amount of not less than $1,000,000 or integral multiples of $500,000 in excess thereof, unless such Advance is for the remaining amount of the Commitment, in which case the remaining amount of the Commitment may be drawn notwithstanding this clause (iii).

2.2.3. Each Advance Request shall be irrevocable and binding on the Company. The Company shall indemnify each Lender against any actual out-of-pocket loss, cost or expense (other than consequential or other indirect damages) incurred by such Lender as a result of any failure of the Company to fulfill the applicable conditions set forth in Article III on or before the date specified in any Advance Request or its failure to draw the Advance as set forth in the Advance Request for any other reason, including the actual costs incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance (or any portion thereof) to be made by such Lender if such Advance is not made on such date as a result of any such failure.

2.2.4. Unless the Administrative Agent shall have received written notice from a Lender prior to the date of any Advance that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Advance, the Administrative Agent may (but shall have no obligation to) assume that such Lender has made such portion available to the Administrative Agent on the date of such Advance in accordance with Section 2.2.1 and the Administrative Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Company severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Company, the interest rate applicable at such time under Section 2.8, and (ii) in the case of such Lender, two percent (2%). If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s portion of such Advance for all purposes; provided that, to the extent the Company has paid interest thereon to the Administrative Agent pursuant to clause (i), the interest thereon shall not be payable to such Lender for such period.

2.2.5. The failure of any Lender to make the Advance to be made by it hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date required hereby, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date required hereby.

Section 2.3. Repayment of Advances. The Company shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Advances on the dates and in the amounts set forth in the amortization schedule attached as Schedule 2.3 (which amounts shall be reduced as a result of the application of prepayments in accordance with Sections 2.5 and 2.6); provided, however, that the final principal installment shall be repaid on the Final Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Advances outstanding on such date.

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Section 2.4. Termination or Reduction of the Commitments. The Company shall not be permitted to terminate or reduce the Commitments in whole or in part. The aggregate unused portion of the Commitments shall terminate at the end of the Availability Period pro rata as to each Lender, and the Administrative Agent shall update the Register as of such date to reflect the Commitments and Advances as of the Final Completion Date.

Section 2.5. Optional Prepayment. The Company may not optionally prepay all or any portion of the Advances until a date that is on or after the seventh (7th) anniversary of the Facility Substantial Completion Date. The Company may, at any time and from time to time on or after the seventh (7th) anniversary of the Facility Substantial Completion Date, upon written notice received by the Administrative Agent on or before 12:00 Noon on the fifth (5th) Business Day prior to the proposed date of such prepayment, stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Company shall, prepay all or a portion of the outstanding aggregate principal amount of the Advances, together with (a) accrued interest to the date of such prepayment on the aggregate principal amount prepaid and (b) the Make-Whole Amount. Each such prepayment of any Advances pursuant to this Section 2.5 shall be applied to the remaining scheduled repayments for the Advances in the inverse order of maturity.

Section 2.6. Mandatory Prepayments.

2.6.1. Casualty Event.

2.6.1.1. Notice of Casualty Event. As soon as practicable, but in any event within five (5) Business Days following the occurrence of any Casualty Event, the Company shall notify the Administrative Agent, the Administrative Lender, the Collateral Agent and the Independent Engineer in writing of such Casualty Event. Within thirty (30) days of such Casualty Event, the Company shall provide written notice to the Administrative Agent and the Administrative Lender of the Company’s reasonable determination, with confirmation from the Independent Engineer, of the damage to the Project resulting from such Casualty Event. If (a) the damages to the Project are not reasonably expected to exceed $1,000,000, and (b) the Company has delivered to the Administrative Agent, the Administrative Lender, the Collateral Agent and the Independent Engineer a certificate stating that such Casualty Event is not material to the Project and its operation, the Company may elect within forty-five (45) days of providing notice of such Casualty Event to either (i) apply any Loss Proceeds received in connection therewith to Restoration Work, as set forth in Section 2.6.1.2(3) below, or (ii) deem any such Loss Proceeds as Gross Project Revenues.

2.6.1.2. Restoration; Loss Proceeds.

(1)

All Loss Proceeds of any Casualty Event received by the Company or the Administrative Agent in respect of all or any part of the Project will be deposited in the Loss Proceeds Account established pursuant to the Account and Security Agreement. If (i) such Loss Proceeds are less than or equal to $1,000,000 for any single Casualty Event and the Company has elected, in accordance with Section 2.6.1.1 above, to treat such

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Loss Proceeds as Gross Project Revenues such Loss Proceeds shall be deposited in the Revenue Account, and (ii) in all other cases, such amounts will be applied as provided in this Section 2.6.1.2.

(2)	If such Casualty Event is a Total Loss, all such Loss Proceeds shall be applied toward the mandatory payment of the Redemption Amount; provided that if the Company makes a determination that it will restore the Project following a Casualty Event constituting a Total Loss, so long as the Obligations have been indefeasibly paid in full and the Financing Documents terminated by satisfaction of the requirements of a payoff letter from the Administrative Agent the terms of which shall be provided to the Administrative Agent by the Administrative Lender on behalf of all the Lenders, detailing the outstanding Obligations owed to the Lenders under the Financing Documents within thirty (30) days after the Administrative Agent’s receipt of such Loss Proceeds, such Loss Proceeds (or any remaining portion thereof not applied to the indefeasible repayment of the Obligations) shall be promptly released to the Company after written direction from the Company or as directed by a court of competent jurisdiction. “Total Loss” means a casualty event the aggregate net insurance proceeds for which equal or exceed fifty percent (50%) of the total replacement value of the Project.

(3)	If such Casualty Event is not a Total Loss and the aggregate amount of such Loss Proceeds is equal to or less than $1,000,000 for any single Casualty Event, and the Company has elected, pursuant to Section 2.6.1.1 to apply such Loss Proceeds to Restoration Work pursuant to a Restoration Plan, such amounts will be made available to the Company from time to time at its request to be applied by the Company to rebuild, repair, restore or replace (“Restore”) the affected Property.

(4)

If such Casualty Event is not a Total Loss and the aggregate amount of Loss Proceeds exceeds $1,000,000 for any single Casualty Event, and the Company proposes to Restore the affected Property, then the Company shall as promptly as practicable (but in no event longer than seventy-five (75) days after such Casualty Event) deliver to the Administrative Lender, the Lenders, as the case may be, and the Independent Engineer a Restoration Plan (as defined below). Upon receipt of such Restoration Plan, if the Loss Proceeds are in excess of $1,000,000 for any single Casualty Event, but less than $5,000,000, the Administrative Lender (or if $5,000,000 or

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more, the Required Lenders) shall have thirty (30) days from receipt to either approve (which approval shall not be unreasonably withheld or delayed) or reject such plan after Requisite Expert Consultation; provided that if such proposed Restoration Plan is not reasonably satisfactory to the Administrative Lender or the Required Lenders, as the case may be, after Requisite Expert Consultation, the Administrative Lender shall notify the Company of the reasons therefor and the Company will have an additional thirty (30) days to propose additional changes to the proposed Restoration Plan, which proposed changes will be reviewed by the Administrative Lender or the Required Lenders, as applicable, after Requisite Expert Consultation. If the Administrative Lender or the Required Lenders, as applicable, ultimately approve any proposed Restoration Plan, the Company shall immediately commence and diligently pursue the Restoration Work in accordance with such Restoration Plan. If the Administrative Lender or the Required Lenders, as the case may be, reject such proposed Restoration Plan, the aggregate amount of Loss Proceeds received in respect of such Casualty Event shall be applied in accordance with Section 2.6.1.2(6) below.

(5)

“Restoration Plan” means a plan, developed by the Company and certified by an authorized officer of the Company, separately reviewed and certified by the Independent Engineer, for the restoration of the affected Property, demonstrating in reasonable detail that: (i) the expected DSCR of the Project after the proposed Restoration Work will meet the Minimum DSCR, (ii) the aggregate amounts of Loss Proceeds in respect of such Casualty Event deposited in the Loss Proceeds Account plus any other amounts deposited or to be deposited in the Loss Proceeds Account by the Company or any other Persons are anticipated to be sufficient to restore the affected Property at least to the condition prior to the occurrence of such Casualty Event, such condition to be in accordance with the requirements of any applicable Operative Documents, (iii) the plans and specifications and the schedule for the Restoration Work provide for restoration work that is technically feasible, and can be completed in accordance with all Applicable Laws, (iv) if such Casualty Event occurs prior to the Facility Substantial Completion Date, the Restoration Work will be completed in a timeframe to permit the Facility Substantial Completion Date to occur on or before the Guaranteed Final Completion Date, (v) if such Casualty Event occurs (A) after the Final Completion Date, sufficient funds will be available during the Restoration Work to pay Debt Service and other

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costs and expenses of the Project and the Company or (B) before the Final Completion Date, sufficient funds will be available to complete construction, (vi) all Governmental Approvals required for the Restoration Work have been obtained or can reasonably be expected to be obtained in due course and do not or are expected not to include any conditions for the operation of the Project as a result of the Casualty Event that would require additional funding for such conditions in excess of available Loss Proceeds or other funds available therefor, (vii) neither the Casualty Event nor the performance of Restoration Work will result in a breach, termination, cancellation, revocation or other invalidity or impairment of any Governmental Approval or any Operative Document then in effect that could, individually or in the aggregate, be expected to have a Material Adverse Effect, and (viii) if approval of the Administrative Lender or the Required Lenders is required, such other matters as the Administrative Lender or the Required Lenders, as applicable, may reasonably request. In addition, any documents or agreements to be entered into by the Company with respect to any Restoration Plan must be approved (which approval shall not be unreasonably withheld) by the Required Lenders.

(6)	If the Casualty Event is not a Total Loss, but the Company elects not to Restore the affected Property, or, if approval of a Restoration Plan is required and such Restoration Plan is not approved by the Administrative Lender or Required Lenders, as the case may be, or does not qualify as a Restoration Plan, the Loss Proceeds will be applied to the mandatory prepayment of the Redemption Amount upon the later of (i) the receipt of Loss Proceeds, (ii) the determination that the proposed Restoration Plan does not qualify as a Restoration Plan, and (iii) one hundred thirty-five (135) days after the occurrence of the Casualty Event.

(7)

Funds on deposit in the Loss Proceeds Account will be used to pay for the Restoration Work, and will be disbursed as follows: the Company will submit to the Administrative Lender and the Collateral Agent a request for payment together with all relevant invoices for the Restoration Work for which the Company seeks payment and a certificate of a Responsible Officer of the Company, including a separate certificate by the Independent Engineer as to the matters set forth in parts (i) through (iv) and (vi) below, (a “Loss Proceeds Withdrawal Request”), stating that (i) the Restoration Work done to date has been done in a good and workmanlike manner and in compliance with the Restoration Plan, (ii) the sum requested is

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required to pay for reasonable costs incurred in connection with such Restoration Work (including a description of the services and materials provided in connection with such Restoration Work and amounts paid or incurred in respect thereof), (iii) the sum requested, when added to all amounts with respect to the relevant Casualty Event previously paid out from the Loss Proceeds Account, does not exceed the aggregate amount then due and payable with respect to the Restoration Work as of the date of such certificate, (iv) the amount of net insurance proceeds with respect to the Casualty Event remaining in the Loss Proceeds Account, together with any other amounts deposited in the Loss Proceeds Account by the Company or funded into an escrow account by any other Person (such escrow account to be established pursuant to an escrow agreement among the Administrative Agent, the Company and such Person) are anticipated to be sufficient to complete the Restoration Work in accordance with the Restoration Plan, (v) no Credit Agreement Default or Credit Agreement Event of Default has occurred and is continuing on such date (other than any such Credit Agreement Default or Credit Agreement Event of Default as would be cured by the application of funds on deposit in the Loss Proceeds Account to complete the Restoration Work), and (vi) no mechanics’, materialmen’s or similar liens on the Collateral exist as a result of any Restoration Work, or if such liens exist, they will be fully discharged with proceeds of the requested disbursements from the Loss Proceeds Account (and the Company will attach to such Loss Proceeds Withdraw Request duly executed acknowledgments of payments and releases of mechanics’ and materialmen’s liens, in form reasonably satisfactory to the Administrative Lender, from all contractors, subcontractors and materialmen, for all work, services and materials, including equipment or fixtures of any kind, previously performed or furnished for the Project in respect of such Restoration Work).

(8)	Within three (3) Business Days after receipt of such Loss Proceeds Withdrawal Request, the Collateral Agent shall (upon written instruction from the Administrative Lender) disburse funds on deposit in the Loss Proceeds Account in accordance with such certificate, for application to the Restoration Work as provided in such certificate.

(9)

If the Company has not commenced the Restoration Work on the Project within sixty (60) days after (i) in the case of Restoration Work pursuant to Section 2.6.1.2(3), deposit of the aggregate Loss Proceeds in the Loss Proceeds Account or (ii) in the case of Restoration Work pursuant to Section 2.6.1.2(4),

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approval of the Restoration Plan, then, at the written direction of the Administrative Lender, such aggregate Loss Proceeds shall be applied to the mandatory prepayment of the Redemption Amount, which payment shall be made in accordance with Section 2.11.

(10)	Any excess Loss Proceeds, plus any interest or gain thereon, remaining in the Loss Proceeds Account after completion of all Restoration Work will be applied in prepayment of the Advances.

2.6.2. Change of Control. If a Change of Control occurs, the Company shall within three (3) Business Days thereafter pay the Redemption Amount to the Administrative Agent, which payment shall be made in accordance with Section 2.11.

2.6.3. Ordinary Cash Trap Prepayment. The Company shall prepay the Advances in an amount equal to the Ordinary Cash Trap Amount on deposit in the OCT Suspension Account (as identified in the Account and Security Agreement at the time and in the aggregate amount requested to be distributed therefrom by the Required Lenders pursuant to Section 3.6 of the Account and Security Agreement.

2.6.4. Development Account Prepayment. Upon the disbursement of any monies in the Development Account pursuant to Section 3.9.3.6 of the Account and Security Agreement to repay Advances such funds shall be applied to repay the maximum principal amount of the Advances taking into account the accrued and unpaid interest and Make-Whole Amount which would be payable with respect to the principal amount of the Advances proposed to be prepaid.

2.6.5. Mandatory Capacity Buy-Down. Upon the occurrence of a Buy-Down Trigger Event, the Company shall prepay the Obligations on the Guaranteed Final Completion Date in an amount equal to the Buy-Down CA Redemption Amount as such amount may be reduced in accordance with Section 6.4 of the EPC Agreement. The Buy-Down CA Redemption Amount shall be applied, first, to pay the principal amount of the Advances in an amount equal to the Buy-Down Debt Overage, second, to accrued and unpaid interest on the principal amount of the Advances being repaid, third, to the Make-Whole Amount payable on the principal amount of the Advances being repaid, and, finally, to the Development Account.

2.6.6. [RESERVED]

2.6.7. Maturity, etc. In the case of each payment or prepayment of the Advances pursuant to Section 2.5 or 2.6, the principal amount of each Advance to be paid or prepaid shall mature and become due and payable on the date fixed for such payment or prepayment, together with accrued unpaid interest (if any) on such principal amount being paid or prepaid to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with prepayment or Redemption Amount, including the Make-Whole Amount, if applicable, and the interest as aforesaid, interest (if any) on such principal amount shall cease to accrue. Any prepayment pursuant to this Section 2.6

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shall be applied to the remaining scheduled repayments of the Advances in the inverse order of maturity.

Section 2.7. Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled by any Governmental Authority to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or Lender and the Company shall be liable to pay to the Administrative Agent and such Lender, and the Company hereby indemnifies the Administrative Agent and such Lender and holds the Administrative Agent and the Lenders harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 2.7 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Administrative Agent’s and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 2.7 shall survive the termination of this Agreement.

Section 2.8. Interest. The outstanding principal amount of each Advance shall bear interest from the date of such Advance until such principal amount shall be paid in full at a fixed rate of interest of 7.00% per annum, but in no event to exceed the Highest Lawful Rate. Interest on each Advance shall be paid only in cash in Dollars on each Pre-Completion Interest Payment Date and each Quarterly Transfer Date by wire transfer of immediately available funds as required by Section 2.11.

Section 2.9. Default Interest. If a Credit Agreement Event of Default has occurred and is continuing, or if any principal of or interest on any Advance or any fee or other amount payable by the Company hereunder or under any other Financing Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, then the principal amount of the Advances then outstanding, in the case of a Credit Agreement Event of Default, and such overdue amount, in the case of a failure to pay amounts when due, shall bear interest, from the date of the occurrence of the related Credit Agreement Default in the case of a Credit Agreement Event of Default, after as well as before judgment, at an additional fixed interest rate of two percent (2%) per annum, but in no event to exceed the Highest Lawful Rate (the “Default Rate”). All default interest shall be due and payable upon demand from the Administrative Agent.

Section 2.10. Fees.

2.10.1. Commitment Fee. The Company shall pay to the Administrative Agent for the account of the Lenders a commitment fee, from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the final day of the Availability Period, payable in arrears on the Effective Date and thereafter on each Quarterly Transfer Date,

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and on the final day of the Availability Period (prior to the termination of the Commitments), at the rate of .50% per annum on the average daily unused portion of each Lender’s Commitment during such quarter. Should any Lender fail to fund its portion of an Advance, such unfunded amount shall be deemed to be funded on the funding date specified pursuant to Section 2.2 for purposes of calculating the average daily unused portion of such Lender’s Commitment for such quarter.

2.10.2. Agents’ Fees. The Company shall pay to each Agent for its own account such fees as agreed to in the Fee Letter dated as of August 12, 2008.

Section 2.11. Payments and Computations.

2.11.1. Subject to Section 2.8, the Company shall make each payment hereunder or under any other Financing Document, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account at Deutsche Bank Trust Company Americas, SWIFT: BKTRUS33, ABA: 021-001-033, A/C: 01419647, Account: Corporate Trust, FFC: Thermo No. 1 Admin Agent Account 66209, in same day funds, with payments received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (a) if such payment by the Company is in respect of principal, interest, commitment fees or any other Obligation (provided, that in respect of other Obligations such payments shall be evidenced in a written direction to the Administrative Agent from the Administrative Lender), then payable hereunder or under any other Financing Document to more than one Lender, to such Lenders for the account of their respective Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders, and (b) if such payment by the Company is in respect of any Obligation then payable hereunder or under any other Financing Document to one Lender, to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 16.2.1(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Advances in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

2.11.2. The Company hereby authorizes each Lender and each of its Affiliates, if and to the extent payment owed to such Lender is not made when due hereunder or under any other Financing Document, to charge from time to time, to the fullest extent permitted by law, against any or all of the Company’s accounts with such Lender or such Affiliate any amount so due.

2.11.3. All computations of interest and fees shall (i) include the first day of such period and exclude the last day of such period, (ii) be computed on the basis of a 360-day year comprised of twelve (12) months of thirty (30) days each, (iii) be calculated, accrued and payable in arrears as specified in Section 2.8, and (iv) be calculated and collected until (but

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excluding) the date the payment is actually received by the Administrative Agent in accordance with the terms of this Agreement.

2.11.4. Whenever any payment hereunder or under any other Financing Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

2.11.5. Unless the Administrative Agent shall have received written notice from the Company prior to the date on which any payment is due to any Lender hereunder or under any other Financing Document that the Company will not make such payment in full, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to the Federal Funds Rate for the first three (3) Business Days and thereafter at the rate of interest that would be payable by the Borrower on such amount if such amount constituted an Advance under this Agreement.

2.11.6. If the Administrative Agent receives funds for application to the Obligations of the Company under or in respect of this Agreement or under any other Financing Document under circumstances for which this Agreement or under any other Financing Document does not specify the Advances to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds for application to such principal repayment installments thereof, as the Required Lenders shall direct in writing.

2.11.7. Unless otherwise agreed among the Lenders (and evidenced in writing to the Company prior to the payment date), principal and interest payments shall be apportioned ratably among the Lenders, as set forth in Schedule A (as modified by the Register) and this Section 2.11. All cash payments received in respect of the Advances shall be applied (to the extent thereof) as follows: (a) first, to all costs and expenses of the Lenders and the Agents, and any fees due to any Lender or the Agents, in each case, that are payable by the Company hereunder, (b) second, to accrued and unpaid interest on the Advances, (c) third, to the Make-Whole Amount due, if any, and (d) fourth, to the payment of the then outstanding principal balance of the Advances.

Section 2.12. Increased Costs, Etc.

2.12.1. If, on or after the date hereof, due to either (i) the introduction of, or any change in or in the interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to

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make or of making, funding or maintaining the Advances (excluding, for purposes of this Section 2.12, any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by any applicable federal, state, local or foreign jurisdiction or any political subdivision thereof, under the laws of which such Lender is organized, in which it carries on business, or has its Lending Office, then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; and provided, however, that any Lender claiming additional amounts under this Section 2.12.1 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. Such Lender shall provide a certificate as to such increased cost amounts submitted to the Company by such Lender showing how such amounts were calculated, such certificate shall be prima facie evidence thereof.

2.12.2. If due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Lender or any corporation controlling such Lender as a result of or based upon the existence of such Lender’s commitment to lend the Advances, then, upon demand by such Lender or such corporation (with a copy of such demand to the Administrative Agent), the Company shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital is the result of the existence of such Lender’s Commitment to lend the Advances hereunder. Such Lender shall provide a certificate as to such amounts submitted to the Company by such Lender showing how such amounts were calculated, which certificate shall be prima facie evidence thereof.

2.12.3. In the event that a Lender demands any payment from the Company under this Section 2.12, the Administrative Agent shall, so long as no Credit Agreement Default or Credit Agreement Event of Default has occurred and is continuing, upon the written request of the Company, replace such Lender (the “Affected Lender”) with another Lender (the “Replacement Lender”), satisfying the requirements of an Eligible Assignee under Section 16.2, by having the Affected Lender sell and assign all of its rights and obligations under this Agreement and the Financing Documents to the Replacement Lender pursuant to Section 16.2; provided, however, that neither the Administrative Agent nor any Lender shall have any obligation to identify or locate a Replacement Lender for the Company (it being expressly agreed that in such circumstances it is the Company’s obligation to identify or locate a Replacement Lender that is an Eligible Assignee and is acceptable to the Administrative Lender).

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Section 2.13. Taxes.

2.13.1. Any and all payments by the Company to or for the account of any Lender or any Agent hereunder or under any other Financing Document shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future Taxes (other than Excluded Taxes). If a law becomes effective after the date on which any Lender becomes a party to this Credit Agreement requiring the Company to deduct any Taxes from or in respect of any sum payable hereunder or under any other Financing Document to such Lender or any Agent, (a) the sum payable by the Company shall be increased as may be necessary so that after the Company and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (b) the Company shall make all such deductions, and (c) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

2.13.2. In addition, the Company shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by the Company hereunder or under any other Financing Document or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or under any other Financing Document (hereinafter referred to as “Other Taxes”).

2.13.3. The Company shall indemnify each Lender and each Agent for and hold them harmless against the full amount of Taxes payable under Section 2.13.1 and Other Taxes payable under Section 2.13.2 (including, for greater clarity, Taxes imposed directly on a Lender in lieu of withholding taxes), and for the full amount of Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.13, imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, Taxes or Other Taxes, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days from the date such Lender or such Agent (as the case may be) makes written demand therefor, accompanied by a certificate describing such Taxes or Other Taxes or other amounts for which indemnification is sought.

2.13.4. Within thirty (30) days after the date of any payment of Taxes, the Company shall furnish to the Administrative Agent, at its address referred to in Article XIV, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

2.13.5. In the event that an additional payment is made under Section 2.13.1 or Section 2.13.2 for the account of any Lender and such Lender, in its sole discretion, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding or tax imposed directly on the Lender giving rise to such payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Company such

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amount as such Lender shall, in its sole discretion, have determined to be attributable to such deduction or withholding or tax imposed directly on the Lender and which will leave such Lender (after such payment) in no worse position than it would have been in if the Company had not been required to make such deduction or withholding or to pay to such Lender an amount on account of a tax imposed directly on such Lender. Nothing herein contained shall interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

2.13.6. If any Lender requests compensation under Section 2.12, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.13 and (ii) in each case, would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.13.7. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Financing Document shall deliver to the Company, at the time or times prescribed by Applicable Law, such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate.

2.13.8. In the event that a Lender demands any payment from the Company under this Section 2.13, the Administrative Agent shall, so long as no Credit Agreement Default or Credit Agreement Event of Default has occurred and is continuing, upon the written request of the Company, replace the Affected Lender with a Replacement Lender, satisfying the requirements of an Eligible Assignee under Section 16.2, by having the Affected Lender sell and assign all of its rights and obligations under this Agreement and the Financing Documents to the Replacement Lender pursuant to Section 16.2; provided, however, that neither the Administrative Agent nor any Lender shall have any obligation to identify or locate a Replacement Lender for the Company (it being expressly agreed that in such circumstances it is the Company’s obligation to identify or locate a Replacement Lender that is an Eligible Assignee and is acceptable to the Administrative Lender).

Section 2.14. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 16.2.1) on account of (a) Obligations due and payable to such Lender hereunder or under any other Financing Document at such time in

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excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and/or under any other Financing Document at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and/or under the other Financing Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder or under any other Financing Document at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and/or under the other Financing Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and/or under the other Financing Documents at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Company in the amount of such interest or participating interest, as the case may be.

Section 2.15. Evidence of Debt.

2.15.1. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Company agrees that upon notice by any Lender to the Company (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Company shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note in substantially the form of Exhibit 2.15 payable to the order of such Lender in a principal amount equal to the Commitment of such Lender. All references to Notes in the Financing Documents shall mean Notes, if any, to the extent issued hereunder.

2.15.2. The Register maintained by the Administrative Agent pursuant to Section 16.2.4 shall include a control account ledger, and a subsidiary account ledger for each Lender, in which account ledgers (taken together) shall be recorded (i) the date and amount of

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each Advance made hereunder, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Company hereunder and each Lender’s share thereof.

Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Company to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Company under this Agreement.

ARTICLE III.

CONDITIONS TO CLOSING

This Agreement, the Commitments, the obligations of the Lenders to fund each Advance hereunder shall not become effective, and the Effective Date shall not be deemed to have occurred, until the date on which each of the following conditions is satisfied (or waived in accordance with Article XI hereof):

Section 3.1. Conditions to Closing and First Advance. In addition to the conditions to each Advance specified in Section 3.2 below, the Effective Date shall not be deemed to have occurred, until each of the following conditions is satisfied (or waived in accordance with Article XI hereof):

3.1.1. Operative Documents. Each of the Operative Documents shall have been executed and delivered by the Parties thereto, shall be in full force and effect and no event of default or, to the knowledge of the Company, no default shall exist thereunder and the Administrative Lender shall have received copies of such Operative Documents certified by a Responsible Officer of the Company to be correct and complete.

3.1.2. Certificates as to Resolutions, etc. The Administrative Lender shall have received a certificate of a Responsible Officer of the managing member, board of directors, the general partner or other governing body of each Raser Entity setting forth (a) resolutions of its board of directors, managing member, general partner or other governing body with respect to the authorization of such Person to execute and deliver the Financing Documents to which it is a party and to enter into the transactions contemplated in those documents, (b) the officers of such Raser Entity (i) who are authorized to sign the Financing Documents to which such Raser Entity is a party and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (c) specimen signatures of such authorized officers, and (d) the constitutive documents of such Raser Entity certified as being true and complete. The Lenders may conclusively rely on

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each such certificate from a Raser Entity until the Lenders receive notice in writing from such Raser Entity to the contrary.

3.1.3. Government Approvals. The Administrative Lender shall have received evidence that the Company has obtained all applicable Government Approvals necessary for construction, ownership and operation of the Project and execution, delivery and performance of the Financing Documents and Operative Documents, including but not limited to, grant of Liens, environmental permits, site leases, and licenses satisfactory in form and in substance to the Administrative Lender in its sole discretion.

3.1.4. Geothermal Resource Analysis. The Administrative Lender shall have received a geothermal resource analysis issued by the Geothermal Engineer, which such analysis shall be satisfactory to the Administrative Lender in its sole discretion.

3.1.5. Title Insurance; Survey. The Administrative Lender shall have received a title opinion or certificate of title insurance and a plat of survey in respect of the Facility Site in form and substance satisfactory to the Administrative Lender in its sole discretion.

3.1.6. Independent Engineer Reports. The Administrative Lender shall have received the final reports of the Independent Engineer as to the Project, in form and with results satisfactory to the Administrative Lender in its sole discretion.

3.1.7. Environmental Review. The Administrative Lender shall have received a copy of the environmental review or assessment of the Facility Site in a form and with results satisfactory to the Administrative Lender in its sole discretion.

3.1.8. Consent to Service of Process. The Administrative Lender shall have received evidence of the Company’s and each other Raser Entity’s appointment of an agent reasonably acceptable to the Administrative Lender to accept service of process in New York relating to the Financing Documents governed by New York law.

3.1.9. Project Budget and Project Schedule. The Administrative Lender shall have received a copy of the Project Budget and Project Schedule, all available work schedules provided for in the EPC Agreement, and a draw down schedule, all of which shall be satisfactory to the Administrative Lender in its sole discretion.

3.1.10. Financial Information. The Administrative Lender shall have received evidence of the Company’s unaudited financial statements (to the extent audited financial statements of the Company are not available) or opening balances for the most recent year ended and the most recent quarter ended or opening balances, as appropriate, (a) that are in accordance with the books and records of the Company, which have been maintained in such manner as to permit the preparation of financial statements in accordance with GAAP; (b) have been prepared in conformity with GAAP, subject in the case of unaudited financial statements only to year-end adjustments and the absence of footnote disclosures; and (c) fairly present in all material respects the financial condition and results of operation of the Company as of the date thereof and for the period covered thereby.

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3.1.11. Recordation of all Security Instruments Required to be Recorded. (a) Any UCC financing statements and other Security Instruments required to create, in favor of the Lenders and the Administrative Agent as security for the Obligations, a valid and perfected Lien on all of the Collateral described therein shall have been duly executed, if necessary, and delivered to the Administrative Lender for filing or recording in all applicable jurisdictions and (b) the Administrative Lender shall have received UCC search certificates from the jurisdictions in which UCC financing statements are to be filed pursuant to this Section 3.1.11 reflecting no other financing statements or filings which evidence Liens of other Persons in the Collateral which are prior to the Liens granted to the Collateral Agent in this Agreement, the Security Instruments and the other Financing Documents, except for any such prior Liens (a) which are expressly permitted by this Agreement to be prior or (b) for which the Administrative Lender has received a termination statement.

3.1.12. Payment of Fees and Expenses of the Transaction. The Lenders and the Administrative Agent shall have received or shall receive simultaneously with Closing all fees and other amounts due and payable to the Lenders and the Administrative Agent on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder in full.

3.1.13. Due Diligence. The Administrative Lender shall have completed its due diligence in respect of the Company and the Project (including, without limitation, due diligence related to corporate, legal, accounting, tax, environmental, engineering, insurance and technical matters) with results satisfactory to the Administrative Lender in its sole discretion.

3.1.14. Litigation. The absence of material litigation, arbitration or union issues related to the Project, the Company or the Obligations.

3.1.15. Insurance. The Administrative Lender shall have received certificates of insurance and lender loss payable endorsements evidencing the Company’s compliance with Section 5.12 in form and substance satisfactory to the Administrative Lender in its sole discretion.

3.1.16. Financial Modeling. The Administrative Lender shall be satisfied in its sole discretion with the Equity Base Case Model.

3.1.17. Financing Documents. The Administrative Lender shall have received the following documents duly executed by the Persons required to be a party thereto and each of the following documents shall be in full force and effect: (a) this Agreement, (b) the Security Instruments, (c) the Consents, and (d) all other Financing Documents required herein or hereby to be delivered at the Closing Date, all of which shall be satisfactory to the Administrative Lender in its sole discretion.

3.1.18. Legal Opinions. The Administrative Lender and, with respect to subpart (i), the Administrative Agent shall have received (i) customary legal opinions from counsel to the Company regarding the Project (including authorization, enforceability, perfection, permitting and capitalization matters) and (ii) a tax opinion from the Administrative Lender’s counsel regarding such aspects of the tax equity structure as requested by

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Administrative Lender, all of which opinions shall be satisfactory to the Administrative Lender in its sole discretion.

3.1.19. Good Standing Certificates, etc. The Administrative Lender shall have received certificates of the appropriate governmental agencies with respect to the existence, qualification and good standing of the Company.

3.1.20. Drilling. The Class B Investors shall have made the initial Drilling Deposit in an amount equal to $7,106,000 to the Drilling Account as set forth in the Account and Security Agreement.

3.1.21. Class A Investors Contribution. Evidence satisfactory to the Administrative Lender that the Class A Investors shall have contributed $3,675,000 (representing the Effective Date Capital Contributions), which contribution shall have been deposited in the Construction Account as set forth in the Account and Security Agreement.

3.1.22. Additional Documents. Such other papers and documents regarding the Company or the Project as the Administrative Lender may reasonably require.

Section 3.2. Conditions to All Advances. In addition to the fulfillment of the conditions to the first Advance, it shall be a condition to each Advance (other than the initial Advance with respect to Section 3.2.1) that each of the following shall have been satisfied or waived on or before the date of such Advance (as evidenced by a written acknowledgment of the Administrative Lender to the Administrative Agent):

3.2.1. Project Budget and Project Schedule Certifications. The Administrative Lender shall have received certification substantially in the form of Exhibit 3.2.1 executed by the Independent Engineer.

3.2.2. Government Approvals. All applicable Government Approvals necessary for construction, ownership and operation of the Project that are required to be obtained as of such date, environmental permits, site leases, and licenses shall be in full force and effect.

3.2.3. Litigation. The absence of material litigation, arbitration or union issues related to the Project, the Company or the Obligations.

3.2.4. Representations and Warranties. The representations and warranties of the Company set forth in this Agreement and in the other Financing Documents shall be true and correct in all material respects on and as of each Advance Date (except for representations and warranties expressly made as of a specified date, which shall be true and correct in all material respects as of such date); provided that the Company shall be permitted to update such representations and warranties with respect to any Advance made under this Credit Agreement, after the initial Advance, to the extent such update has been disclosed in writing by the Company to the Administrative Agent and the Administrative Lender and approved in writing by the Required Lenders.

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3.2.5. Receipt Permitted by Applicable Law, etc. On the Closing Date, (a) the Lenders’ receipt of the Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which the Lenders are subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any Applicable Law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System), and (iii) not subject the Lenders to any tax, penalty or liability under or pursuant to any Applicable Law or regulation, which law or regulation was not in effect on the date hereof, and (b) no litigation by or against Raser, the Company or any of their respective Affiliates shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Advance or the consummation of the transactions contemplated by any Financing Document.

3.2.6. Default. At the time of and immediately after giving effect to the funding of the Advance, no Credit Agreement Default shall have occurred and be continuing.

3.2.7. Advance Request. At least five (5) Business Days before the funding date for such Advance, the Administrative Agent shall have received a duly completed Advance Request.

3.2.8. Material Adverse Effect. At the time of and immediately after giving effect to the funding of the Advance, no event, development or circumstance shall have occurred or shall then exist that (a) has resulted in, or could reasonably be expected to have, a Material Adverse Effect or (b) constitutes a material adverse change to the financial condition, business, properties, prospects or operations of any Material Project Party since the date of this Agreement which could reasonably be expected to adversely affect the performance of such Material Project Party under any Operative Document.

3.2.9. Proceedings and Documents. All corporate, limited liability company, partnership, limited partnership and other organizational proceedings of the Company and the other Raser Entities in connection with the transactions contemplated by this Agreement and the other Financing Documents and all documents and instruments incident to all such transactions shall be reasonably satisfactory to the Administrative Lender, and the Administrative Lender shall have received all such counterpart originals or certified or other copies of such documents as the Lenders may request (such request to be made through the Administrative Lender or the Administrative Agent).

3.2.10. Work and Liens. All work that has been done on the Project has been done in a good and workmanlike manner and in accordance with the EPC Agreement and there has not been filed with or served on or with respect to the Company or the Project notice of any Lien, claim of Lien or attachment upon or claim affecting the right to receive payment of any of the moneys payable to any of the Persons named on such request which has not been released, other than Permitted Liens. To the extent required under the EPC Agreement, the Company shall have delivered to the Collateral Agent duly executed acknowledgments of payments and releases of mechanics’ and materialmen’s liens, in form satisfactory to the Collateral Agent, from the Contractor and all other contractors, subcontractors and materialmen, for all work,

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services and materials, including equipment or fixtures of any kind, previously performed or furnished for the Project.

3.2.11. Insurance Matters. If at the time of making the Advance a Casualty Event shall have occurred with respect to the Project, the Agents shall have received insurance proceeds or money or other assurances reasonably satisfactory to the Administrative Lender, the Insurance Consultant and the Independent Engineer to assure restoration and the achievement of Facility Substantial Completion before the Guaranteed Final Completion Date.

The submission by the Company to the Administrative Agent of each Advance Request shall be deemed to be a representation and warranty by the Company as of the date thereof that: (i) the representations and warranties of the Company set forth in this Agreement and in the other Financing Documents shall be true and correct in all material respects as of the date of such request (except for representations and warranties expressly made as of a specified date, which shall be true and correct in all material respects as of such date); (ii) no Credit Agreement Default has occurred and is continuing, (iii) all of the Financing Documents and Operative Documents are in full force and effect, and (iv) no event, development or circumstance shall have occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect. The making of any Advance hereunder shall not be deemed an approval or acceptance by any Agent or Lender of any work, labor, supplies, materials or equipment furnished or supplied with respect to the Project.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Lenders and the Administrative Agent that:

Section 4.1. Organization; Powers. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority, and has all material Government Approvals necessary to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 4.2. Authority; Enforceability. The Transactions are within the Company’s limited liability company powers and have been duly authorized by all necessary limited liability company action and, if required, member action (including, without limitation, any action required to be taken by any class of members of the Company or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Financing Document to which the Company is a party and Operative Document to which the Company is a party has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity and public policy, regardless of whether considered in a proceeding in equity or at law.

Section 4.3. Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or

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any other third Person (including members, partners directors or stockholders, whether interested or disinterested, of the Company or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Financing Document, Operative Document or the consummation of the Transactions contemplated thereby, except (i) such as have been obtained or made and are in full force and effect, are not yet required to be obtained or could not reasonably be expected to have a Material Adverse Effect, and (ii) the recording and filing of the Security Instruments as required to perfect the Collateral Agent’s Liens; (b) will not violate any Applicable Law or regulation or the Organizational Documents of the Company or any order of any Governmental Authority; (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or its Properties, or give rise to a right thereunder to require any payment to be made by the Company; and (d) will not result in the creation or imposition of any Lien on any Property of the Company (other than the Liens created by the Financing Documents).

Section 4.4. Financial Condition; No Material Adverse Effect.

4.4.1. The financial statements for the Company which have been delivered pursuant to either Section 3.1.10 or Section 5.1 (a) are in accordance with the books and records of the Company, which have been maintained in such manner as to permit the preparation of financial statements in accordance with GAAP; (b) have been prepared in conformity with GAAP, subject in the case of unaudited financial statements only to year-end adjustments and the absence of footnote disclosures; and (c) fairly present in all material respects the financial condition and results of operation of the Company as of the date thereof and for the period covered thereby.

4.4.2. The Company has no material obligations or liabilities that are not reflected in the financial statements that have been delivered to the Lenders.

4.4.3. Since December 31, 2007, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

4.4.4. The Company has not on the date hereof and on the date of each of the Advances incurred any Debt or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitment, except as permitted by Section 6.1.

Section 4.5. Litigation and other Governmental Proceedings. Except as set forth on Schedule 4.5, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the best knowledge of the Company, threatened against or affecting the Company (a) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (b) that involve any Financing Document, Operative Document or the Transactions. To the best knowledge of the Company, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending or threatened against or affecting any Project Party that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

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Section 4.6. Environmental Matters.

4.6.1. The Company and its Subsidiaries comply and at all times have complied with all Environmental Laws applicable to the operations associated with its business, each of its owned or leased real properties, and each of the real properties formerly owned, operated and/or leased by it (each a “Former Real Property”);

4.6.2. The Company has obtained or has taken appropriate steps to obtain all environmental, health and safety permits, consents, licenses and other authorizations necessary for the operation of its respective businesses and the ownership and/or operation of each real property leased, owned or operated by it as are required by Environmental Laws (collectively, “EHS Permits”), all EHS Permits are in good standing, and the Company and its Subsidiaries are currently and have at all times been in compliance with all terms and conditions of EHS Permits. No material change in the facts or circumstances reported or assumed in the applications for or the granting of the EHS Permits exists. There are no proceedings pending or, to the knowledge of the Company, threatened in writing which would jeopardize the validity of any of the EHS Permits;

4.6.3. The Company is not subject to any pending investigation or, to the knowledge of the Company, any investigation threatened in writing, or any judicial or administrative proceeding, notice, order, judgment, decree or settlement, alleging or addressing in connection with the Company’s operations, its business, its real property or Former Real Property, (a) any violation of any Environmental Laws, (b) any Remedial Work, (c) any liabilities and costs arising from a Release or threatened Release at its real property, Former Real Property or any other location, or (d) any liabilities and costs for personal injury or threatened personal injury related to exposure to Hazardous Materials, or injury or threatened injury to property or natural resources related to the Release or disposal of Hazardous Materials;

4.6.4. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other Person (provided that with respect to such other person the Company has received written notice) has ever caused or allowed any Hazardous Material to be constructed, deposited, Released, stored, or disposed onto or underneath any real property owned, leased or operated by the Company, or Former Real Property in violation of any applicable Environmental Laws or in a manner that could give rise to any remedial or corrective action by the Company or its Subsidiaries pursuant to applicable Environmental Laws; and

Section 4.7. Compliance with Laws and Agreements; Permits; No Credit Agreement Defaults.

4.7.1. The Company is in compliance with all Applicable Law applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business other than where non-compliance or non-possession could not reasonably be expected to have a Material Adverse Effect.

4.7.2. There are no permits under existing law as the Project is currently designed that are or will become Governmental Approvals other than the permits described in

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Schedule 4.7. Each permit described in Schedule 4.7 is either (a) in full force and effect and is not subject to any appeals or further proceedings or to any unsatisfied condition that may allow material modification or revocation, in the case of those permits listed in Part I of Schedule 4.7 or (b) of a type that is routinely granted on application and that would not normally be obtained before the commencement of a construction or reconstruction in the case of those Permits listed in Part II of Schedule 4.7. The Company has no reason to believe that any material permit so indicated on Part II of Schedule 4.7 will not be obtained before or at the time it becomes a Governmental Approval.

4.7.3. Each of the Project Parties possesses all licenses, permits, franchise, patents, copyrights, trademarks and trade names, or rights thereto necessary to perform its duties under the Operative Documents to which it is a party and such Project Party is not in violation of any valid rights of others with respect to any of the foregoing; provided that this representation shall be to the knowledge of the Company for all Project Parties other than the Company and the Raser Entities.

4.7.4. The Company is not in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Company to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Company or any of its Properties is bound, except where, in each case, such default or event or circumstance, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.7.5. No Credit Agreement Default or Credit Agreement Event of Default has occurred and is continuing.

Section 4.8. Investment Company Act. The Company is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 4.9. Taxes. The Company has timely filed or caused to be filed all Tax returns, reports, certifications and disclosures required to have been filed by it and all such filings are complete and accurate in all respects and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Company has set aside on its books adequate reserves in accordance with GAAP. All other charges, accruals and reserves on the books of the Company in respect of Taxes are, in the reasonable opinion of the Company, adequate. No Liens for Taxes have been filed against the Company and, to the knowledge of the Company, no claim is being asserted with respect to any such Tax. No claim has been made against the Company by a tax authority in a jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxes in such jurisdiction.

Section 4.10. ERISA. The Company does not have and does not employ any employees and has no plans to hire or employ any employees. The Company has not and does not maintain any Plan.

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Section 4.11. Disclosure; No Material Misstatements. The Company has disclosed to each Lender all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished (other than financial projections and estimates) by or on behalf of the Company to any Lender or any of their Affiliates hereunder or under any other Financing Document (as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. The Company has prepared the Project Budget and Project Schedule and the Equity Base Case Model and has developed in good faith the assumptions, projections and estimates on which the Project Budget and Project Schedule and the Equity Base Case Model are based. The Project Budget and Project Schedule and the Equity Base Case Model (a) are, to the best of the Company’s knowledge as of the Effective Date and the date of each Advance, based on reasonable assumptions, (b) are consistent with the Operative Documents and (c) indicate that the estimated Project Costs will not exceed funds available to pay Project Costs. As of the date hereof and the date of each Advance, there are no material construction costs known to the Company that are not included in the Project Budget.

Section 4.12. Insurance. The Company has all insurance policies required under Section 5.12 hereof.

Section 4.13. Restrictions on Liens. The Company is not a party to any agreement or arrangement (other than Capital Leases creating Permitted Liens, but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which, in each case, either restricts or purports to restrict its ability to grant Liens to the Lenders on or in respect of its Properties to secure the Obligations and the Financing Documents.

Section 4.14. Equity Interests, etc. Set forth on Schedule 4.14 is a complete and accurate description of the authorized Equity Interests of the Company, by class, and, as of the Closing Date, a description of the number of shares, interests, units or other Equity Interests of each such class that are issued and outstanding and the record owner or holder thereof. Other than as described on Schedule 4.14, there are no subscriptions, options, warrants, or calls granted by the Company relating to any shares of any such Person’s Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. Except as otherwise set forth on Schedule 4.14, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests. All of the outstanding Equity Interests of the Company have been validly issued and are fully paid and non-assessable. The Company has no Subsidiaries.

Section 4.15. Location of Business and Offices. The Company’s jurisdiction of organization, its name as listed in the public records of its jurisdiction of organization and its organizational identification number for such jurisdiction is as set forth on Schedule 4.15 hereto (or, in each case, as set forth in a notice delivered to each Lender pursuant to Article XIV in accordance with Section 5.1.8. The Company’s principal place of business and chief executive offices are located

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at the address specified in Article XIV (or as set forth in a notice delivered pursuant to Article XIV and Section 5.1.8).

Section 4.16. Properties; Title, etc.

4.16.1. The Company has good, marketable and indefeasible title to the Project and all its Properties (including the Collateral), in each case, free and clear of all Liens except Permitted Liens.

4.16.2. All leases and agreements necessary for the conduct of the business of the Company are valid and subsisting, in full force and effect, and, to the Company’s knowledge, no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases exists.

4.16.3. The rights and Properties presently owned, leased or licensed by the Company including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Company to conduct its business in all material respects in the same manner as its business has been conducted prior to the date hereof and as contemplated to be conducted.

4.16.4. The Company owns, is licensed or otherwise has the right to use, all trademarks, tradenames, copyrights, patents and other Intellectual Property material to its business, and the use thereof by the Company does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company either owns or has valid licenses or other rights to use all technical information used in its businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business similar to that of the Company.

Section 4.17. Maintenance of Properties. As of the Closing Date, the Company represents and warrants that (a) the Properties of the Company have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Applicable Laws in all material respects and in conformity with the provisions of all contracts related to such Properties in all material respects and (b) all Property owned in whole or in part by the Company that are necessary to conduct normal operations of the Company are being maintained in a state adequate to conduct such normal operations. As of any other date, the Company represents and warrants that the Company has complied with Section 5.9 in all respects.

Section 4.18. Access to Utilities, Roads, etc. All utility services necessary for the construction and the operation of the Project for its intended purposes are or, prior to Final Completion, will be available at the Facility Site. All roads necessary for the construction and full utilization of the Project for its intended purpose under the Operative Documents have either been completed or the necessary rights of way therefor have been acquired. All necessary easements, rights of way, agreements and other rights for the construction, interconnection and utilization of the interconnection lines have been acquired.

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Section 4.19. Use of Proceeds.

4.19.1. The Company shall use the proceeds of the Advances solely to pay Project Costs and Debt Service.

4.19.2. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of the Advances will be used, directly or indirectly, by the Company for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of the Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of the Board (12 CFR 220). Margin stock does not constitute any of the value of the consolidated assets of the Company and the Company does not have any present intention that margin stock will constitute any of the value of such assets. As used in this Section 4.19.2, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 4.20. Solvency. After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Company, taken as a whole, will exceed the aggregate Debt of the Company on a consolidated basis, as the Debt becomes absolute and matures, (b) the Company will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by the Company and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures, and (c) the Company will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 4.21. Labor Matters. No labor dispute with the employees of the Company exists or, to the knowledge of the Company, is imminent.

Section 4.22. Operative Documents. The Company has delivered true, correct and complete copies of all Operative Documents to the Administrative Agent. To the Company’s knowledge, as of the Closing Date, the representations and warranties of the other Project Parties contained in the Operative Documents are true, correct and complete in all material respects. Other than those that can be reasonably expected to be commercially available when and as required, the services to be performed, the materials to be supplied and the real property interests, and other rights granted pursuant to the Operative Documents (a) comprise all of the property interests necessary to secure any right material to the acquisition, leasing, development, construction, installation, completion, operation and maintenance of the Project in accordance with all Applicable Law, all without reference to any propriety information not owned by the Company or available to the Company under the Operative Documents, (b) are sufficient to enable the Project to be located, constructed and operated on the Facility Site, and (c) provide adequate ingress and egress for any reasonable purpose in connection with the construction and operation

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of the Project under the Operative Documents. There are no material services, materials or rights required for the construction or operation of the Project other than those held by the Company available under the Operative Documents.

Section 4.23. Foreign Asset Control Regulations, etc.

4.23.1. The Company’s use of the proceeds of the Advances will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

4.23.2. The Company (a) is not a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order, or (b) does not engage in any dealings or transactions with any such Person. The Company is in compliance, in all material respects, with the USA Patriot Act.

4.23.3. No part of the proceeds of the Advances will be used, directly or indirectly, by the Company for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

ARTICLE V.

AFFIRMATIVE COVENANTS

Until the Obligations have expired or been terminated and the principal of and accrued interest with respect to the Obligations and all fees payable hereunder and all other amounts payable under the Financing Documents shall have been paid in full, the Company covenants and agrees with the Lenders that:

Section 5.1. Financial Statements; Other Reporting and Information Requirements. The Company will furnish (or cause to be furnished) to the Administrative Agent (except as otherwise specified herein):

5.1.1. Annual Financial Statements. As soon as available, but in any event in accordance with then Applicable Law and not later than one hundred twenty (120) days after the end of each fiscal year of the Company, commencing with the fiscal year ending December 31, 2008, the Company’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form, the figures for the previous fiscal year, all reported on by Hein & Associates LLP or other independent public accountants of recognized national or regional standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company on a consolidated basis in accordance with GAAP consistently applied.

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5.1.2. Quarterly Financial Statements. As soon as available, but in any event in accordance with then Applicable Law and not later than sixty (60) days after the end of each of the first three Fiscal Quarters of each fiscal year of the Company, the Company’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and for the relevant Annual Operating Plan and Budget, all certified by one of the Company’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

5.1.3. Quarterly and Annual Compliance Certificate. Concurrently with any delivery of financial statements under Section 5.1.1 or Section 5.1.2, a Compliance Certificate executed by a Financial Officer of the Company.

5.1.4. Monthly Reporting. As soon as available, but in any event not later than thirty (30) days after the last day of each of month:

5.1.4.1. [RESERVED]

5.1.4.2. Before each of the Facility Substantial Completion Date and the Final Completion Date, a report in respect of such month executed by a Responsible Officer of the Company setting out in reasonable detail progress made against the schedule set forth in the Project Budget and Project Schedule, the reason for any material delays or cost overruns, and expenditure against the Project Budget and Project Schedule, together with an explanation for any material deviations therefrom.

5.1.4.3. (i) By no later than thirty (30) days after the end of each month after the Final Completion Date, (A) a report documenting the operation and maintenance of the Project and the operating performance data of the Project for such month with a comparison to the comparable period during the previous year, pursuant to the terms of the O&M Agreement and (B) an income statement of the Company on a consolidated basis in accordance with GAAP, consistently applied, and (ii) by no later than sixty (60) days after the end of each Operating Year, an annual report, pursuant to the terms of the O&M Agreement. The Company will revise such reports to include additional information that the Administrative Agent or Administrative Lender reasonably requests.

5.1.5. Quarterly Disbursement Request. Not less than five (5) Business Days before each Quarterly Transfer Date, the Company shall deliver to the Administrative Agent a Quarterly Disbursement Request for the applicable quarterly transfers to be made under the Account and Security Agreement; provided that the Company shall deliver concurrently to the Administrative Agent and Administrative Lender any Quarterly Disbursement Request for any quarter in which an Ordinary Cash Trap Period (as determined by the Company in such Quarterly Disbursement Request) has been triggered and the Administrative Lender shall promptly notify each Lender of such occurrence.

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5.1.6. Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Company by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company, and a copy of any response by the Company, or the governing body of the Company, to such letter or report.

5.1.7. Notice of Casualty Events or Other Mandatory Prepayment Events. Prompt written notice to the Administrative Agent, and in any event within three (3) Business Days, after the occurrence of (a) any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event, or (b) any other event that gives rise to mandatory prepayment obligations under Section 2.6.

5.1.8. Information Regarding the Company. Prompt written notice (and in any event within thirty (30) days prior thereto) to the Administrative Agent and Collateral Agent of any change (a) in the Company’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (b) in the location of the Company’s chief executive office or principal place of business, (c) in the Company’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (d) in the Company’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (e) in the Company’s federal taxpayer identification number.

5.1.9. Organizational Documents and Operative Documents. Promptly, but in any event within five (5) Business Days after the execution thereof, deliver to the Administrative Lender, Administrative Agent and Collateral Agent copies of any Additional Operative Document or any amendment, modification or supplement to any Additional Operative Document, Organizational Document of the Company or Operative Document.

5.1.10. Other Information. Promptly upon the request of the Administrative Agent or the Administrative Lender, such other documents or information related to (a) the Company’s performance, financial or otherwise, or (b) the Project’s performance as the Administrative Lender shall reasonably request.

5.1.11. Update of Representations and Warranties. On each of (a) the date of delivery of the monthly financial statements pursuant to Section 5.1.4.3 prior to the Final Completion Date, (b) the Facility Substantial Completion Date, and (c) six months after the Final Completion Date, in addition to any other requirements under the Financing Documents, the Company shall be deemed to represent and warrant as of such date that: (i) the representations and warranties of the Company set forth in this Agreement and in the other Financing Documents shall be true and correct in all material respects as of the date of such submission or delivery (except for representations and warranties expressly made as of a specified date, which shall be true and correct in all material respects as of such date); in each case as updated after the date of the initial Advance and disclosed by the Company to the Administrative Agent and the Administrative Lender in writing and approved in writing by the Required Lenders; (ii) no Credit Agreement Default has occurred and is continuing, (iii) all of the Financing Documents and Operative Documents are in full force and effect, and (iv) no event, development or circumstance shall have occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

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Section 5.2. Debt Service Coverage Ratio and Project Capacity Factor Calculations.

5.2.1. The Company shall calculate and deliver to the Administrative Lender in the Quarterly Disbursement Request that corresponds with each Quarterly Transfer Date, the calculation of the Historical DSCR and the Projected DSCR. The Administrative Lender may notify the Company in writing of any suggested corrections, changes or adjustments which should be made to such DSCR calculations. The Company shall incorporate all such corrections, changes or adjustments as the Administrative Lender reasonably deems appropriate and consistent with the terms of this Agreement. The Administrative Lender’s reasonable determinations with respect to these matters shall be final and binding on the Company absent manifest error.

5.2.2. The Historical DSCR for any measurement period shall not be below the Minimum DSCR; provided, however, that solely for the purpose of compliance with this Section 5.2.2, Raser may elect to make an equity contribution to the Company by depositing such equity contribution in the Revenue Account on or before such Quarterly Transfer Date and treat the net proceeds of such equity contribution as Gross Project Revenue received by the Company prior to the last day of the full Fiscal Quarter immediately preceding such Quarterly Transfer Date for purposes of calculating the Historical DSCR and if, after giving effect thereto, the Company shall be in compliance with this Section 5.2.2, the Company shall be deemed to have satisfied the requirements of this Section 5.2.2 as of the relevant dates of determination with the same effect as though no failure to comply with this Section 5.2.2 during such dates had occurred, and the applicable breach or default of Section 7.3.1 which had occurred shall be deemed cured for all purposes of this Agreement; provided, further, that notwithstanding anything herein to the contrary, in no event shall the Company be entitled to avail itself of the preceding proviso on more than three (3) occasions in the aggregate during the term of this Agreement, (a) more than twice during any period of eight (8) consecutive fiscal quarters, or (b) in consecutive fiscal quarters. The Company’s cure right outlined above is only applicable to cure compliance with the requirements of this Section 5.2.2 and shall not be deemed Gross Project Revenue for any other purpose, including, but not limited to, calculation of the Historical DSCR in the Distribution Conditions.

Section 5.3. Notice of Material Events. The Company will deliver to the Administrative Agent and Administrative Lender written notice promptly (but in any event within five (5) Business Days) after the occurrence of any of the following:

5.3.1. the occurrence of any Credit Agreement Default or Credit Agreement Event of Default;

5.3.2. the occurrence of any default or event of default under any loan, security purchase, financing, intercreditor or other agreement entered into in respect of any Debt in excess of $100,000 of the Company;

5.3.3. the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding,

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investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case could reasonably be expected to result in liability in excess of $1,000,000;

5.3.4. the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company in an aggregate amount exceeding $1,000,000;

5.3.5. any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

5.3.6. the Contractor asserts in writing that the Facility Substantial Completion Date or the Final Completion Date have occurred under the EPC Agreement or that the Facility Substantial Completion Date or Final Completion Date will be delayed beyond the date contemplated in the EPC Agreement;

5.3.7. the Facility Substantial Completion Date; and

5.3.8. the Final Completion Date.

Each notice delivered under this Section 5.3 shall be accompanied by a statement of a Responsible Officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.4. Existence; Conduct of Business. The Company will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the material rights, licenses, permits, consents, privileges and franchises material to the conduct of its business and maintain its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties requires such qualification when the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

Section 5.5. Operative Documents. The Company will (a) observe and perform in all material respects all of the terms, covenants, conditions and provisions of the Operative Documents to be observed and performed by it, (b) not do, permit or refrain from doing anything that could reasonably be expected to result in a default under or breach by the Company of any of the terms of any Operative Document or give rise to a right by the counterparty to terminate or suspend such Operative Document, (c) give the Administrative Agent prompt written notice of any material breach of any obligation, or any default, by the Company, or the knowledge of by the Company of any other party, under any Operative Document, and deliver to the Administrative Agent a copy of each notice of default, and (d) promptly enforce against the relevant counterparty each material term, covenant, condition and provision of such Operative Document in accordance with its terms.

Section 5.6. Payment of Obligations. The Company will pay its obligations, including Tax liabilities of the Company before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be

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expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Company.

Section 5.7. Performance of Obligations under Financing Documents. The Company will pay the Obligations, and the Company will do and perform every act and discharge all of the obligations to be performed and discharged by it under the Financing Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 5.8. Project Construction. The Company will cause the Project to be constructed and completed substantially in accordance with the terms of the EPC Agreement.

Section 5.9. Operation and Maintenance of Properties. The Company, at its own expense, shall:

5.9.1. maintain and operate all Property material to the conduct of its business or cause such Properties to be maintained and operated in a prudent and efficient manner in accordance with the practices of the industry (including Prudent Practices, where applicable) and in compliance in all material respects with all applicable contracts and agreements and in compliance in all material respects with all Applicable Laws, including, without limitation, applicable pro ration requirements and Environmental Laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the business of the Company.

5.9.2. keep and maintain or cause to be kept and maintained all Property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its other material Properties, including, without limitation, all equipment, machinery and facilities.

5.9.3. maintain or cause to be kept and maintained an adequate supply of spare parts and maintenance equipment as required to maintain the Project in accordance with Prudent Practices.

Section 5.10. QF Status. The Project is a Qualifying Facility eligible for the exemptions set forth in 18 C.F.R. Part 292, Subpart F and the Company has filed a valid certification with FERC that the Project is a Qualifying Facility. The Company will take or cause to be taken all necessary or appropriate actions so that on and after the first date of delivery of electrical energy to any other Person, the Project is, and will at all times while any Obligations remain outstanding maintain its status as, a Qualifying Facility eligible for the exemptions set forth in 18 C.F.R. Part 292, Subpart F, unless a Change in Law would cause the Project to lose its status as a Qualifying Facility without resulting in a Material Adverse Effect and the Company is not able to requalify the Project as a Qualifying Facility.

Section 5.11. Annual Operating Plan and Budget. Not later than ten (10) days prior to the commencement of any Operating Year, the Company shall deliver to the Administrative Agent and the Administrative Lender an Annual Operating Plan and Budget as prepared in accordance with the O&M Agreement and such Annual Operating Plan and Budget shall have been approved (such approval not to be unreasonably withheld, conditioned, or delayed) by the Administrative Lender, in consultation with the Independent Engineer.

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Section 5.12. Insurance. The Company will have all insurance policies sufficient for the compliance by it with all material Applicable Laws and all material agreements, but in no event less than the limits and coverage provisions set forth in Schedule 5.12 hereto unless otherwise waived by the Required Lenders on the advice of the Insurance Consultant. The Company shall ensure that the Agents and the Lenders are listed as additional insureds on all liability policies except workers compensation and professional liability and are listed as additional insureds and that the Collateral Agent is endorsed as first loss payee on the Builders Risk and Transit policy and sole loss payee on the Delay in Start Up during construction and then as sole loss payee under the operational first party insurance policies (including without limitation Property All Risk and Business Interruption procured in connection with the Project). In addition, the Company shall ensure that each policy of insurance required hereunder and all endorsements to such policies shall require the insurer to give not less than thirty (30) days prior written notice to the Administrative Agent and Collateral Agent, on behalf of each Lender, in the event of cancellation, non-renewal or material alteration of the policy for any reason. On an annual basis and not more than 10 Business Days following each policy’s anniversary, the Company shall furnish the Administrative Agent and Collateral Agent with a reasonably detailed certification of all required insurance held by the Company. Such certification shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself.

Section 5.13. Books and Records; Inspection Rights. The Company will keep proper books of record and account in accordance with generally accepted accounting practices. The Company will permit a representative designated by the Administrative Lender, the Agents or the Required Lenders, upon at least five (5) Business Day’ prior written notice (made through the Administrative Lender) prior to the occurrence and continuance of a Credit Agreement Event of Default, full and free access during normal business hours to all the books, correspondence and records of the Company, and the Administrative Lender, the Agents, the Required Lenders or their representatives may examine the same, take extracts therefrom and make photocopies thereof (subject to confidentiality requirements as provided herein), and the Company agrees to render to the Administrative Lender, the Agents or the Required Lenders or their designated representatives such clerical and other assistance as may be reasonably requested with regard thereto. The representative designated by the Agents, Administrative Lender or the Required Lenders (which may include one or more Lenders) shall at all reasonable times and upon not less than five (5) Business Days’ prior written notice (made through the Administrative Lender) prior to the occurrence and continuance of a Credit Agreement Event of Default also have the right to enter any premises of the Company and inspect any Property of the Company and to discuss its affairs, finances and conditions with its officers and independent accountants; provided that any such inspections shall only be conducted no more than two times per year prior to the occurrence and continuance of a Credit Agreement Event of Default.

Section 5.14. Compliance with Laws. The Company will comply with all Applicable Laws (including ERISA, USA Patriot Act, and Environmental Laws) in all material respects.

Section 5.15. Environmental Matters.

5.15.1. The Company shall at its sole expense: (a) comply, and shall cause its Properties and operations to comply, with all applicable Environmental Laws, (b) not dispose of

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or otherwise Release any Hazardous Material on, under, about or emanating from any of the Company’s Properties or any other Property to the extent caused by the Company’s operations except in compliance with applicable Environmental Laws; (c) timely obtain or file all notices, permits, or other authorizations and associated renewals, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Company’s Properties, (d) promptly commence and diligently prosecute to completion any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required by any Governmental Authority to be performed by the Company under applicable Environmental Laws in connection with any Property of the Company; and (e) establish and implement such procedures as may be necessary to continuously determine and assure that the Company’s obligations under this Section 5.15.1 are timely and fully satisfied.

5.15.2. The Company will promptly, but in no event later than five (5) Business Days after the occurrence of a triggering event, notify the Administrative Agent and the Administrative Lender in writing of any threatened action, investigation or inquiry made in writing by any Governmental Authority or any threatened demand or lawsuit made in writing by any landowner or other third party against the Company or their respective applicable Properties, in each case of which the Company has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Company reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $250,000.

Section 5.16. ERISA Compliance. The Company will promptly furnish and will cause any ERISA Affiliate to promptly furnish to each Lender (a) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (b) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, in each case, such as is reasonably likely to result in a material liability to the Company, a written notice specifying the nature thereof, what action the Company or such ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (c) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Company will, and will cause each ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsection (c) thereof) and of section 302 of ERISA (determined without regard to subsection (c) thereof), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 5.17. Senior Status. The Company shall ensure that the Obligations shall be senior to all of the other Debt of the Company, other than in respect of Debt permitted by the terms hereof to be senior or pari passu with to the Obligations.

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Section 5.18. Further Assurances.

5.18.1. The Company at its sole expense will promptly execute and deliver to the Agents all such other documents, agreements, Financing Statements, continuation statements and amendments thereto, and instruments reasonably requested by the Agents to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Company, as the case may be, in the Financing Documents or to further evidence and more fully describe the Collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be required by law or reasonably necessary or appropriate, in the sole discretion of the Agents, in connection therewith.

5.18.2. The Company hereby authorizes the Agents to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral covered by the Security Instruments without the signature of the Company where permitted by law; provided, however, that the Company shall always have the primary obligation to make such filings. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering such Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 5.19. Completion; Performance Tests. The Company shall deliver to the Administrative Agent and the Administrative Lender copies of (a) each of the notices required to be delivered by the Company under the EPC Agreement and (b) each of the notices delivered to the Company under the EPC Agreement.

ARTICLE VI.

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on the Obligations and all fees payable hereunder and all other amounts payable under the Financing Documents have been paid in full, the Company covenants and agrees with the Lenders and the Agents that:

Section 6.1. Debt. The Company will not incur, create, assume or suffer to exist any Debt, except:

6.1.1. The Obligations.

6.1.2. Accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the due date of invoice or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

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6.1.3. Debt associated with bonds or surety obligations required by Applicable Laws or Operative Documents in connection with the operation of the Properties of the Company in an aggregate amount not to exceed $100,000.

6.1.4. Endorsements of negotiable instruments for collection in the ordinary course of business.

6.1.5. Debt expressly permitted by the Annual Operating Plan and Budget.

6.1.6. [RESERVED]

6.1.7. Unsecured intercompany Debt plus any Capital Leases not to exceed $250,000 (in the aggregate) which, in the case of the intercompany Debt, has been subordinated to the Obligations in form and substance satisfactory to the Administrative Lender.

Section 6.2. Liens. The Company will not create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

6.2.1. Liens securing the payment of the Obligations arising under the Financing Documents; and

6.2.2. Excepted Liens.

The Liens permitted under this Section 6.2 shall be referred to herein as the “Permitted Liens.”

Section 6.3. Restricted Payments, etc. The Company will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock) to the holders of such existing Equity Interests, (b) the Company may make payments from the Distribution Account if no Credit Agreement Default or Credit Agreement Event of Default is continuing and the Distribution Conditions have been satisfied, (c) the Company may pay the Management Fee payable under the LLC Operating Agreement if no Credit Agreement Default or Credit Agreement Event of Default is continuing, and (d) the Company may make payments as provided in the Account and Security Agreement.

Section 6.4. Investments, Loans and Advances. The Company will not make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

6.4.1. accounts receivable arising in the ordinary course of business;

6.4.2. Cash Equivalent Investments; and

6.4.3. advances of expenses to employees in the ordinary course of business not to exceed $100,000 in the aggregate outstanding at any time.

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Section 6.5. Nature of Business. The Company will not engage in any business other than the development, construction, ownership, operation and maintenance of the Project.

Section 6.6. Receivables. The Company will not amend, modify, terminate or waive any provision of any (a) Receivable in any manner which could reasonably be expected to have a Material Adverse Effect without the consent of the Required Lenders, or (b) Material Receivable in any manner which could reasonably be expected to have a material adverse effect on the value of such Material Receivable without the consent of the Administrative Lender. Following and during the continuance of a Credit Agreement Event of Default, the Company will not (w) grant any extension or renewal of the time of payment of any Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof or (z) allow any credit or discount thereon, in each case without the consent of the Required Lenders.

Section 6.7. Prepayments. The Company will not:

6.7.1. optionally prepay, redeem, defease, purchase, or otherwise acquire any Debt of the Company, other than the Obligations in accordance with this Agreement; or

6.7.2. make any payment on account of Debt that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions.

Section 6.8. Proceeds of the Advances. The Company will not permit the proceeds of the Advances to be used for any purpose other than those permitted by Section 4.19. Neither the Company nor any Person acting on behalf of the Company has taken or will take any action which might cause any of the Financing Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Article VII of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Lender, the Company will furnish to each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 6.9. ERISA Compliance. The Company will not, at any time, where, singly or cumulatively, the following event or events could reasonably be expected to result in a Material Adverse Effect:

6.9.1. Engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Company or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

6.9.2. Terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Company or any ERISA Affiliate to the PBGC.

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6.9.3. Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or Applicable Laws, the Company or any ERISA Affiliate is required to pay as contributions thereto.

6.9.4. Permit to exist, or allow any ERISA Affiliate to permit to exist, whether or not waived, with respect to any Plan, any shortfall in the Minimum Funding Standard requirements within the meaning of section 302 of ERISA or section 412 of the Code.

6.9.5. Permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Company or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

6.9.6. Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan.

6.9.7. Acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Company or with respect to any ERISA Affiliate of the Company if such Person sponsors, maintains or contributes to, or at any time in the six year period preceding such acquisition has sponsored, maintained, or contributed to (a) any Multiemployer Plan, or (b) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.

6.9.8. Incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.

6.9.9. Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability other than health plan continuation coverage required by federal, state or local law.

Section 6.10. Mergers, etc. The Company will not merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or any substantial portion of its Property to any other Person (whether now owned or hereafter acquired), or liquidate or dissolve.

Section 6.11. [RESERVED].

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Section 6.12. Terrorism Sanctions Regulations. The Company will not become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or knowingly engage in any dealings or transactions with any such Person.

Section 6.13. Negative Pledge Agreements. The Company will not create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement or the Security Instruments or with respect to Permitted Liens) which in any way prohibits or restricts (a) the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Lenders, or which requires the consent of or notice to other Persons in connection therewith, (b) the entry into Operative Documents, Additional Operative Documents, the Financing Documents or the amendment or waiver of any of the foregoing, (c) the sale or transfer of any of its Property, (d) the incurrence of Debt or the amendment or waiver thereof, or (e) the declaration or making of any Restricted Payment.

Section 6.14. Transactions with Affiliates. Except for the Operative Documents or as disclosed on Schedule 6.14, the Company will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 6.15. [RESERVED].

Section 6.16. Amendment, etc. of Operative Documents. Except as permitted by Section 6.6, the Company will not suspend, cancel or terminate any Operative Document or consent to or accept any cancellation, suspension or termination thereof, amend, modify or change in any manner any term or condition of an Operative Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of an Operative Document or in connection with an Operative Document, sell, assign or otherwise dispose of (by operation of law or otherwise) any of its interests under the Operative Documents or initiate any legal or arbitral proceedings in respect of any of the Operative Documents without the approval of the Required Lenders, such approval not to be unreasonably withheld, conditioned or delayed. The Company shall not enter into any Additional Operative Document without the approval of the Administrative Lender, such approval not to be unreasonably withheld, conditioned or delayed.

Section 6.17. Amendment of Organizational Documents. The Company will not, without the prior written consent of the Administrative Lender, amend, modify or otherwise change its Organizational Documents, as applicable, including, without limitation, entering into any new agreement with respect to any of its Equity Interests, except for amendments, modifications or other changes that do not affect the rights and privileges of the Company and do not affect the ability of the Company to amend, modify, renew or supplement the terms of this Agreement or any of the other Financing Documents, or otherwise affect the interests of the Agents and so long as at the time of any such amendment, modification or change, no Credit Agreement Event of Default shall exist or have occurred and be continuing.

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Section 6.18. Foreign Assets Control Regulations, etc.

6.18.1. The Company’s use of the proceeds of the Advances will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

6.18.2. The Company shall not engage in any dealings or transactions with any such Person. The Company shall comply, in all material respects, with the USA Patriot Act.

6.18.3. No part of the proceeds of the Advances will be used, directly or indirectly, by the Company for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 6.19. No Employees. The Company will not, at any time, have, hire or employ any employees.

Section 6.20. Change of Control. The Company will not create, incur, assume or suffer to exist any material contract, agreement or understanding (other than this Agreement, the Security Instruments and the documents listed on Schedule 6.20) wherein a Change of Control of the Company will result in the right of the counterparty to amend, modify, terminate, accelerate or change the terms of such contract, agreement or understanding.

Section 6.21. Asset Dispositions. Other than as expressly provided for in Article XI of the Account and Security Agreement with respect to Released Assets, the Company will not directly or indirectly, sell, lease, convey, transfer, lease, assign or otherwise dispose of any Property, whether now owned or hereafter acquired, or enter into any agreement to do any of the foregoing, except for sales or other dispositions by the Company of surplus, damaged, worn or obsolete equipment in the ordinary course of its business; provided that, to the extent such equipment constituted Collateral, the net proceeds thereof shall be reinvested in Property owned (or to be owned) by the Company having a fair market value at least equal to the amount of such net proceeds and any Property purchased with such net proceeds shall be mortgaged or pledged, as the case may be, to the Collateral Agent, for the benefit of the Agents and the Lenders, in accordance with the Account and Security Agreement.

ARTICLE VII.

CREDIT AGREEMENT EVENTS OF DEFAULT

One or more of the following events shall constitute a “Credit Agreement Event of Default” hereunder:

Section 7.1. Failure to Make Payments.

7.1.1. The Company shall fail to pay any principal of any Advance when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

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7.1.2. The Company shall fail to pay any interest on any Obligation or any fee or any other amount (other than an amount referred to in Section 7.1.1) payable under any Financing Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days.

Section 7.2. Misstatements. Any representation or warranty made by or on behalf of the Company in or in connection with any Financing Document or any amendment or modification of any Financing Document or waiver under such Financing Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Financing Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made and is not capable of being corrected or, if capable of being corrected and if such correction is being sought diligently, such misrepresentation is not corrected within thirty (30) days after the Company becoming aware thereof.

Section 7.3. Breach of Terms of Agreement or Breach of other Financing Documents.

7.3.1. The Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2.2, Section 5.3, Section 5.5(c) and (d), Section 5.8, Section 5.11, Section 5.15.2, Section 5.17, Section 6.1, Section 6.2, Section 6.3, Section 6.4, Section 6.5, Section 6.6, Section 6.7, Section 6.8, Section 6.10, Section 6.12, Section 6.13, Section 6.14, Section 6.16, Section 6.17, or Section 6.20.

7.3.2. The Company shall fail to observe or perform any covenant, condition or agreement contained in (a) Section 5.2.1, and such failure, if capable of being remedied, shall continue unremedied for a period of three (3) Business Days or (b) in Section 5.4, or Section 5.5(a) and (b), and such failure, if capable of being remedied, shall continue unremedied for a period of fifteen (15) days after, in each case, the earlier to occur of (x) written notice thereof from any Lender to the Company or (y) a Responsible Officer of the Company otherwise becomes aware of such failure.

7.3.3. The Company shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 7.1.1, Section 7.1.2, Section 7.3.1, Section 7.3.2, or Section 7.4) or any other Financing Document, and such failure, if capable of being remedied, shall continue unremedied for a period of thirty (30) days after the earlier to occur of (a) written notice thereof from any Lender to the Company or (b) a Responsible Officer of the Company (i) with reasonable inquiry, should have become aware of such failure or (ii) otherwise becomes aware of such failure; provided, however, that if such failure cannot by its nature be cured within the thirty (30) day period or cannot after diligent attempts by the Company be cured within such thirty (30) day period, and such failure has not caused and could not reasonably be expected to cause a Material Adverse Effect during such period and is capable of being cured within a reasonable time, then the Company shall have an additional reasonable period (which shall not in any case exceed sixty (60) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed a Credit Agreement Event of Default unless during such period, the Company shall cease to be diligently pursuing such cure or such failure causes a Material Adverse Effect or could reasonably be expected to cause a Material Adverse Effect.

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Section 7.4. Financing Documents. (a) The Financing Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Company that is party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or (b) the Company or any of its Affiliates shall make a written statement to the effect of any matter described in clause (a).

Section 7.5. Material Indebtedness.

7.5.1. The Company shall fail to make any payment of an amount in excess of $100,000 (whether of principal or interest or other amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue beyond any applicable grace period.

7.5.2. Any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Company to make an offer in respect thereof.

Section 7.6. Bankruptcy; Insolvency.

7.6.1. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (a) liquidation, reorganization or other relief in respect of the Company or the Company’s debts, or of a substantial part of the Company’s assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of the Company’s assets, and, in any such case, such proceeding or petition shall continue undismissed for forty-five (45) days or an order or decree approving or ordering any of the foregoing shall be entered.

7.6.2. The Company shall (a) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.6.1, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of the Company’s assets, (d) file an answer admitting the material allegations of a petition filed against the Company in any such proceeding, (e) make a general assignment for the benefit of creditors, or (f) take any action for the purpose of effecting any of the foregoing.

7.6.3. The Company shall fail generally to pay its debts as they become due or shall admit in writing its inability to pay its debts generally as they become due.

7.6.4. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (a) liquidation, reorganization or other relief in respect of Anaheim

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or, prior to Final Completion, the Contractor (Anaheim and Contractor together referred to in this Section 7.6 as the “Subject”) or the Subject’s debts, or of a substantial part of the Subject’s assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Subject or for a substantial part of the Subject’s assets, and, in any such case, such proceeding or petition shall continue undismissed for forty-five (45) days or an order or decree approving or ordering any of the foregoing shall be entered.

7.6.5. The Subject shall (a) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.6.1, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Subject or for a substantial part of the Subject’s assets, (d) file an answer admitting the material allegations of a petition filed against the Subject in any such proceeding, (e) make a general assignment for the benefit of creditors, or (f) take any action for the purpose of effecting any of the foregoing.

Section 7.7. Judgments. (a) One or more judgments for the payment of money in an aggregate amount in excess of $250,000 for which the Company is not insured, or (b) one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in the case of the foregoing clauses (a) or (b), shall be rendered against the Company and the same shall remain undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company to enforce any such judgment which enforcement has not been effectively stayed.

Section 7.8. ERISA. An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company in an aggregate amount exceeding (a) $250,000 in any year or (b) $500,000 for all periods.

Section 7.9. [RESERVED]

Section 7.10. Loss of Qualifying Facility Status or Government Approvals. The revocation, termination, withdrawal of the Project’s status as a Qualifying Facility or any Governmental Approval required for the ownership, construction or operation of the Project, which revocation, termination or withdrawal is reasonably likely to result in a Material Adverse Effect.

Section 7.11. Facility Substantial Completion. The Facility Substantial Completion Date shall not have occurred before the Guaranteed Final Completion Date or as such date may be extended upon the occurrence of a Force Majeure Event in accordance with Article XI of the EPC Agreement.

Section 7.12. [RESERVED.]

Section 7.13. Default in Operative Documents. (a) Any Material Project Party or the Company shall default in the payment when due of any payment or payments payable pursuant to any

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Operative Document and such default shall continue unremedied for the cure period provided therein, if any, or (b) any Project Party or the Company shall default in the performance of any of its other obligations or any representation made in any Operative Document to which it is a party shall prove to have been inaccurate when made and such default or inaccuracy shall continue unremedied for the cure period as is provided, if any, in the Operative Document in question and such default or inaccuracy in the case of (a) and (b) above has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 7.14. Invalidity of Operative Documents. (a) Any Operative Document shall at any time for any reason cease to be valid and binding or in full force and effect or shall be impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder) or in the case of the O&M Agreement upon the termination for convenience of such agreement with the consent of the Required Lenders) and such impairment could reasonably be expected to result in a Material Adverse Effect with respect to the Company, (b) any Material Project Party shall be in default under any Operative Document or Consent(s) executed by it or (c) other than as provided for in clause (b) above, any shall be in default under any Operative Document or Consent and in the case of any such event set forth in clause (c), such event could reasonably be expected to result in a Material Adverse Effect; provided that no Event of Default shall have occurred pursuant to this Section 7.14 if (A) in the case of an impairment under clause (a) above, such impairment is capable of being remedied within the lesser of thirty (30) days and the cure period permitted under the applicable Operative Document with respect to such impairment and such impairment is cured within such time period, (B) in the case of an occurrence of an event under clause (b) or (c) above, such default is cured by the relevant Project Party within the lesser of thirty (30) days and the cure period permitted under the applicable Operative Document or Consent with respect to such default, or (C) in the case of an occurrence of any of the events set forth in clause (a), (b) or (c) above, the Company replaces the applicable Operative Document within forty-five (45) days with a new Operative Document or other arrangement reasonably satisfactory to the Required Lenders.

Section 7.15. Loss of Leasehold or Title. The loss of (a) a valid and indefeasible leasehold estate in the Facility Site, easements or fixtures, or (b) good title to other material Collateral.

Section 7.16. Event of Abandonment. An Event of Abandonment occurs.

ARTICLE VIII.

REMEDIES ON DEFAULT, ETC.

Section 8.1. Acceleration.

8.1.1. If a Credit Agreement Event of Default with respect to the Company described in Section 7.6.1, Section 7.6.2 or Section 7.6.3 has occurred, the Commitments shall immediately terminate, and all the Obligations then outstanding shall automatically become immediately due and payable.

8.1.2. If any other Credit Agreement Event of Default has occurred and is continuing, the Required Lenders may at any time, at their option, by written notice or notices to

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the Administrative Agent and the Company, terminate the Commitments and/or declare all the Obligations then outstanding to be immediately due and payable.

8.1.3. Upon any Obligations becoming due and payable under this Article VIII, whether automatically or by declaration, such Obligations will forthwith mature and the (a) aggregate outstanding principal amount of all Advances, plus (b) any interest accrued but unpaid hereunder, plus (c) the Make-Whole Amount in respect of all Obligations not previously prepaid, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

8.1.4. All proceeds received by the Agents or the Lenders from the Company or otherwise in respect of the Obligations after maturity of the Obligations, whether by acceleration or otherwise, shall be applied in accordance with the Account and Security Agreement:

Section 8.2. Other Remedies. If any Credit Agreement Event of Default has occurred and is continuing, and irrespective of whether any Obligations have become or have been declared immediately due and payable under Section 8.1 the Administrative Agent may proceed to protect and enforce its rights and the rights of the other Lenders by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 8.3. Rescission. At any time after any Obligations have been declared due and payable pursuant to Section 8.1.2, the Required Lenders, by written notice to the Administrative Agent and the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Obligations, all principal of any Obligations that is due and payable and is unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the extent permitted by Applicable Law) overdue interest in respect of the Obligations, at the Default Rate, (b) all Credit Agreement Events of Default and Credit Agreement Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Article XI, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Obligations. No rescission and annulment under this Section 8.3 will extend to or affect any subsequent Credit Agreement Event of Default or Default or impair any right consequent thereon.

Section 8.4. No Waivers or Election of Remedies, Expenses, etc. No course of dealing and no delay on the part of the Administrative Agent or any Lender in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Lender’s rights, powers or remedies. No right, power or remedy conferred by this Agreement upon the Administrative Agent or any Lender thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Article IX, the Company will pay to the Administrative Agent and each Lender on demand such further amount as shall be sufficient to cover all costs and expenses of such Lender incurred in any enforcement or collection under this

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Article VIII, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

ARTICLE IX.

EXPENSES, TAXES, ETC.

Section 9.1. Expenses; Indemnity; Damage Waiver.

9.1.1. Expenses. The Company shall reimburse each Agent for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ fees) paid or incurred by each Agent in connection with the preparation, negotiation, execution, delivery, distribution (including, without limitation, via the internet or through a service such as Intralinks), review, amendment, modification, and administration of the Financing Documents. The Company also agrees to reimburse each Agent and the Lenders for any costs and out-of-pocket expenses paid or incurred by each Agent or any Lender in connection with the collection and enforcement of the Financing Documents.

9.1.2. Indemnification. The Company hereby further agrees to indemnify each Agent, each Lender and Deutsche Bank Trust Company Americas in its capacity as Security Agent, Account Bank and Securities Intermediary, their respective Affiliates, and each of their directors, officers and employees and agents (collectively, the “Lender Indemnitees”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, reasonable attorneys fees and disbursements) which any of them pays or incurs arising out of or relating to: (a) this Agreement or the other Financing Documents or the transactions contemplated hereby, thereby or related hereto or thereto, including the application or proposed application of the proceeds hereunder, except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the party seeking indemnification, (but excluding any claim, action, proceeding or investigation brought directly by the Company or any of its Affiliates), (b) any Environmental Claim, and (c) reimbursement of each Lender Indemnitee on demand for all legal and other expenses incurred in connection with investigating or defending any of the foregoing; provided, however, that nothing contained in this Section 9.1.2 shall obligate the Company to protect, indemnify, defend or hold harmless any Lender Indemnitee against any claim to the extent arising out of the gross negligence, bad faith or willful misconduct of such Lender Indemnitee or between and among Lender Indemnitees. Upon receiving knowledge of any suit, claim or demand that an Agent or the Lenders believe is covered by this indemnity, such Agent or such Lender shall give the Company written notice of the matter and such Agent or such Lender may select its own counsel or request that the Company defend such suit, claim or demand, with legal counsel satisfactory to such Agent or such Lender as the case may be, at the Company’s sole cost and expense; provided, however, that such Agent or such Lender shall have the right to defend, at the Company’s sole cost and expense, any such matter that is in connection with a formal proceeding instituted against any business of an Agent or a Lender or its Affiliates by any Governmental Authority having authority to regulate or oversee such business; provided further, that if the Company accepts the defense, it shall be authorized to select its own counsel and, in which event, the Company shall not be obligated to pay any additional costs of such Agent’s or any Lender’s separate counsel, but the Company shall be required to coordinate with and keep such Agent, the Lenders, and/or

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their counsel informed as to the progress of the defense; provided that any settlement of any such suit, Claim, or demand shall not be entered into unless the Lender Indemnitees have been fully released therefrom or have otherwise consented to such settlement. Such Agent or such Lender may also require the Company to defend the matter. Any failure or delay of an Agent, any Lender or Deutsche Bank Trust Company Americas in its capacity as Security Agent, Account Bank or Securities Intermediary to notify the Company of any such suit, claim or demand shall not relieve the Company of its obligations under this Section 9.1.2 but shall reduce such obligations to the extent of any increase in those obligations caused solely by any such failure or delay which is unreasonable. The obligations of the Company under this Section 9.1.2 shall survive the payment and performance of the Obligations, the resignation or removal of the Administrative Agent and the termination of this Agreement. Notwithstanding the foregoing provisions, the Lender Indemnitees will be entitled to employ counsel separate from counsel for the Company and for any other party in such action if any such Lender Indemnitee reasonably determines that a conflict of interest or other reasonable basis exists which makes representation by counsel chosen by the Company not advisable, all at the Company’s expense; provided that the Company shall not be obligated to pay for more than one primary counsel and one local counsel for the Agents, the Lenders and Deutsche Bank Trust Company Americas in its capacity as Security Agent, Account Bank or Securities Intermediary respectively (separate from and in addition to the Company’s counsel) in connection with the same action.

9.1.3. To the extent permitted by Applicable Law, the Company shall not assert, and hereby waives, any claim against any Lender Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the Transactions, or the use of the proceeds thereof.

9.1.4. Notwithstanding the foregoing, the Company shall not be liable to the Lender Indemnitees for any special, indirect, consequential or punitive damages, except to the extent such special, indirect, consequential or punitive damages arise under a claim against a Lender Indemnitee for which such Lender Indemnitee is entitled to indemnification pursuant to Section 9.1.2, and except to the extent specifically provided for in the Financing Documents.

All amounts due under this Section 9.1 shall be payable not later than ten (10) days after written demand therefor.

Section 9.2. [RESERVED].

ARTICLE X.

SURVIVAL; REVIVAL; REINSTATEMENT; ENTIRE AGREEMENT

Section 10.1. Survival. All covenants, agreements, representations and warranties made by the Company herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Financing Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender may have had notice or knowledge of any Credit Agreement

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Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Obligation or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, or the termination of this Agreement, any other Financing Document or any provision hereof or thereof.

Section 10.2. Revival and Reinstatement. To the extent that any payments on the Obligations are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Financing Document shall continue in full force and effect. In such event, each Financing Document shall be automatically reinstated and the Company shall take such action as may be reasonably requested by any Lender to effect such reinstatement.

Section 10.3. Entire Agreement. THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

ARTICLE XI.

AMENDMENT AND WAIVER

Section 11.1. Waivers by the Company. Except as otherwise provided for in this Agreement, the other Financing Documents or by Applicable Law, the Company waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, and release at any time held by any Agent on which the Company may in any way be liable, and hereby ratifies and confirms whatever any Agent may do in this regard, (b) all rights to notice and a hearing prior to any Agent’s taking possession or control of, or to any Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing any Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

Section 11.2. Amendments; Waivers.

11.2.1. Subject to the provisions of this Article XI, no amendment, waiver or modification of any provision of this Agreement (including Schedule Z) or any other Financing Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders, the Agents and the Company. The waiver of any term, condition or provision hereof shall be limited to, unless expressly stated otherwise, specific facts or circumstances for which waiver shall have been

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granted and such waiver shall not be construed as, or otherwise constitute, a general waiver of any term, condition or provision hereof.

11.2.2. Notwithstanding Section 11.2.1 above, without the consent of each affected Lender, an amendment, supplement, waiver or other modification with respect to this Agreement shall not (with respect to Obligations held by a non-consenting Lender):

11.2.2.1. reduce the principal amount, fees, or any premium of or for the Obligations;

11.2.2.2. extend the Final Maturity Date or the final maturity date for any portion of the Obligations;

11.2.2.3. reduce the rate of Interest on any Obligation;

11.2.2.4. increase the Commitment of a Lender;

11.2.2.5. postpone any date scheduled for any payment of principal of, or interest on, the Obligations, or any date fixed for any payment of fees hereunder in each case payable to a Lender;

11.2.2.6. change the definition of the term “Required Lenders” or any provision contained herein specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

11.2.2.7. after a Change of Control has occurred, reduce the mandatory prepayment obligations of the Company or alter any other provisions relating to the mandatory prepayment obligations of the Advances upon the occurrence of a Change of Control as required by Section 2.6.2;

11.2.2.8. permit the Company to assign its rights under this Agreement;

11.2.2.9. release any Collateral from the Lien of any of the Security Instruments or allow release of any funds from any Account otherwise than in accordance with the terms of the Financing Documents;

11.2.2.10. make any changes to the provisions of this Section 11.2.

No amendment of any provision of this Agreement relating to the Agents shall be effective without the written consent of the Agents.

Section 11.3. Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Financing Documents shall impair such right or be construed to be a waiver of any Credit Agreement Event of Default or an acquiescence therein. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Financing Documents whatsoever shall be

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valid unless in writing signed by the Lenders required pursuant to Section 11.2 (or as otherwise set forth herein), and then only to the extent in such writing specifically set forth. All remedies contained in the Financing Documents or by law afforded shall be cumulative and all shall be available to the Agents and the Lenders until the Obligations have been paid in full.

Section 11.4. Binding Effect, etc. Any amendment or waiver consented to as provided in this Article XI applies equally to all Lenders and is binding upon them and upon each future Lender and upon the Company. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Credit Agreement Default or Credit Agreement Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between any Company, on the one hand, and any Agent or any Lender, on the other, nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of any Agent or Lender.

Section 11.5. Commitments held by Company, etc. Solely for the purpose of determining whether the Lenders of the requisite percentage of the aggregate principal amount of the Advances then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Advances, or have directed the taking of any action provided herein or in the Advances to be taken upon the direction of the Lenders of a specified percentage of the aggregate principal amount of Advances then outstanding, Advances directly or indirectly owned by the Company or any of the Company’s Affiliates shall be deemed not to be outstanding.

ARTICLE XII.

REPRODUCTION OF DOCUMENTS

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Lenders and the Raser Entities at the Closing Date, and (c) financial statements, certificates and other information previously or hereafter furnished to the Raser Entities or to each Lender, may be reproduced by such Raser Entity or such Lender by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Raser Entity or such Lender may destroy any original document so reproduced. The Company and the Lenders agree and stipulate that, to the extent permitted by Applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Lender in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Article XII shall not prohibit the Company or any Lender from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

ARTICLE XIII.

CONFIDENTIAL INFORMATION

Each Lender agrees to hold any confidential information which it may receive from or on behalf of the Company in connection with this Agreement in confidence and such confidential

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information shall be used only in connection with the transactions contemplated hereby, except for disclosure (a) to its Affiliates and to other Lenders and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to such Lender (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and be obligated to keep such information confidential) or to any Eligible Assignee or potential Eligible Assignee that is (i) considering purchasing a participation herein or under any Advance or (ii) entering into an Assignment and Acceptance Agreement, provided that such Eligible Assignee or potential Eligible Assignee shall execute a confidentiality agreement requiring the recipient to maintain the confidentiality of the information to the same extent as required hereunder, (c) to regulatory officials to the extent disclosure is required by law (including applicable securities law), regulation, subpoena or judicial order or process (provided that written notice of such requirement or order shall be promptly furnished to the Company unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulators or auditors or any administrative body or commission (including the Securities Valuation Office of the National Association of Insurance Commissioners) to whose jurisdiction such Lender may be subject, (d) to any Person to the extent required by law, regulation, or legal process (provided that written notice of such requirement or order shall be promptly furnished to the Company unless such notice is legally prohibited), (e) to any Person in connection with any legal proceeding to which such Lender is a party and in which the Company, the Facility, the Project or the Obligations are at issue (provided that written notice of such requirement or order shall be promptly furnished to the Company unless such notice is legally prohibited), (f) permitted by Article XVI, (g) to rating agencies if requested or required by such agencies in connection with a rating relating to the purchase of the Advances hereunder, and (h) to the extent required to protect, enforce or defend such Lender’s rights with respect to the Obligations. Without limiting Section 10.3, the Company agrees that the terms of this Article XIII shall set forth the entire agreement between the Company and each Lender (including the Administrative Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Article XIII shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information. Notwithstanding anything herein to the contrary, confidential information shall not include, and each party to any of the Financing Documents and their respective Affiliates (and the respective partners, directors, officers, employees, advisors, representatives and other agents of each of the foregoing and their Affiliates) may disclose to any and all Persons, without limitation of any kind, (i) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (ii) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Persons referred to above, and it is hereby confirmed that each of the Persons referred to above has been authorized to make such disclosures since the commencement of discussions regarding the transactions contemplated hereby. Information disclosed to or generally known in the industry or obtained or developed by any Lender based on information received from Persons (other than the Raser Entities) who had a right to disclose the same to the Lenders shall not be deemed confidential or proprietary information.

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ARTICLE XIV.

NOTICES

Section 14.1. Notice Information. All notices and other communications provided for hereunder shall be either (a) in writing (including telecopy) and telecopied or delivered by recognized overnight courier, or (b) except with respect to the Agents, as and to the extent set forth in Section 14.2 and in the proviso to this Section 14.1, in an electronic medium and delivered as set forth in Section 14.2, if to the Company, at its address at 5152 North Edgewood Drive, Provo, Utah 84604, Attention: General Counsel, with a copy to Hunton & Williams, 1900 K Street, N.W., Washington, District of Columbia 20006, Attention: Audrey C. Louison, Esq., at such address as notified by the Company to the Administrative Agent from time to time; if to any Initial Lender, at its Lending Office; if to any other Lender, at its Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender with a copy to McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois 60606, Attention: Michael L. Boykins, Esq., Fax: 312-984-7700; and if to the Administrative Agent, at its address at 60 Wall Street, MS NYC 60-2710, New York, New York 10005, Attention: Deal Manager-Project Finance Team, Fax: 732-578-4636; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties; provided, however, that materials and information described in Section 14.2 shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Company in writing by the Administrative Agent. All such notices and other communications shall, when telecopied or deposited with a recognized overnight courier, be effective when transmitted by telecopier or deposited with such recognized overnight courier, respectively, except that notices and communications to any Agent pursuant to Article II, Article III or Article XV shall not be effective until received by such Agent. The Agent shall be deemed to have received such notice or other communication when delivered if sent by recognized overnight courier or upon electronic confirmation of receipt if delivered by telecopier. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement shall be effective as delivery of an original executed counterpart thereof.

Section 14.2. Disclosure. The Company hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Financing Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) relates to a request for a new Advance (including any election of an interest rate or interest period relating thereto), (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Credit Agreement Default or Credit Agreement Event of Default under this Agreement, or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Advance (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent in writing to the Company. In addition, the Company agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Financing Documents but only to the extent requested in writing by the Administrative Agent. The Company further agrees that the Administrative Agent may make the

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Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).

Section 14.3. Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE COMPANY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE COMPANY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 14.4. Communications. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Financing Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Financing Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Financing Document in any other manner specified in such Financing Document.

ARTICLE XV.

ADMINISTRATIVE AGENT AND ADMINISTRATIVE LENDER

Section 15.1. Appointment; Powers.

15.1.1. Appointment of Administrative Agent. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Security Instruments and the other Financing

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Documents, together with such actions and powers as are reasonably incidental thereto. All Agents and Deutsche Bank Trust Company Americas in its capacity as Security Agent, Account Bank, and the Securities Intermediary shall have the rights and protections set forth herein with respect to the Administrative Agent.

15.1.2. Appointment of Administrative Lender. Each of the Lenders hereby designates the Administrative Lender to act as specified herein. Each Lender shall be deemed irrevocably to authorize the Administrative Lender to take such action on its behalf under the provisions of the Agreement and any other Financing Document and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Lender by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Lender may perform any of its duties hereunder by or through its agents or employees.

Section 15.2. Duties and Obligations of Administrative Agent and Administrative Lender. Neither the Administrative Agent nor Administrative Lender shall have any duties or obligations except those expressly set forth in the Financing Documents. The Administrative Agent shall forward information received by it from the Company pursuant to this Agreement to each of the Lenders; provided that if the Company also delivers such information to each of the Lenders then the Administrative Agent shall not be obligated to deliver such information received. Without limiting the generality of the foregoing, (a) neither the Administrative Agent nor Administrative Lender shall be subject to any fiduciary or other implied duties, regardless of whether a Credit Agreement Default has occurred and is continuing, (b) neither the Administrative Agent nor Administrative Lender shall have any duty to take any discretionary action or exercise any discretionary powers, and (c) except as expressly set forth in the Financing Documents, neither the Administrative Agent nor Administrative Lender shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company that is communicated to or obtained by the Person serving as the Administrative Agent, Administrative Lender or any of their respective Affiliates in any capacity. The Administrative Agent and Administrative Lender shall be deemed not to have knowledge of any Credit Agreement Default unless and until written notice thereof is given to the Administrative Agent or Administrative Lender (as applicable) by the Company or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Financing Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Financing Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or Administrative Lender (as applicable), (vi) the existence, value, perfection or priority of any Collateral security or the financial or other condition of the Company or any other obligor or guarantor, or (vii) any failure by the Company or any other Person (other than itself) to perform any of its obligations hereunder or under any other Financing Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.

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Section 15.3. Action by Administrative Agent or Administrative Lender. Neither the Administrative Agent nor Administrative Lender shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that each of the Administrative Agent and Administrative Lender is required to exercise in writing as directed by the Required Lenders and in all cases the Administrative Agent and Administrative Lender shall be fully justified in failing or refusing to act hereunder or under any other Financing Documents unless it shall (a) receive written instructions from the Required Lenders or the Lenders, as applicable, specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent or Administrative Lender shall be binding on all of the Lenders. If a Credit Agreement Default has occurred and is continuing, then the Administrative Agent and Administrative Lender shall take such action with respect to such Credit Agreement Default as shall be directed by the Required Lenders in accordance with Article VIII in the written instructions (with indemnities) described in this Section 15.3, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent and Administrative Lender may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Credit Agreement Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent or Administrative Lender be required to take any action which exposes the Administrative Agent or Administrative Lender to personal liability or which is contrary to this Agreement, the Financing Documents or Applicable Law nor shall the Administrative Agent be required to use or risk its own funds or otherwise incur any liability in the performance of its obligations or duties except to the extent such liability is the result of the Administrative Agent’s gross negligence, willful misconduct or bad faith. Neither the Administrative Agent nor Administrative Lender shall be liable to the Lenders for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Lenders, and otherwise neither the Administrative Agent nor Administrative Lender shall be liable to the Lenders for any action taken or not taken by it in its capacity as Administrative Agent or Administrative Lender, respectively, hereunder or under any other Financing Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith including its own ordinary negligence, except for its own gross negligence or willful misconduct.

Section 15.4. Lien Release.

15.4.1. The Lenders hereby irrevocably authorize the Collateral Agent to release any Lien granted to or held by the Collateral for the benefit of itself and the Lenders upon any property covered by the Financing Documents (a) upon termination of this Agreement and payment and satisfaction in full of all Obligations (other than any indemnity obligations under the Financing Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending); (b) constituting property being sold or disposed of if the Company certifies to the Administrative Agent that the sale or disposition is made in compliance with the provisions of the Financing Documents (and the Administrative Agent may rely in good faith conclusively on any such certificate, without further inquiry); or (c) constituting property leased to the Company under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and

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is not intended by the Company to be, renewed or extended. Additionally, so long as no Credit Agreement Default or Credit Agreement Event of Default Exists, the Lenders hereby irrevocably authorize the Collateral Agent to release any Lien on the Released Assets in accordance with Article XI of the Account and Security Agreement.

15.4.2. Promptly, but in any event within five (5) Business Days of a written request from the Company, the Collateral Agent shall, upon agreement of the Company to pay all cost and expenses relating thereto (including all legal fees and costs) acceptable to the Collateral Agent and without recourse, and without any representation or warranty of any kind, express or implied, execute and deliver to the Company any documents or instruments reasonably necessary or appropriate, in the Company’s sole discretion, to effect the provisions of Section 15.4.1.

Section 15.5. Lenders’ Direction. The Lenders have read the Security Instruments and Financing Documents and are familiar with their terms. By execution and delivery of this Agreement, each Lender authorizes and directs the Agents and Deutsche Bank Trust Company Americas in its capacity as Security Agent, Account Bank, and the Securities Intermediary to execute and deliver each such document on its behalf.

Section 15.6. Reliance. Each of the Administrative Agent and Administrative Lender shall be entitled to rely upon, and shall not incur any liability for relying or taking any action upon, any notice, request, certificate, consent, statement, instrument, document or other writing reasonably believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent and Administrative Lender also may rely upon any statement made to it orally or by telephone and reasonably believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Company and each Lender hereby waives the right to dispute the record of such statement made by the Administrative Agent or Administrative Lender (as applicable), except in the case of gross negligence or willful misconduct by the Administrative Agent or Administrative Lender (as applicable). The Administrative Agent or Administrative Lender may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 15.7. Subagents. The Administrative Agent or Administrative Lender may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents which it appoints. The Administrative Agent, Administrative Lender and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XV shall apply to any such sub-agent and to the Related Parties of the Administrative Agent or Administrative Lender and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 15.8. Resignation or Removal of Administrative Agent or Administrative Lender. Subject to the appointment and acceptance of a successor Administrative Agent or Administrative Lender as provided in this Section 15.8, the Administrative Agent or

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Administrative Lender may resign at any time by notifying the Lenders and the Company, and the Administrative Agent or Administrative Lender may be removed at any time upon written notice with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent or Administrative Lender, provided that, so long as no Credit Agreement Event of Default then exists and is continuing, the Company shall have the right to approve such successor Administrative Agent, which approval shall not be unreasonably withheld or delayed. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Administrative Lender gives notice of its resignation or removal of the retiring Administrative Agent or Administrative Lender, then the retiring Administrative Agent or Administrative Lender may, on behalf of the Lenders, appoint (or petition a court of competent jurisdiction to appoint) a successor Administrative Agent or Administrative Lender which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent or Administrative Lender hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Administrative Lender, and the retiring Administrative Agent or Administrative Lender shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s or Administrative Lender’s resignation hereunder, the provisions of this Article XV and Article IX shall continue in effect for the benefit of such retiring Administrative Agent or Administrative Lender, their respective sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Administrative Lender.

Section 15.9. Administrative Agent as a Lender. Each Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 15.10. No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, Administrative Lender or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Financing Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, Administrative Lender or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document, any related agreement or any document furnished hereunder or thereunder. Neither the Administrative Agent nor Administrative Lender (as such) shall be required to keep itself informed as to the performance or observance by the Company of this Agreement, the Financing Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Company. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under the Financing Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial

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condition or business of the Company (or any of its Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates.

Section 15.11. Limitation on Damages. In no event shall the Administrative Agent, Collateral Agent and/or Administrative Lender be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 15.12. Force Majeure. In no event shall the Administrative Agent and/or Collateral Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, strikes, work stoppages, civil or military disturbances, nuclear or natural catastrophes, fire, riot, embargo, loss or malfunctions of utilities, communications or computer (software or hardware) services, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Agreement.

ARTICLE XVI.

MISCELLANEOUS

Section 16.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the Parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Lender) whether so expressed or not.

Section 16.2. Assignments and Participations.

16.2.1. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Advances owing to it, and the Note or Notes held by it, if any); provided, however, that (a) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Commitment, (b) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitment being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $2,000,000; provided, that Related Funds shall be combined for purposes of determining compliance with such minimum assignment amounts, (c) each such assignment shall be to an Eligible Assignee, (d) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance and an administrative questionnaire and tax form, together with any Note or Notes (if any) subject to such assignment and a processing and recordation fee of $3,500 (for the account of the Administrative Agent), and (e) no assignment hereunder shall be or shall be deemed to be a discharge, rescission, extinguishment, novation or substitution of any Advance or Commitment, and any Advance assigned or Commitment assumed shall continue to be the same obligation and not a new obligation.

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16.2.2. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (a) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (b) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.12, Section 2.13 and Article IX to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

16.2.3. By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (a) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Financing Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Financing Document or any other instrument or document furnished pursuant thereto; (b) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under any Financing Document or any other instrument or document furnished pursuant thereto; (c) such assignee confirms that it has received a copy of this Agreement, has been given the opportunity to review the financial statements referred to in Section 5.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (d) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (e) such assignee confirms that it is an Eligible Assignee; (f) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Financing Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement and the other Financing Documents are required to be performed by it as a Lender.

16.2.4. The Administrative Agent shall maintain at its address referred to in Article XIV a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be prima facie evidence thereof, and the Company, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by

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the Company or any Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

16.2.5. Upon its receipt of the processing and recordation fee and an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit 16 hereto, (a) accept such Assignment and Acceptance, (b) record the information contained therein in the Register, and (c) give prompt written notice thereof to the Company and each other Agent. In the case of any assignment by a Lender, within five (5) Business Days after its receipt of such notice, the Company, at its own expense, shall execute and deliver to such Eligible Assignee with a copy to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and evidencing the assigned Advance (or portion thereof) and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder and evidencing the retained Advance (or portion thereof). Such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit 2.15. Any surrendered Note shall immediately be marked “Canceled” and returned to the Company.

16.2.6. Each Lender may sell participations to one or more Persons (other than the Company or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (a) such Lender’s obligations under this Agreement (including its Commitment) shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (d) the Company, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (e) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Financing Document, or any consent to any departure by the Company therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral.

16.2.7. Any Lender may, in connection with any participation or proposed participation pursuant to this Article XVI, disclose to the participant or proposed participant any information relating to the Company furnished to such Lender by or on behalf of the Company; provided, however, that, prior to any such disclosure, the participant or proposed participant shall agree to preserve the confidentiality of any confidential information received by it from such Lender on terms consistent with Article XIII.

16.2.8. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this

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Agreement (including the Advances owing to it and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 16.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 16.4. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 16.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the Parties hereto. This Agreement may be delivered by facsimile.

Section 16.6. USA Patriot Act Notice. Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the USA Patriot Act. In addition, the Parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, Deutsche Bank Trust Company Americas, like all financial institutions and in order to assist with anti-terrorism and anti-money laundering initiatives, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account. The Parties to this Agreement agree that they will provide Deutsche Bank Trust Company Americas with such information as it may reasonably request in order for Deutsche Bank Trust Company Americas to satisfy the requirements of the USA Patriot Act.

Section 16.7. Interest Rate Limitation. It is the intention of the Parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Financing Documents or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Financing Documents or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such Applicable Law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender

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on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Company); and (b) in the event that the maturity of the Obligations is accelerated by reason of an election of the Lender thereof resulting from any Credit Agreement Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such Applicable Law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Company). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the loans evidenced by the Obligations until payment in full so that the rate or amount of interest on account of any loans hereunder does not exceed the maximum amount allowed by such Applicable Law. If at any time and from time to time (x) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 16.7 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 16.7.

Section 16.8. GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS.

16.8.1. THIS AGREEMENT AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

16.8.2. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE FINANCING DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH

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ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

16.8.3. THE COMPANY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS AND HEREBY CONFERS AN IRREVOCABLE SPECIAL POWER, AMPLE AND SUFFICIENT, TO CT CORPORATION SYSTEM, WITH OFFICES ON THE DATE HEREOF AT 111 8TH AVENUE, NEW YORK, NY, 10011, AS ITS DESIGNEE, APPOINTEE AND AGENT WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING IN NEW YORK TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH PROCEEDING AND AGREES THAT THE FAILURE OF SUCH AGENT TO GIVE ANY ADVICE OF ANY SUCH SERVICE OF PROCESS TO THE COMPANY SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY CLAIM BASED THEREON. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE COMPANY AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY REASONABLY SATISFACTORY TO THE ADMINISTRATIVE LENDER ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN ARTICLE XIV OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO ARTICLE XIV, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

EACH PARTY HEREBY (a) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (b) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (c) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (d) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE FINANCING DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 16.8.

66

Section 16.9. Limitation on Recourse. All obligations in connection with the Financing Documents and the transactions contemplated hereby shall be obligations solely of the Company, and the Agents and the Lenders shall have recourse only to the Collateral with respect thereto. Neither the Agents nor the Lenders shall have any claim against or recourse to Raser, or its Affiliates or directors, officers or employees of any of them or their Controlling Persons or the Affiliates or directors, officers or employees of the Company, by operation of law or otherwise (other than claims against and recourse to the Company or any other Person executing and delivering any other Financing Document to the extent set forth therein), such recourse hereby being expressly waived by the Agents and the Lenders.

Section 16.10. Delivery of Reports, Notices, Certificates and Other Documents. For any purpose hereunder, no report, notice or certificate, a form of which is attached as an Exhibit in any Operative Document, shall be deemed provided hereunder unless such report, notice or certificate is substantially in the form required thereby and duly executed by each signatory thereto.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have executed this Credit Agreement as of the date first set forth above.

THERMO NO. 1 BE-01, LLC, a Delaware limited liability company, as Company

By:	Intermountain Renewable Power, LLC
Its:	Managing Member

By:	/s/ Richard D. Clayton
Name:	Richard D. Clayton
Title:	Manager

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:	/s/ Wanda Camacho
Name:	Wanda Camacho
Title:	Vice President

By:	/s/ Annie Jaghatspanyan
Name:	Annie Jaghatspanyan
Title:	Assistant Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent

By:	/s/ Wanda Camacho
Name:	Wanda Camacho
Title:	Vice President

By:	/s/ Annie Jaghatspanyan
Name:	Annie Jaghatspanyan
Title:	Assistant Vice President

Credit Agreement Signature Page

MERRILL LYNCH CREDIT PRODUCTS, LLC, a Delaware limited liability Company, as Lender and Administrative Lender

By:	/s/ Nicholas Renwick
Name:	Nicholas Renwick
Title:	Vice President

Credit Agreement Signature Page

Final Version

SCHEDULE Z

Unless the context otherwise requires, the following terms shall have the following respective meanings for all purposes, and the following definitions are equally applicable both to the singular and plural forms and the feminine, masculine and neuter forms of the terms defined. Any term defined below by reference to any Operative Document shall have such meaning whether or not such Operative Document has been terminated or otherwise remains in effect on the date of usage. This Schedule Z is comprised of three parts: (i) General Definitions; (ii) Parties; and (iii) Documents.

GENERAL DEFINITIONS

“Account(s)” means all “accounts” as defined in Article 9 of the UCC. [ASA, CA]

“Account Bank” means Deutsche Bank Trust Company Americas, in its capacity as bank with respect to the Deposit Accounts and within the meaning of Section 9-102 of the UCC. [ASA]

“Account Debtor” means each Person who is obligated on a Receivable or any Supporting Obligation related thereto. [ASA]

“Accounting Firm” means any of Company’s primary independent accounting firm which shall be Hein & Associates LLP or such other nationally or regionally recognized firm certified public accountants, in each case, selected by the Manager and approved by a Class Majority Vote. [LLCA]

“Actual Availability Rating” means the net electrical output of the Facility during full operation, represented as a percentage of the Actual Capacity Rating, demonstrated pursuant to the Availability Prove-Out and set forth on the Notice of Facility Substantial Completion. [EPC, Schedule Z]

“Actual Capacity Rating” means lesser of (i) Demonstrated Operational Capacity and (ii) Demonstrated Geothermal Capacity. [EPC, Schedule Z]

“Actual Debt Investment” means the amount identified as “Term Loan” in the Recalculated Equity Base Case Model. [Schedule Z]

“Actual Efficiency” means the product of (i) the Actual Capacity Rating, multiplied by (ii) the Actual Availability Rating, reflected as a numerical value. [Schedule Z]

Schedule Z

“Actual Equity Investment” means the amount identified as “Tax Equity Prepayment” in the Recalculated Equity Base Case Model. [Schedule Z]

“Actual Facility Characteristics” means the following characteristics actually achieved by the Facility upon Facility Substantial Completion: (i) the Actual Capacity Rating, (ii) the Actual Availability Rating, and (iii) the Actual PIS Turbines. [EPC]

“Actual PIS Turbines” means the number of Turbines comprising the Facility that achieve Turbine Substantial Completion on or before the Required Turbine Substantial Completion Date. [EPC, Schedule Z]

“Additional Operative Document” means (a) any agreement replacing or superseding an existing Operative Document, (b) any agreement for the sale of energy, capacity or ancillary services, or (c) any other agreement (i) relating to obligations in excess of $500,000 for any single fiscal year and $2,000,000 over the term of such agreement, and (ii) relating to the development of the Project entered into by the Company and any other Person subsequent to the Effective Date. [CA]

“Adjusted Capital Account” means the Capital Account of a Member (a) increased by the amount of potential deficit that the Member is deemed obligated to restore, calculated as described in the last sentence of Treasury Regulation Section 1.704-2(g)(1) and the last sentence of Treasury Regulation Section 1.704-2(i)(5) and (b) decreased by expected items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6). [LLCA]

“Administrative Agent’s Account” means a non-interest bearing trust account established by the Administrative Agent on behalf of the Lenders for the purpose of receiving Debt Service payments from the Company for the further payment to the Agents and the Lenders. [CA]

“Advance” has the meaning specified in Section 2.1 of the Credit Agreement. [ASA, CA, Schedule Z]

“Advance Date” means the time and Business Day on which all the conditions precedent set forth in Section 3.1 and 3.2 of the Credit Agreement are satisfied or waived and the Company receives an Advance under the Credit Agreement. [CA]

“Advance Request” has the meaning specified in Section 2.2.1 of the Credit Agreement. [ASA, CA]

“Affected Lender” has the meaning specified in Section 2.12.3. of the Credit Agreement. [CA]

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person. For purposes of any Transaction Document, (i) the Company shall not be deemed to be an Affiliate of the Lenders or the Lenders’ Affiliates and (ii) solely for purposes of Section 9.1.2 of the Credit Agreement, the Company shall not be deemed an Affiliate of Raser and Raser’s Affiliates. The Company shall be deemed to be an Affiliate of IRP prior to the Closing

(for purposes of representations and warranties in the Equity Capital Contribution Agreement), but shall not be deemed to be an Affiliate of any Member from and after the Closing. [ASA, CA ECCA, EPC, LLCA, O&M, Schedule Z]

“After-Tax Payout” means (A) the Class A Investors reaching an Internal Rate of Return equal to the Target IRR on the same date as in the Equity Base Case Model originally agreed when the Equity Capital Contribution Agreement was signed, (B) the Class A Investors reaching a pre-tax return through the assumed 20- year useful life of the Project of at least 2%, treating the Production Tax Credits the Class A Investors are expected to be allocated as equivalent to cash (the “Target Pre-Tax Return”), and (C) the allocations and distributions of the Class A Investors after the Flip Date decreasing to no less than 5% or such greater percentage as is necessary for the Class A Investors to achieve the Target Pre-Tax Return. [Schedule Z]

“Agent Parties” has the meaning specified in Section 14.3 of the Credit Agreement. [CA]

“Agents” means, collectively, the Administrative Agent and the Collateral Agent, as applicable, together with their successors and assigns to the extent permitted by the terms of the Credit Agreement. [ASA, CA, Schedule Z]

“Agreement” means, as used in any agreement, instrument or other document, such agreement, instrument or other document. [ASA, CA, ECCA, EPC, LLCA, O&M Schedule Z]

“Annual Operating Plan and Budget” means the Facility Plan and Budget and Wellfield Plan and Budget; provided, that with respect to the Annual Operating Plan and Budget for any period occurring on or before December 31, 2009, Annual Operating Plan and Budget means the Annual Operating Plan and Budget referenced in Section 6.1.6 of the O&M Agreement. Where “Annual Operating Plan and Budget” is referenced as a numerical quantity, it shall equal the sum of the total budgets set forth in the Facility Plan and Budget and Wellfield Plan and Budget. [ASA, CA, LLCA, O&M, Schedule Z]

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended. [CA]

“Applicable Law” means, as used in any Transaction Document or with respect to any Party to such Transaction Document, means all common laws, customary laws, constitutional laws, statutes, directives, codes, resolutions, enactments, treaties, ordinances, judgments, decrees, injunctions, writs and orders of any Governmental Authority and rules, regulations, orders, interpretations and Governmental Approvals of any Governmental Authority, in each case, having jurisdiction over or with respect to such Transaction Document, such Party or the transactions contemplated thereby and the performance thereunder. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Applied Drilling Escrow Amount” has the meaning set forth in Section 3.8 of the Account and Security Agreement. [ASA, EPC]

“Appraisal Method” means an appraiser selected jointly by the Class A Investors and the Class B Investors. However, if they cannot agree on an appraiser within 15 days of a party invoking the procedure described in this definition, then the Class A Investors and the Class B Investors will each appoint its own appraiser; provided, that if either the Class A Investors or the Class B Investors fail to appoint an appraiser within five days after the end of such fifteen (15) day period, the determination of the appraiser appointed by the other class of Members (if so appointed within such period) shall be conclusive and binding on the Members. If the appraisers appointed by the Class A Investors and the Class B Investors are unable to agree upon the fair market value within 30 days after the appointment of the second of such appraisers, the fair market value will be the average of the market values reported by each appraiser. The fair market value determined by this Appraisal Method will be conclusive and binding on the Members. [LLCA]

“Appraisal Notice” has the meaning set forth in Section 9.7 of the LLC Operating Agreement. [LLCA]

“Approved Reserve Letter of Credit” means a letter of credit issued by a bank or other financial institution and containing terms and conditions satisfactory to the Required Lenders in their sole discretion, which letter of credit shall at all times be in the stated amount equal to at least the Minimum Debt Service Reserve and shall not expire until the Final Maturity Date (giving effect to any automatic renewal periods contained therein). [Schedule Z]

“Approved Transferee” means, in the case of a Transfer of a Class A Interest, any Person that is (i) either (A) an Affiliate of such transferring Class A Investors, (B) an institutional investor with a tangible net worth of at least $50,000,000 at the time of such Transfer, or (C) a Person whose obligations under this Agreement are guaranteed by an institutional investor with a tangible net worth of at least $50,000,000 at the time of such Transfer, (ii) not a Competitor, and (iii) not a Disqualified Transferee; and, in the case of a Transfer of a Class B Interest, any Person that is (i) an experienced geothermal company with a national or international reputation with experience owning and operating commercial geothermal plants with an aggregate capacity of at least 50 megawatts (or undertakes to engage such an experienced geothermal company to manage the Company), (ii) either (A) an Affiliate of such transferring Class B Investors, or (B) a Person with a tangible net worth of at least $50,000,000 or whose obligations as Class B Investors are guaranteed by an entity having such a tangible net worth, and (iii) is not a Disqualified Transferee. [LLCA]

“ASA Intellectual Property” means, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses. [ASA, Schedule Z]

“Asset Manager” has the meaning set forth in Section 4.2 of the O&M Agreement. [O&M]

“Assets” means all right, title and interest of the Company in land, properties, buildings, improvements, fixtures, foundations, assets and rights of any kind, whether tangible or intangible, real, personal or mixed, including contracts, equipment, systems, books, data, reports, studies and records, proprietary rights, intellectual property, the Leases, Interconnection Asset, easements, Licenses and Permits, rights under or pursuant to all warranties, representations and guarantees, cash, accounts receivable, deposits and prepaid expenses, including the Project and any and all of the foregoing pertaining thereto. [LLCA, Schedule Z]

“Assigned Agreements” means all agreements and contracts to which (a) the Company is a party as of the effective date of the Credit Agreement, including, without limitation, each Project Document and each Operative Document, or to which (b) the Company becomes a party after the effective date of the Credit Agreement, as each such agreement may be amended, supplemented or otherwise modified from time to time to the extent permitted by the terms of the Credit Agreement. [ASA, Schedule Z]

“Authorized Representative” means, as used in any Agreement, the natural Person appointed by each Party to such Agreement pursuant to the terms thereof to act on such Party’s behalf with respect to such Party’s rights and obligations under such Agreement. [EPC, LLCA, O&M]

“Availability Period” means the period beginning on the Effective Date of the Credit Agreement and ending on the Final Completion Date. [CA]

“Availability Prove-Out” has the meaning set forth in Section 7.1 of the EPC Agreement. [EPC, Schedule Z]

“Available Contingency Amount” means, as of any date, the sum of (i) the product of (x) the Contingency Amount, multiplied by (y) the result of (A) the aggregate amount of Milestone Payments requested prior to and including on such date, divided by (B) the Contract Price, minus (ii) the aggregate amount of the Contingency Amount paid to Contractor by Owner pursuant to Section 5.1.3 of the EPC Agreement prior to such date. [EPC]

“Bankruptcy” means, with respect to any Person, a situation in which (i) such Person shall file a voluntary petition in bankruptcy or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, moratorium, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Applicable Laws relating to bankruptcy, insolvency or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties (the term “acquiesce”, as used in this definition, includes the failure to file a petition or motion to vacate or discharge any order, judgment or decree within fifteen (15) calendar days after entry of such order, judgment or decree); (ii) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking a reorganization, arrangement, moratorium, composition, readjustment, liquidation, dissolution or similar relief under any present or future Applicable Laws relating to bankruptcy, insolvency or other relief for debtors, and such Person shall acquiesce and such decree shall remain unvacated and unstayed for an aggregate period of sixty (60) calendar days (whether or not consecutive) from the date of entry thereof, or a trustee, receiver, conservator or liquidator of such Person shall be appointed with the consent or acquiescence of such Person and such appointment shall remain unvacated and unstayed for an aggregate period of sixty (60) calendar days, whether or not consecutive; (iii) such Person shall admit in writing its inability to pay its debts as they mature; (iv) such Person shall give notice to any Governmental Authority of insolvency or pending insolvency, or suspension or pending suspension of operations; or (v) such Person shall make a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors. [ECCA, EPC, LLCA, O&M, Schedule Z]

“Bankruptcy Code” means Title 11 of the United States Code, as in effect from time to time. [ASA, Schedule Z]

“Base Fee” has the meaning set forth in Section 7.2 of the O&M Agreement. [O&M, Schedule Z]

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority. [CA, Schedule Z]

“Bonus Payments” means bonus, incentive or similar special payments required to be made by the Company under the EPC Agreement, O&M Agreement or any other Project Document (other than payments with respect to a Borrower Indemnification Event).

“Book-Entry Security” means a security maintained in the form of entries (including, without limitation, the security entitlements in, and the financial assets based on, such security) in the commercial book-entry system of the Federal Reserve System. [ASA, Schedule Z]

“Borrower Indemnification Event” means any event or occurrence or directly related series of events or occurrences giving rise to the obligation of the Company to make payments in respect of damages or indemnifications under any of the Project Documents. [Schedule Z]

“Budget Commitment” means the amount identified as the “Budget Commitment” on Schedule E to the EPC Agreement. [EPC, Schedule Z]

“Business Day” means any calendar day, except Saturdays, Sundays and days on which the Federal Reserve Bank in New York are closed or authorized to be closed. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Buy-Down CA Redemption Amount” means the sum of (i) the Buy-Down Debt Overage, plus (ii) any interest accrued but unpaid under the Credit Agreement, as of the Guaranteed Final Completion Date, applicable to an aggregate principal amount of Advances equal to the Buy-Down Debt Overage, plus (iii) the Make-Whole Amount with respect to an aggregate principal amount of Advances equal to the Buy-Down Debt Overage. [CA, Schedule Z]

“Buy-Down Debt Overage” means the sum of (i) the Target Debt Investment, minus (ii) the Actual Debt Investment. [CA, Schedule Z]

“Buy-Down Equity Overage” means the sum of (i) the Target Equity Investment, minus (ii) the Actual Equity Investment. [ECCA, Schedule Z]

“Buy-Down Liquidated Damages” means the sum of (i) the Buy-Down CA Redemption Amount, plus (ii) the Buy-Down LLC Redemption Amount. [ASA, EPC]

“Buy-Down LLC Redemption Amount” means the sum of (i) the Buy-Down Equity Overage, plus, (ii) an amount sufficient to achieve the After-Tax Payout on an amount of Class A Interests equal to the Buy-Down Equity Overage for the period to the Guaranteed Final Completion Date, plus (iii) 2% of the Buy-Down Equity Overage. [LLCA, Schedule Z]

“Buy-Down Trigger Event” has the meaning set forth in Section 6.4.1 of the EPC Agreement. [ASA, CA, EPC, Schedule Z]

“Called Principal” means, with respect to any Advance, the principal amount of such Advance that is to be prepaid pursuant to Section 2.5 or 2.6 of the Credit Agreement or has become or is declared to be immediately due and payable pursuant to Section 8 of the Credit Agreement, as the context requires. [Schedule Z]

“Capacity Prove-Out” has the meaning set forth in Section 7.2 of the EPC Agreement. [EPC, Schedule Z]

“Capital Account” means an account for each Member established and maintained as described in Section 4.2 of the LLC Operating Agreement. [LLCA]

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property contributed to the Company with respect to the Interests in the Company held or acquired by such Member. [ECCA, Schedule Z]

“Capital Contribution Commitment” means, with respect to the Class A Investors, $24,500,000. [ECCA, Schedule Z]

“Capital Investment Proceeds” means the proceeds received by Owner in connection with the sale of equity to Contractor or other capital investments made by Contractor to Owner in connection with Contractor’s membership interests therein. [EPC]

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder. [CA, Schedule Z]

“Cash Equivalent Investments” means, at any time, (a) any evidence of Debt, maturing not more than one year after the acquisition thereof, issued or guaranteed by the United States Government, or any agency thereof, (b) any evidence of Debt, maturing not more than one year after the acquisition thereof, issued or guaranteed by any state, any political subdivision thereof, or any public instrumentality thereof, rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service, Inc., (c) commercial paper, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service, Inc., (d) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after the acquisition thereof, or any overnight Federal Funds transaction that is issued or sold by any Lender (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (e) any repurchase agreement with a term of not more than seven (7) days entered into with any Lender (or commercial banking institution of the nature referred to in clause (d) above) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (d) above, and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder and (f) money market accounts or mutual funds which invest exclusively in assets in securities of the types described in clauses (a) through (e) above. [ASA, CA]

“Cash Difference” has the meaning set forth in Section 6.5(d) of the LLC Operating Agreement. [LLCA]

“Cash Proceeds” means, collectively, all proceeds of any Collateral received by the Company consisting of cash, checks and other near-cash items. [ASA]

“Casualty Event” means any loss, casualty or other damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Company. [ASA, CA, EPC, O&M, Schedule Z]

“Certificate of Formation” has the meaning set forth in the preliminary statements of the LLC Operating Agreement. [LLCA]

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any Applicable Law or in the interpretation or application thereof by any Governmental Authority after the Effective Date, or (c) a request, guideline or directive (whether or not having the force of law) of a Governmental Authority made or issued after the Effective Date which requires compliance by the affected Party. [CA]

“Change of Control” means the occurrence of any of the following events:

(a) before the Facility Substantial Completion Date:

(i) the consummation of a merger or consolidation of Raser with any other company, other than a merger or consolidation which would result in the voting securities of Raser outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of Raser or such surviving entity outstanding immediately after such merger or consolidation;

(ii) the consummation of a plan of liquidation of Raser;

(iii) the consummation of the sale or disposition by Raser of all or substantially all of Raser’s assets;

(iv) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Raser representing more than fifty percent (50%) of the total voting power represented by Raser’s then outstanding voting securities;

(v) Raser shall cease to own, directly or indirectly, 100% of the Equity Interests of IRP;

(vi) Raser shall cease to possess, directly or indirectly, the power to Control and direct the management of the Company pursuant to the LLC Operating Agreement; provided, however, no Change of Control shall be deemed to occur under this clause (vi) if (A) (1) the Class A Investors replace IRP as the managing member pursuant to the exercise of remedies by such Class A Investors under the LLC Operating Agreement and (2) the Class A Investors have and continue to have experience reasonably acceptable to the Required Lenders in the management of entities owning geothermal energy generating facilities in the United States or retain the services of an Affiliate or Person to act as managing member having and continuing to have such experience; provided that in the case of a Person which is not an Affiliate of the Class A Investors, such Person shall be reasonably acceptable to the Required Lenders, (B) solely as a result of the Class A Investors having exercised their cure rights under Section 4.4 under the LLC Operating Agreement and receiving Class C Interests in accordance with the LLC Operating Agreement, or (C) solely as a result of UTC exercising its rights to direct Raser and Company in accordance with Section 2 of the UTC Step-In Agreement; or

(b) before or after the Facility Substantial Completion Date:

(i) IRP shall cease to own, directly or indirectly, one hundred percent (100%) of the Class B Interests, except in the case of a transfer to an Approved Transferee or a transferee that has been approved by the Class A Investors and, in each case which transferee has executed and delivered a pledge agreement substantially in the form of the Class B Pledge Agreement, or as otherwise acceptable to the Required Lenders, and, after giving effect to such transfer, IRP shall own, directly or indirectly, at least fifty percent (50%) of the Class B Interests; or

(ii) IRP shall cease to possess the power, directly or indirectly, to Control and direct the management of the Company pursuant to the LLC Operating Agreement; provided, however, no Change of Control shall be deemed to occur under this clause (ii) if (A) (1) the Class A Investors replace IRP as the managing member pursuant to the exercise of remedies by such Class A Investors under the LLC Operating Agreement and (2) the Class A Investors have and continue to have experience reasonably acceptable to the Required Lenders in the management of entities owning geothermal energy generating facilities in the United States or retain the services of an Affiliate or Person to act as managing member having and continuing to have such experience; provided that in the case of a Person which is not an Affiliate of the Class A Investors, such Person shall be reasonably acceptable to the Required Lenders or (B) solely as a result of the Class A Investors having exercised their cure rights under Section 4.4 under the LLC Operating Agreement and receiving Class C Interests in accordance with the LLC Operating Agreement. [CA]

“Change of Member Control” means with respect to any Member, an event (such as a transfer of voting securities, liquidation or merger) that causes such Member to cease to be Controlled by such Member’s Parent; provided, however, that an event that causes a Member’s Parent to be Controlled by another Person is not a Change of Member Control unless such event causes a termination of the Company pursuant to Section 708(b)(1)(B) of the Code or could require the Company to pay the Redemption Amount under Section 2.6.2 of the Credit Agreement. [LLCA]

“Chattel Paper” means all “chattel paper” as defined in Article 9 of the UCC. [ASA, Schedule Z]

“Claims” means, with respect to any Person, any and all suits, actions, sanctions, notices of violation, legal proceedings, claims, losses, judgments, settlements, demands, injury, obligation, liabilities, out-of-pocket costs, direct damages, liquidated damages, expenses, fines and penalties of whatsoever kind or character, including reasonable attorneys’ fees, civil fines or penalties or other expenses incurred, assessed, asserted or sustained by or against such Person, whether based on contract, warranty, guarantee, indemnity, tort (including negligence), strict liability, breach of statute or otherwise. [ASA, EPC, O&M, Schedule Z]

“Class A Interests” means membership interests in the Company that are held initially by MLE and have the rights described in the LLC Operating Agreement. [ECCA, EPC, LLCA, Schedule Z]

“Class B Interests” means membership interests in the Company that are held initially by IRP and have the rights described in the LLC Operating Agreement. [ECCA, LLCA, Schedule Z]

“Class C Interests” means membership interests in the Company that initially are authorized, but not issued, and that may be issued to MLE in exchange for additional Capital Contributions as described in Section 4.4 of the LLC Operating Agreement. [LLCA, Schedule Z]

“Class Majority Vote” means approval by a majority of the Class A Investors and the Class B Investors, with each voting separately as a class. [LLCA, Schedule Z]

“Closing” means the time at which all the conditions precedent set forth in Section 3.1 of the Credit Agreement are satisfied or waived in accordance with the terms of the Credit Agreement and the initial Advance has been made to the Company. [CA, Schedule Z]

“Closing Date” means the date on which Closing occurs or has occurred, as the case may be. [CA, Schedule Z]

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute. [CA, ECCA, EPC, LLCA, Schedule Z]

“Collateral Parcels” has the meaning specified in Article XI of the Account and Security Agreement. [ASA]

“Collateral” has the meaning assigned in Section 4.1 of the Account and Security Agreement. [ASA, CA, Schedule Z]

“Collateral Assignment Agreements” means the Class A Consent, Class B Consent, Class B Guarantor Consent, PPA Consent, Raser Consent, Raser Power Consent, SITLA Consent and UTC Consent. [ASA]

“Collateral Support” means all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property. [ASA, Schedule Z]

“Commercial Tort Claims” means all “commercial tort claims” as defined in Article 9 of the UCC, including, without limitation, all commercial tort claims listed on Schedule 6.7 of the Account and Security Agreement (as such schedule may be amended or supplemented from time to time). [ASA]

“Commitment” means, with respect to each Lender, the commitment of such Lender to make the Advances, as such commitment may be modified from time to time pursuant to assignments by or to such Lender pursuant to Section 16 of the Credit Agreement. [CA]

“Commodities Accounts” (a) means all “commodity accounts” as defined in Article 9 of the UCC and (b) includes, without limitation, all of the accounts listed on Schedule 6.4 of the Account and Security Agreement under the heading “Commodities Accounts” (as such schedule may be amended or supplemented from time to time). [ASA, Schedule Z]

“Communications” has the meaning specified in Section 14.2 of the Credit Agreement. [CA]

“Company Items” has the meaning set forth in Section 7.10(b) of the LLC Operating Agreement. [LLCA]

“Company Minimum Gain” means the amount of minimum gain there is in connection with nonrecourse liabilities of the Company, calculated in the manner described in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d). [LLCA]

“Competitor” means any Person that directly or indirectly, through one or more subsidiaries, Affiliates or joint ventures, actively operates, manages or develops geothermal power plants or other renewable energy projects with an aggregate capacity of more than 50 MW in the geographic area of the regional transmission organizations or the NERC control area, or their equivalent, in which the Facility participates; provided, that notwithstanding the foregoing, banks, insurance companies and other financial institutions and Affiliates or joint ventures thereof (i) regularly involved in making passive investments in alternative energy facilities similar to an investment in the Class A Interest or (ii) that do not regularly actively operate, manage or develop geothermal power plants, shall not be deemed a “Competitor.” [ECCA, LLCA]

“Completion Certificate” means a Facility Substantial Completion Certificate or a Final Completion Certificate. [EPC, Schedule Z]

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit 5.1.3 of the Credit Agreement. [ASA, CA]

“Consent of the Class A Investors” means the consent or approval of the Class A Investors who own in the aggregate more than fifty percent (50%) of the Class A Interests in the Company. [LLCA]

“Consents” means, collectively, the SITLA Consent, UTC Consent and the PPA Consent. [CA, LLCA]

“Consistent Return” has the meaning set forth in Section 7.9 of the LLC Agreement. [LLCA]

“Contingency Amount” means the amount identified as the “Contingency Amount” in Schedule E of the EPC Agreement. [EPC, Schedule Z]

“Contract Price” means the sum of the Milestone Payments paid and to be paid pursuant to the EPC Agreement. [EPC, Schedule Z]

“Contractor Event of Default” has the meaning set forth in Section 13.1.2 of the EPC Agreement. [EPC]

“Contractor Indemnitees” means, collectively, Contractor and its respective shareholders, partners, Affiliates, employees, Subcontractors, representatives and agents, together with their successors and assigns. [EPC]

“Contractor Termination Payment” has the meaning set forth in Section 13.2.2 of the EPC Agreement. [EPC]

“Contractor’s Personnel” means, collectively, Contractor, its employees, agents, Affiliates, any Person acting under or at the direction of the Contractor and any Subcontractors and their respective employees, agents and subcontractors, together with their successors and assigns. [EPC]

“Contractor’s Taxes” has the meaning set forth in Section 2.2.13 of the EPC Agreement. [EPC]

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 50% (provided, that with respect to Section 6.14 of the Credit Agreement, Section 3.2.1.5, Section 3.2.1.6 and Section 3.2.2.5 of the Account and Security Agreement and the definition of Required Lenders, 10%) or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto. [CA, Schedule Z]

“Controlled Foreign Corporation” means “controlled foreign corporation” as defined in the United States Internal Revenue Code of 1986, as amended from time to time. [ASA]

“Consultation” or “Consult” means to confer with, and reasonably consider and take into account the reasonable suggestions, comments or opinions of another Person. [LLCA]

“Consistent Return” shall have the meaning specified in Section 7.9 of the LLC Operating Agreement. [LLCA]

“Construction Account” means the Construction Account set forth in Section 2.1.1 of the Account and Security Agreement. [ASA, Schedule Z]

“Copyright Licenses” means any and all agreements providing for the granting of any right in or to Copyrights (whether the Company is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 6.6 of the Account and Security Agreement (as amended or supplemented from time to time). [ASA, Schedule Z]

“Copyrights” means all United States, state and foreign copyrights, all mask works fixed in semi-conductor chip products (as defined under 17 U. S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, now or hereafter in force throughout the world, all registrations and applications therefore including, without limitation, the applications referred to in Schedule 6.6 of the Account and Security Agreement (as amended or supplemented from time to time), all rights corresponding thereto throughout the world, all extensions and renewals of any thereof, the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit. [ASA, Schedule Z]

“Cost Overrun” means, as of the Termination Payment Date, the amount by which (i) the sum of (w) the Budget Commitment, plus (x) the Contract Price, plus (y) the aggregate amount of any Contingency Amounts requested and received by Contractor pursuant to Section 5.1.3 of the EPC Agreement, plus (z) the aggregate amount of all other capitalized fees, costs and expenses of constructing and completing the Facility (without duplication of any amounts), in each case, as of such date, exceeds (ii) the Project Budget. [EPC]

“CPI” means the nonseasonally adjusted Consumer Price Index for urban wage earners and clerical workers as published by the United States Bureau of Labor Statistics. [Schedule Z]

“CPI Adjustment” means the sum of: (i) one; plus (ii) the percentage change (expressed in decimal form) from the prior year in the CPI or such other equivalent index as may be mutually agreed upon by the parties from time to time. [O&M, LLC]

“Credit Agreement Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, becomes a Credit Agreement Event of Default; provided, that to the extent that such event or condition expressly provides for a specified period of time or time for performance or completion under the Credit Agreement (excluding any grace periods), such event or condition shall not be a Credit Agreement Default until such specified time period has expired or time has passed. [ASA, CA, ECCA, Schedule Z]

“Credit Agreement Event of Default” has the meaning specified in Section 7 of the Credit Agreement. [ASA, CA, Schedule Z]

“Curative Flip Allocation” has the meaning set forth in Section 6.5(e) of the LLC Operating Agreement. [LLCA]

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others (other than purchases of materials and equipment in the ordinary course of business); (i) obligations to deliver commodities, goods or services in consideration of one or more advance payments; (j) any Debt (as defined in other clauses of this definition) of a partnership for which such Person is liable either by agreement, by operation of law or by requirement of a Governmental Authority but only to the extent of such liability; (k) Disqualified Capital Stock; and (l) any purchase money security interest in any property, or interest therein created or; assumed contemporaneously with the purchase of such property, or interest therein, to secure or provide for the payment or financing of any part of the purchase price thereof. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. [ASA, CA, EPC, LLCA, Schedule Z]

“Debt Service” means, with respect to any measurement period, the aggregate amount of scheduled principal, interest and fees required to be paid on or in connection with the Obligations during such measurement period. [ASA, CA, Schedule Z]

“Debt Service Account” means the Debt Service Account set forth in Section 2.1.1 of the Account and Security Agreement. [ASA, Schedule Z]

“Debt Service Reserve Account” means the Debt Service Reserve Account set forth in Section 2.1.1 of the Account and Security Agreement. [ASA, Schedule Z]

“Default Rate” has the meaning specified in Section 2.9 of the Credit Agreement. [CA]

“Defense Election” has the meaning set forth in Section 7.3(b) of the Equity Capital Contribution Agreement. [ECCA]

“Delivery” or “Delivering” means delivery in a form and manner pursuant to which the intended recipient thereof is capable of readily receiving, distributing or otherwise utilizing the subject matter of such delivery for its intended purpose. [CA, EPC, Schedule Z]

“Delivery Point” means the PacifiCorp substation at Mona, Utah or such other location where the electric energy generated by the Facility is to be Delivered in order for the Facility to generate revenues. [EPC, Schedule Z]

“Demonstrated Geothermal Capacity” means the lesser of 10.35 and the maximum generating capacity of the Facility (measured in MW) as supported by a Geothermal Resource and Energy Assessment Certificate. [Schedule Z]

“Demonstrated Operational Capacity” means the greatest amount of aggregate net MW of electrical output demonstrated by the Facility during full operation pursuant to the Capacity Prove-Out and set forth on the Notice of Facility Substantial Completion. [Schedule Z]

“Deposit Accounts” (a) means all “deposit accounts” as defined in Article 9 of the UCC and (b) includes, without limitation, all of the accounts listed on Schedule 6.4 of the Account and Security Agreement under the heading “Deposit Accounts” (as such schedule may be amended or supplemented from time to time). [ASA, Schedule Z]

“Development Account” means the Development Account set forth in Section 2.1.1 of the Account and Security Agreement. [ASA, CA, Schedule Z]

“Development Account Overage” means, as of any date, the amount by which the balance of the Development Account as of such date exceeds the Development Account Minimum Balance. [EPC]

“Development Account Minimum Balance” means the Development Account Target Balance; provided, that if a Buy-Down Trigger Event occurs, then Development Account Minimum Balance shall mean the product of (i) the Development Account Target Balance, multiplied by (ii) a fraction, the numerator of which is the Actual Efficiency and the denominator of which is 9.614. [ASA, Schedule Z]

“Development Account Target Balance” means $5,000,000. [Schedule Z]

“Discounted Value” means, with respect to the Called Principal of any Advance, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Obligations is payable) equal to the Reinvestment Yield with respect to such Called Principal. [Schedule Z]

“Disputes” has the meaning specified in the applicable Agreement in which such term is used. [EPC, O&M]

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Final Maturity Date and (b) the date on which there are no obligations outstanding under the Credit Agreement. [CA, Schedule Z]

“Disqualified Transferee” means any Person, which is, or whose Affiliate is, then (a) a party adverse in any pending or threatened action, suit or proceeding to the Company or any Member or an Affiliate thereof, if (i) the Company (with the Consent of the Members) or such Member (in its sole and absolute discretion), as applicable, shall not have consented to the Transfer to such Person and (ii) the matter at stake in such action, suit or proceeding is material to the Company or Member, as applicable, or (b) a Person to whom electricity is sold prior to the end of the PTC Period or is not an Unrelated Person. [LLCA]

“Distributable Cash” means, as of any date, all cash, cash equivalents and liquid investments (excluding Capital Contributions) held by the Company as of such date less all reserves that, in the reasonable judgment of the Managing Member, are necessary or appropriate for the operation of the Company or the Facility consistently with the Annual Operating Plan and Budget and Prudent Practices, less amounts necessary to repay Working Capital Loans, and less the Management Fee. Reasonable reserves shall consist of any combination of the following reserves as reasonably determined by the Managing Member: (i) necessary for payment of expenses included in the Annual Operating Plan and Budget, (ii) necessary to prevent or mitigate an emergency situation, (iii) established with the prior written consent of the Members (by Class Majority Vote), (iv) necessary to allow the Company to meet expenses that are clearly identified and expected with reasonable certainty to become due, but that are not included in the Annual Operating Plan and Budget, or (v) necessary to ensure sufficient spare parts or the payment of operational and maintenance costs for the Facility. [LLCA]

“Distribution Conditions” means:

(a) no Credit Agreement Default or Credit Agreement Event of Default has occurred and is continuing;

(b) the Final Completion Date has occurred;

(c) (x) the Debt Service Reserve Account is funded in an amount not less than the Minimum Debt Service Reserve and (y) the Maintenance Reserve Account is funded in an amount not less than the Maintenance Reserve Required Balance; and

(d) the Historical DSCR that corresponds to the Payment Quarterly Transfer Date on which such distribution is being contemplated under Section 3.2.1.8 of the Account and

Security Agreement (as calculated under Section 5.2 of the Credit Agreement) is no less than the Minimum DSCR; and provided, however, that the Distribution Conditions set forth in clause (d) and (e) above shall not be deemed to have been satisfied if the Company has exercised the option to make an equity payment pursuant to Section 5.2.2 of the Credit Agreement. [ASA, CA]

“Distribution Date” means dates selected by the Managing Member at least monthly. [LLCA]

“Documents” means all “documents” as defined in Article 9 of the UCC. [ASA, EPC, LLCA, O&M, Schedule Z]

“Dollars” or “$” refers to the lawful currency of the United States of America. [CA, EPC, O&M]

“Drilling Account” means the Drilling Account set forth in Section 2.2.3 of the Account and Security Agreement. [ASA, CA, EPC, LLCA]

“Drilling Deposit” means the Capital Contributions as required under Section 2.2.3 of the Equity Capital Contribution Agreement and as may be made pursuant to Section 4.4 of the LLC Operating Agreement. [ASA, CA]

“Drilling Reserve Target” means, as of any date, the greater of (i) the amount identified as the “Required Drilling Escrow” set forth in the most recent Drilling Plan and Budget as of such date in accordance with Section 4.3 of the Equity Capital Contribution Agreement, and (ii) the amount identified as the “Drilling Reserve Amount” set forth in the most recently issued Drilling Escrow Certificate as of such date in accordance with Section 4.4 of the Equity Capital Contribution Agreement. [Schedule Z]

“Drilling Services” means all Services that are necessary or appropriate for the purpose of production and reinjection of the geothermal resource to be obtained and maintained in connection with the operation of the Facility. [EPC, Schedule Z]

“Drilling Shortfall” means, as of any date, the amount by which (i) the Drilling Reserve Target as of such date, exceeds (ii) the aggregate amount of capital contributions made by the Class B Investors immediately prior to such date. [ECCA]

“DSCR” means for any period, the ratio of (a) Gross Project Revenues received by the Company during such period, less the aggregate amount of the sum of (i)Reimbursable Costs, plus (ii) Base Fee, plus (iii) Owner Maintenance Agreement Payments, plus (iv) O&M Site Document Payments, plus (v) O&M Other Payments, during such period to (b) Fixed Charges required to be paid during such period. [CA, LLCA, Schedule Z]

“Effective Date” means, as used in any Agreement, the Effective Date as defined in such Agreement. [ASA, ECCA, EPC, LLCA, O&M, Schedule Z, CA]

“Effective Date Capital Contributions” means the capital contributions by the Class A Investors on the Effective Date, as determined in accordance with Section 2.1 of the Equity Capital Contribution Agreement. [CA, LLCA]

“EHS Permits” has the meaning specified in Section 4.6.2 of the Credit Agreement. [CA, ECCA]

“Eligible Assignee” means (a) any Lender, and any Affiliate of any Lender; (b) a Person that is (i) a commercial bank organized under the laws of the United States of America, or any state thereof, and having a combined capital and surplus of at least $100,000,000, (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000; provided, that such bank is acting through a branch or agency located in the United States, (iii) a finance company, insurance company or other financial institution or fund which is engaged in making, purchasing or otherwise investing in commercial loans for its own account in the ordinary course of business, (iv) a Person (other than a natural person) that is engaged in the business of commercial banking or lending and that is (A) a Subsidiary of a Lender, (B) a Subsidiary of a Person of which a Lender is a Subsidiary, (C) a Person of which a Lender is a Subsidiary or (v) that is administered or managed by (A) a Lender, (B) an Affiliate of a Lender or (C) an entity or an Affiliate of an entity that administers or manages a Lender; provided, that notwithstanding any of the foregoing, none of the Company nor any of its Affiliates shall qualify as an Eligible Assignee under this definition. In addition, unless an Credit Agreement Event of Default has occurred and is continuing, no Energy Company may be an Eligible Assignee unless approved by the Company (which approval shall not be unreasonably withheld, conditioned or delayed). [CA, Schedule Z]

“Eligible Facility” means an “eligible facility” as that term has the meaning set forth under 18 C.F.R. § 366.1 (2007). [ECCA]

“Emergency Condition” means the occurrence or significant risk of imminent occurrence of an event that materially adversely affects the safety or protection of Persons or materially adversely affects, in whole or in part, the Facility, the Facility Site or other property located at or adjacent to the Facility Site or materially adversely affects, in whole or in part, any natural resources located on or adjacent to the Facility Site. [O&M]

“Energy Company” means any Person, including such Person’s Affiliates and Subsidiaries that is engaged in the development, ownership, operation or management of renewable energy production and facilities. [Schedule Z]

“Environmental Claim” means, with respect to any Person, any and all Claims by or against such Person arising under, pursuant to or with respect to any violation, including alleged violations, of an Environmental Law or the Release, or alleged Release, of any Hazardous Material. [CA, EPC, O&M]

“Environmental Law” means any Applicable Laws, including all rules and regulations, relating to the environment, pollution, protection of life, health or safety as affected by the environment or natural resources or any Hazardous Material, in each case, as may be in effect from time to time, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j-26; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. [CA, ECCA, O&M, Schedule Z]

“EPC Assets” means all Equipment and Materials comprising the Facility, satisfying the technical specifications set forth in the Project Design Book with respect thereto, other than the Owner-Supplied Assets; provided, that if any Equipment and Materials could be deemed to be both EPC Assets and Owner-Supplied Assets, such Equipment and Materials shall be deemed EPC Assets for any purposes under the EPC Agreement. [EPC, Schedule Z]

“EPC Other Payment” has the meaning set forth in Section 5.2.3 of the EPC Agreement. [EPC]

“EPC Site Document Payment” has the meaning set forth in Section 5.2.2 of the EPC Agreement. [EPC]

“Equipment” means: (a) all “equipment” as defined in the UCC, (b) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC) and (c) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures. [ASA, EPC, Schedule Z]

“Equipment and Materials” means all equipment, machinery, apparatus, materials, articles, components, raw materials, supplies, parts, systems, structures and any other equipment or items comprising or otherwise necessary or appropriate to be incorporated or integrated into, based on the design, engineering, construction, development, operation and maintenance of, as applicable, a geothermal power plant facility of a similar nature, size and complexity as the Facility, in each case, based on the technical specifications and requirements set forth in the Project Design Book. [EPC, O&M, Schedule Z]

“Equity Base Case Model” means the Original Equity Base Case Model; provided, that if a Buy-Down Trigger Event occurs, then “Equity Base Case Model” means the Recalculated Equity Base Case Model. [ECCA, EPC, LLCA, Schedule Z]

“Equity Interests” means shares of capital stock in a corporation, partnership interests in a partnership, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest. [CA, ECCA, Schedule Z]

“Equity Investors” means collectively, the Class A Investors, the Class B Investors and the Class C Investor. [O&M, Schedule Z]

“Equity Transactions” the transactions contemplated by the Equity Capital Contribution Agreement. [ECCA]

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute. [CA, LLCA, Schedule Z]

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Company would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code. [Schedule Z, CA]

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder, except for any such events for which the 30-day notice to the PBGC has been waived, (b) the withdrawal of the Company or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to section 4202 of ERISA or (f) any other event or condition which is likely to result in the termination of, or the appointment of a trustee to administer, any Plan under section 4042 of ERISA. [CA]

“Event of Abandonment” means the cessation of operation of the Project or abandonment of development and/or construction of the Project for more than thirty (30) consecutive days, (which period (a) shall be measured from the first occurrence of a work stoppage and continuing until work of a substantial nature is resumed and thereafter diligently continued and (b) shall be extended to the extent any cessation of operations or other abandonment results from any Force Majeure Event, a Casualty Event, Prudent Practice or pursuant to Section 4.3 or Section 4.4 of the EPC Agreement). [CA]

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in accordance with the requirements of the Credit Agreement; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP and are bonded or pledged or enforcement of which could not reasonably be expected to have a Material Adverse Effect; (d) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided, that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Company to provide collateral to the depository institution; (e) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Company for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal, geothermal water or steam or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Company or materially impair the value of such Property subject thereto; (f) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (g) judgment and attachment Liens not giving rise to a Credit Agreement Event of Default; (h) matters identified in that certain title policy as such policy has been approved by the Required Lenders, and (i) Capital Leases to the extent permitted by Section 6.1.7 of the Credit Agreement; provided, that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further, that Liens described in clauses (a) through (d) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced. [ASA, CA]

“Excess Distributable Cash” means Distributable Cash for any given quarter (before taking into account the Management Fee Bonus for such quarter) above the amount of Distributable Cash set forth for said quarter in Schedule Y to the LLC Operating Agreement.

“Excluded Taxes” means, with respect to any Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder or under any Financing Document, (a) sales, capital gain, income or franchise taxes imposed on it by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located, and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to the Credit Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.13.7 of the Credit Agreement except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.13 of the Credit Agreement. [CA, Schedule Z]

“Expert” has the meaning set forth in Section 6.5.2 of the EPC Agreement. [EPC, LLCA]

“Extended Expiration Date” has the meaning set forth in Section 8.1 of the O&M Agreement. [O&M, Schedule Z]

“Facility” means a geothermal electricity generating plant with a net nameplate capacity rating of at least the Minimum Capacity Rating and all components related thereto, including fifty (50) PureCycle© 225 System geothermal power system turbines, components for the extraction and gathering of geothermal resources used in the operation of the Facility and components for the Delivery of electricity generated by the Facility to the Delivery Point. For the avoidance of doubt, the Facility shall be comprised of the Equipment and Materials included within the EPC Assets and the Owner-Supplied Assets. [CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Facility Objectives” means (i) having at all times, in all material respects, the capacity and functional ability to perform, on a continuing basis, the functions for which the Facility was designed and in accordance with the Project Design Book and Prudent Practices, (ii) satisfying the performance criteria set forth on Schedule C to the O&M Agreement, as may be amended from time to time, (iii) having, procuring or otherwise obtaining the geothermal resources necessary to operate the Facility in accordance with the performance criteria set forth on Schedule C to the O&M Agreement, and (iv) Delivering the electric energy generated by the Facility to the Delivery Point. [O&M]

“Facility Plan and Budget” means, with respect to the applicable Operating Year, an annual operating budget and capital budget, broken down on a monthly basis, setting forth in detail the following matters related to the Facility: (A) anticipated operations, repairs and capital improvements (including any teardowns and major overhauls as separate budget items), (B) routine maintenance and overhaul schedules (including major maintenance), (C) procurement (including equipment acquisitions and spare parts and consumable inventories indicating a breakdown of capital items and expense items), (D) staffing, personnel and labor activities (including unit rates for labor, hourly rates for consultants who are not employees of the Operator or its Affiliates, and holidays to be observed), (E) administrative activities, and (F) data regarding other work proposed to be undertaken by Operator, together with an itemized estimate, in detail reasonably acceptable to Owner, of all Reimbursable Costs to be incurred in connection therewith, together an annual operating plan setting forth underlying assumptions and implementation plans. [O&M]

“Facility Site” means the Permanent Parcels. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Facility Substantial Completion” has the meaning set forth in Section 6.2.1 of the EPC Agreement. [ASA, CA, EPC, Schedule Z]

“Facility Substantial Completion Certificate” means the certificate substantially in the form attached to the EPC Agreement as Exhibit D, as may be amended, restated or supplemented from time to time. [EPC, Schedule Z]

“Facility Substantial Completion Date” means the date upon which Facility Substantial Completion occurs in accordance with the requirements of the EPC Agreement. [CA, EPC, Schedule Z]

“Federal Book-Entry Regulations” means (a) the federal regulations contained in Subpart B (“Treasury/Reserve Automated Debt Entry System (TRADES)” governing Book-Entry Securities consisting of U.S. Treasury bonds, notes and bills) and Subpart D (“Additional Provisions”) of 31 C.F.R. Part 357, 31 C.F.R. § 357.10 through § 357.14 and § 357.41 through § 357.44 (including related defined terms in 31 C.F.R. § 357.2); and (b) to the extent substantially identical to the federal regulations referred to in clause (a) above (as in effect from time to time), the federal regulations governing other Book-Entry Securities. [ASA]

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if that rate is not so published for any day that is a Business Day, Deutsche Bank Trust Company Americas Federal funds broker rate of recognized standing selected by it. [CA]

“FERC” means the Federal Energy Regulatory Commission or any successor thereto. [ECCA, LLCA, Schedule Z, CA]

“Final Completion” has the meaning set forth in Section 6.3.1 of the EPC Agreement. [ASA, ECCA, EPC, O&M, Schedule Z, CA]

“Final Completion Certificate” means the certificate substantially in the form attached to the EPC Agreement as Exhibit E, as may be amended, restated or supplemented from time to time. [EPC, Schedule Z]

“Final Completion Date” means the date upon which Final Completion occurs in accordance with the requirements of the EPC Agreement. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Final Development Account Distribution Date” has the meaning assigned in Section 3.9.3.5 of the Account and Security Agreement. [ASA, CA]

“Final Maturity Date” means December 31, 2026 or such earlier date on which a Credit Agreement Event of Default occurs and the Obligations are accelerated pursuant to Section 8.1 of the Credit Agreement. [CA, Schedule Z]

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references in the Credit Agreement to a Financial Officer means a Financial Officer of the Company. [CA, Schedule Z]

“Financing Conversion Date” means the date on which the Lenders obtain all right, title and interest of the Class B Investors in the membership interests of the Company pursuant to the Class B Investors Pledge Agreement. [EPC, O&M]

“Financing Expiration Date” means (a) when used in the EPC Agreement and the O&M Agreement, the later of (i) the date on which the aggregate principal amount, together with any accrued and unpaid interest thereon, and any other amount due and payable under the

Credit Agreement has been repaid in accordance with the terms and conditions thereof and the Commitments and the Financing Documents have been terminated and (ii) the Flip Date and (b) when used in the Financing Documents, the date on which the aggregate principal amount, together with any accrued and unpaid interest thereon, and any other amount due and payable under the Credit Agreement has been repaid in accordance with the terms and conditions thereof and the Commitments. [ASA, EPC, O&M]

“Fiscal Quarter” means any of the fiscal quarterly accounting periods of the Company, ending March 31, June 30, September 30, and December 31. [CA, Schedule Z]

“Fixed Charges” means, for any period, the sum, for the Company, of the following items during such period: (a) Interest Expense to the extent actually paid in cash, (b) scheduled payments of principal of Debt, including under the Credit Agreement and (c) the portion of payments, other than optional payments, made under Capital Leases that should be treated as payment of principal in accordance with GAAP. [Schedule Z]

“Fixed Tax Assumptions” means the following assumptions: (1) the Class A Investors are and will be fully taxable at a thirty five percent (35%) federal income tax rate (and any state, local, foreign or other income taxes are inapplicable) and will be able to utilize fully all regular federal income tax benefits allocated to them from the Company, (2) the Company is and will be the sole owner of the Project for federal income tax purposes, (3) the applicable depreciation periods, methods and conventions are as set forth in the Equity Base Case Model; provided that such depreciation periods, methods and conventions shall not include the amounts allocated to particular assets, (4) the Company is classified as a partnership for federal income tax purposes for all periods after the Effective Date, (5) so long as it is still a Member, the Class A Investors will be treated as partners for federal income tax purposes for all periods after the Effective Date and will be subject to tax as partners, under Code Section 702 and subchapter K of Chapter 1 of the Code, upon their distributive shares of Company income, gain, loss, deduction and credit, and (6) the allocation of items of income, gain, loss, deduction and credit among the Members shall be respected for federal income tax purposes; provided that this is an assumption only that the allocations in Article V of the LLCA will be respected under subchapter K of the Code and not an assumption about the actual amounts and timing of income, gain, loss, deduction and credit, not an assumption about the opening Capital Account balances of the Members, not an assumption about how payments or distributions by the Company will be characterized for tax purposes and their resulting effects on the Capital Accounts and outside bases of the Members, and not an assumption about the proper book recovery methods in cases where there is a book-tax disparity. [LLCA]

“Flip Date” means the last day of the month in which the Class A Investors achieve an Internal Rate of Return equal to or greater than the Target IRR. [LLCA]

“Flip Purchase Option” means the purchase option under Section 9.7 of the LLC Operating Agreement.

“Force Majeure” or “Force Majeure Event” means, with respect to any Agreement, an event or circumstance that affects a Party’s ability to perform its obligations under such Agreement to the extent such event or circumstance (a) intentionally omitted, (b) was beyond the reasonable control of such Party, (c) the effects of which are incapable of being prevented, overcome or mitigated by the reasonable efforts of such Party and (d) did not result from the fault or negligence of the Party claiming Force Majeure. Such events or circumstances may include, but are not limited to, action or inaction of a governmental authority, acts of nature, drought, flood, earthquake, tornado, hurricane, storm, fire, lightning, or other unusually severe weather, epidemic, war, riot, civil disturbance, unavailability of or disruption to transportation or transportation systems, or other natural disasters, embargo, blockade, sabotage, terrorism, or the threat of such acts, explosions, strikes, boycotts, work slowdowns, or other labor disputes (it is understood that a strike, boycott, work slowdown, or other labor dispute directed at a Party shall not be deemed a Force Majeure Event with respect to such Party), the existence of Hazardous Substance not caused by the Party claiming Force Majeure (which existence is not otherwise a violation or breach of such Agreement, including a breach of the representations and warranties made herein), order or judgments of any governmental authority (other than the granting of Governmental Approvals), the absence, suspension, termination, interruption, delay, denial, or failure of renewal of any Governmental Approval the procurement of which was or is not the responsibility of the Party claiming Force Majeure or for which application was duly and timely made by the responsible Party and in respect of which the affected Party is otherwise in compliance, if applicable, a change of Applicable Law that materially prevents the affected Party from performing its obligations under the relevant Agreements, or other similar event, which, in each case, to the extent that such event materially adversely affects or prevents a Party’s ability to perform its obligations under such Agreement and was not reasonably preventable or in the control of the Party claiming Force Majeure. Force Majeure Event includes, but is not limited to, the failure of a contractor or supplier (other than the Contractor) to furnish labor, services, materials, or equipment in accordance with its contractual obligations; provided, that such failure is itself due to a Force Majeure Event. In no instance shall any of the following be considered or constitute a Force Majeure Event: (i) availability of, or price levels or fluctuations with respect to labor, materials, services, supplies, equipment or other components related to items to be procured, supplied or constructed by Contractor; (ii) economic hardship; (iii) lightning strikes that adversely affect the operation of Equipment and Materials powered by electricity; (iv) any delay or failure of Contractor to obtain supplies, materials, equipment or other components for the Facility due to the delay or failure of any Person to perform any obligation owed to Contractor, unless such delay or failure is caused by an event of Force Majeure materially adversely affecting such Person; (v) equipment failure unless such failure is caused by an independent event of Force Majeure; (vi) domestic and/or foreign transportation delays unless such delays are caused by an independent event of Force Majeure, or (vii) Excluded Changes of Law. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction. [CA, Schedule Z]

“Former Real Property” has the meaning specified in Section 4.6.1 of the Credit Agreement. [CA]

“Full Revenue QTD” means the first Quarterly Transfer Date immediately following the first full Fiscal Quarter occurring after the Final Completion Date. [ASA]

“Funding Failure” means the failure of the Lenders to make Advances in non-compliance with the Credit Agreement. [EPC]

“FPA” means the Federal Power Act and the regulations of the FERC thereunder. [ECCA, LLCA]

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.3 of the Credit Agreement. [CA, ECCA, LLCA, Schedule Z]

“General Intangibles” (a) means all “general intangibles” as defined in Article 9 of the UCC and (b) includes, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations, all Assigned Agreements, all ASA Intellectual Property and all Payment Intangibles (in each case, regardless of whether characterized as general intangibles under the UCC). [ASA, Schedule Z]

“Geothermal Resource and Energy Assessment Certificate” means a certificate issued by the Geothermal Engineer substantially in the form attached to the EPC Agreement as Exhibit C, as may be amended, restated or supplemented from time to time by the Geothermal Engineer. [EPC]

“Goods” (a) means all “goods” as defined in Article 9 of the UCC and (b) includes, without limitation, all Inventory and Equipment and any computer program embedded in the goods and any supporting information provided in connection with such program if (x) the program is associated with the goods in such a manner that is customarily considered part of the goods or (y) by becoming the owner of the goods, a Person acquires a right to use the program in connection with the goods (in each case, regardless of whether characterized as goods under the UCC). [ASA]

“Governmental Approval” as used in any Agreement means any license, consent, permit, authorization, requirement, environmental plan, certificate, waiver, franchise, variance, order, decision, registration, ruling and other approval or permission necessary or appropriate, including as to zoning, environmental protection, pollution, sanitation, energy regulation, safety, siting or building, to be obtained from any Governmental Authority having jurisdiction over or with respect to the applicable Party to such Agreement, the transactions contemplated by such Agreement and the performance of the Parties thereunder. [CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Governmental Authority” as used in any Agreement means, with respect to any matter, any federal, state or local government or any political subdivision thereof, taxing authority, instrumentality, regulatory body, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state or local court, tribunal or arbitrator, including but not limited to any environmental agency, in each case, having jurisdiction over or with respect to the applicable Party to such Agreement, the transactions contemplated by such Agreement and the performance of the Parties thereunder. [CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted tax basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company will be the Gross Fair Market Value of such asset as of the date of contribution; provided, that the initial Gross Asset Value of the assets deemed contributed to the Company by IRP on the Effective Date will be the value agreed to by IRP and MLE and reflected in Schedule 4.2(d) to the LLC Operating Agreement;

(b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective fair market values at the times listed in Section 4.2(c) of the LLC Operating Agreement;

(c) the Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the Gross Fair Market Value of such asset on the date of distribution;

(d) the Gross Asset Values of all Company assets shall be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the Managing Member determines that an adjustment pursuant to subsection (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e) if the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset. [LLCA]

“Gross Project Revenues” means all payments to the benefit of the Company (determined on an actual receipts basis), including (a) all payments made under the Project Documents, (b) interest, dividend and other income in respect of sums standing to the credit of the Security Accounts, (c) any proceeds of any business interruption, delay-in-start-up or loss of profit insurance, (d) any refunds of tax of any kind, and (e) any other income, receipts or gains (including any such income, receipts or gains as are of a non-recurring or extraordinary nature) from whatever source (other than pursuant to the Financing Documents except as provided in clause (b) hereof) and whether or not attributable to the Project; provided, that notwithstanding the foregoing, (i) interest, dividends and other income paid or deposited into the Distribution Account shall not constitute “Gross Project Revenues”, and (ii) equity investments in the Company other than (A) the Capital Contribution Commitment and (B) equity investments made in accordance with the proviso of Section 5.2.2 of the Credit Agreement shall not constitute “Gross Project Revenues.” [ASA, CA, Schedule Z]

“Guaranteed Final Completion Date” means the earlier of (i) one hundred and eighty (180) calendar days after the Facility Substantial Completion Date and (ii) June 15, 2009. [ASA, CA, EPC, O&M, Schedule Z]

“Hazardous Material” means any petroleum or petroleum product (including but not limited to waste petroleum), contaminant, chemical product or intermediate, chemical by-product, flammable material, explosive, radioactive substances, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls, or other chemicals defined in Environmental Laws as hazardous substances, hazardous wastes, extremely hazardous wastes, solid wastes, toxic substances, pollutants or contaminants. [CA, ECCA, EPC, O&M, Schedule Z, CA]

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such Applicable Laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than Applicable Laws allow as of the Effective Date. [CA]

“Historical DSCR” means, with respect to any Quarterly Transfer Date, the DSCR for the four Fiscal Quarter periods ending on the last day of the full Fiscal Quarter immediately preceding such Quarterly Transfer Date; provided, that (a) for the first full Fiscal Quarter occurring after the Final Completion Date, “DSCR” shall mean the “DSCR” for such Fiscal Quarter then ending multiplied by four, (b) for the second full Fiscal Quarter occurring after the Final Completion Date, “DSCR” shall mean the “DSCR” for such two Fiscal Quarters then ending multiplied by 2, and (c) for the third full Fiscal Quarter after the Final Completion Date, “DSCR” shall mean the “DSCR” for such three Fiscal Quarters then ending multiplied by  4/3. [CA, Schedule Z]

“Indemnified Claims” has the meaning set forth in Section 7.1 of the Equity Capital Contribution Agreement. [ECCA]

“Indemnification Notice” has the meaning set forth in Section 7.3(a) of the Equity Capital Contribution Agreement. [ECCA]

“Independent Accounting Firm” means an accounting firm that is acceptable to a majority of the Class A Investors and the Class B Investors.

“Independent Engineer Reports” means the reports and certifications delivered by the Independent Engineer pursuant to Article VI of the EPC Agreement. [CA]

“Initial Expiration Date” has the meaning set forth in Section 8.1 of the O&M Agreement. [O&M, Schedule Z]

“Instruments” means all “instruments” as defined in Article 9 of the UCC. [ASA]

“Insurance” means: (a) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (b) any key man life insurance policies. [ASA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Insurance Consultant’s Report” means the report of the Insurance Consultant which confirms that the insurance coverages for both the construction and operation periods of the

Project comply with the insurance requirements of Section 5.12 of the Credit Agreement. [Schedule Z]

“Intellectual Property” means, as to the Company, the Company’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under Applicable Law with respect to the Company’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship; software and contract rights relating to computer software programs, in whatever form created or maintained. [ASA, CA, ECCA, Schedule Z]

“Interconnection Assets” has the meaning set forth in Article XI of the Account and Security Agreement. [ASA]

“Interest” means the interest of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations, and to vote, consent or approve, if any. [CA]

“Interest Expense” means, for any period, the aggregate interest expense for the Company. [Schedule Z]

“Internal Rate of Return” means the discount rate that sets A equal to B, where A is the present value of (a) the Production Tax Credits allocated to the Class A Investors, plus (b) the tax savings from tax losses or deductions allocated to the Class A Investors (excluding any such losses or deductions that are suspended under section 704(d) of the Code but only for the period that the losses or deductions are suspended), plus (c) the cash distributed to the Class A Investors, including any Buy-Down LLC Redemption Amount, plus (d) any indemnity payments by IRP to MLE under Article VII of the Equity Capital Contribution Agreement that compensate for loss of any item listed in the foregoing clauses (a), (b) and (c), minus (e) the tax detriment from any taxable income or gain allocated to the Class A Investors by the Company and from any gain recognized by the Class A Investors under section 731(a) of the Code (including after a deemed cash distribution caused by a shift in how liabilities are shared in the outside bases of the Members on the Flip Date), and B is the present value of the Capital Contributions made by MLE on the both the Effective Date and the Second Funding Date. However, if the Flip Purchase Option is exercised, when the parties calculate the minimum Purchase Price the Class A Investors require to reach or maintain the Target IRR, the tax detriment taken into account under clause (e) will include taxes on gain on the sale of the Class

A Interests. Section 6.5(c) of the LLC Operating Agreement has a list of other assumptions and conventions that will be used when calculating the Internal Rate of Return. [LLCA, Schedule Z]

“Inventory” means, with respect to the Company: (a) all “inventory” as defined in the UCC and (b) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in the Company’s business; all goods in which the Company has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by the Company, all computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC). [ASA, Schedule Z]

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with (other than deposits to Deposit Accounts in the ordinary course of business), or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person. [ASA, CA, EPC, Schedule Z]

“Investment Related Property” means: (a) all “investment property” (as such term is defined in Article 9 of the UCC) and (b) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Collateral Account, Securities Accounts, Commodities Accounts, Deposit Accounts and certificates of deposit. [ASA, Schedule Z]

“IRS” means the Internal Revenue Service or any successor agency. [ECCA, LLCA, Schedule Z]

“Knowledge” of Raser, IRP or the Company means the actual knowledge of Brent M. Cook, Martin F. Petersen, Richard D. Clayton and Sean McBride. [ECCA]

“kW” means kilowatt, a unit of measurement of electric energy output that is equivalent to one-thousand watts.

“Late Payment Rate” means the Prime Rate plus 2.0%. [O&M]

“Leases” means, collectively as of any date, the Permanent Parcels, the Collateral Parcels and the Resource Support Parcels, but excluding the Released Assets as of such date. [ECCA, Schedule Z]

“Lender Indemnitees” means, collectively, Lenders and their respective shareholders, partners, Affiliates, employees, representatives and agents, together with their successors and assigns. [CA]

“Lenders” means each of the lenders that is an initial signatory to the Credit Agreement or that, pursuant to Section 16.2 of the Credit Agreement, becomes a “Lender” under the Credit Agreement. [ASA, CA, ECCA, O&M, Schedule Z]

“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” opposite its name on Schedule A to the Credit Agreement or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent. [CA]

“Letter of Credit Right” has the meaning specified in Article 9 of the UCC. [ASA]

“Liability” means, with respect to any Person, any liability, expense or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise. [ECCA, LLCA, O&M]

“Lien” means any security interest, community or other material property interest, pledge, mortgage, option, lien (including environmental and Tax liens), assessment, lease, charge, encumbrance, claim, preferential arrangement, condition, equitable interest, license, right-of-way, easement, encroachment, right of first refusal, buy/sell agreement or any other restriction of any kind, including any restriction or covenant with respect to, or condition governing, the use, voting, transfer, receipt of income or other exercise of any attributes of ownership. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“LLC Act” means the Delaware Limited Liability Company Act, 6 Del. Code §§ 18.101 et. seq., as amended from time to time, and any successor to such Act. [ECCA, LLCA]

“Loss Proceeds” means (a) any proceeds from insurance (other than business interruption, delay-in-startup or loss of profit insurance) or other funds paid to compensate the Company for damage or loss to the Project or any portion thereof including, without limitation , in connection with any Casualty Event. [ASA, CA]

“Loss Proceeds Withdrawal Request” has the meaning specified in Section 2.6.1.2(7) of the Credit Agreement. [CA]

“Maintenance Reserve Account” means the Maintenance Reserve Account set forth Section 2.1.1 of the Account and Security Agreement. [ASA].

“Maintenance Reserve Required Balance” means in respect of a Fiscal Quarter, the amount corresponding to such Fiscal Quarter as set forth on Schedule 2B of the Account and Security Agreement. [ASA, Schedule Z]

“Maintenance Reserve Withdrawal Request” means a Maintenance Reserve Withdrawal Request substantially in the form of Exhibit I of the Account and Security Agreement, duly executed and delivered by all required signatories thereto. [ASA]

“Maintenance Standards” means with respect to any O&M Services (i) compliance with all terms and conditions of the O&M Agreement and the Project Documents, including the warranty provisions relating to the Facility and the components thereof, (ii) compliance with the Annual Operating Plan and Budget, (iii) compliance with all Applicable Laws, including Environmental Laws, and Governmental Approvals, (iv) the provision and performance all O&M Services in conformity with Prudent Practices and causing the Facility to be in good working order in compliance with Prudent Practices, (v) compliance with the O&M Manual and all technical and operational guidelines and specifications relating to the Facility and the components thereof, (vi) compliance with the terms and conditions of all insurance policies relating to the Facility and the Facility Site, (vii) performing such O&M Services in a manner to cause the Facility to be in at least as good a condition and working order upon termination of the O&M Agreement as when the Facility and Facility Site were delivered to Operator under the O&M Agreement, ordinary wear and tear excepted, (viii) performing such O&M Services in a manner to optimize of the useful life of the Facility, (ix) minimization of damage to the Facility and Facility downtime, (x) performing such O&M Services in a manner to minimize Reimbursable Costs under the O&M Agreement and (xi) performing such O&M Services in the best interests of Owner and the Facility Objectives. [O&M]

“Major Decisions” means:

With respect to the Pre-Flip Period, any of the following:

(a) Except for Debt under the Financing Document and customary unsecured trade payables incurred in the ordinary course of business, incurring in any single transaction or in any series of related transactions Debt (including any Working Capital Loans made pursuant to Section 4.5 of the LLC Operating Agreement) such that the amount of such Debt (excluding Debt under the Financing Documents and customary unsecured trade payables incurred in the ordinary course of business) outstanding at any point of time is in excess of $2,500,000;

(b) Entering into any (i) transaction between the Company and any Member or any Affiliate of a Member, other than any such transaction expressly provided for in any of the Operative Documents, or (ii) amendment, modification or termination of any transaction between the Company and any Member, or any Affiliate of a Member provided for in any Operative Document;

(c)	Appointment of a new Managing Member or Operator;

(d) Approving any Annual Operating Plan and Budget or any amendments or modifications thereto as provided in Section 6.1 of the O&M Agreement or as required pursuant to Section 7.2 of the LLC Operating Agreement;

(e) Approving expenditures of more than $50,000 in the aggregate in a calendar year under the O&M Agreement, or other similar agreement, that are not otherwise provided for in the Annual Operating Plan and Budget;

(f) Initiating any litigation or arbitration, or settling claims, litigation or arbitration by or with respect to the Company if, as a result of such settlement, the Company would be obligated to pay more than $100,000, in the aggregate;

(g) Assuming, guaranteeing or becoming obligated for the payment of money or the performance of any contract or other obligation of any Person in excess of $250,000 in the aggregate;

(h) Making any tax election, except as expressly provided for in the LLC Operating Agreement;

(i) Causing the Company to be treated other than as a partnership for United States federal income tax purposes (including by electing under Treasury Regulations Section 301.7701-3 to be classified as an association);

(j) Entering into (i) any material amendment, modification, waiver, termination or replacement of the Company’s Certificate of Formation or of any Operative Document (other than this Agreement which requires the consent of all of the Members) or failing to enforce any provision of any Operative Document if such amendment, modification, termination or failure would have a Material Adverse Effect on the Company or the Class A Investors; (ii) any additional Operative Document; or (iii) any new agreement with an Affiliate of a Member or amending any economic provision of any existing contract with any such Affiliate;

(k) Permitting (i) possession of property of the Company by any Member (unless such action is taken pursuant to the express terms of any Operative Document), (ii) the assignment,

transfer or pledge of rights of the Company in specific property of the Company for other than a Company purpose or other than for the benefit of the Company, or (iii) any commingling of the funds of the Company with the funds of any other Person;

(l) Amending, modifying, terminating or permitting the expiration of, any material license and permit required for the operation, ownership, management or maintenance of the Facility or the sale or transmission of power therefrom;

(m) Making any distribution to any Member except as specified in the LLC Operating Agreement;

(n) Making any advance payment of compensation or other consideration to the Managing Member or any of its Affiliates;

(o)(i) Merging or consolidating the Company with any Member or other Person, (ii) changing the Company’s legal form; or recapitalizing, liquidating, winding up or dissolve the Company, (iii) agreeing to an exchange of interests with any other Person, or (iv) acquiring all or substantially all of the assets or stock of any other Person;

(p) Admitting any additional Member of the Company except as permitted under Article IX of the LLC Operating Agreement;

(q) Except as otherwise specified in LLC Operating Agreement, causing the Company to (i) sell or issue any interest, or any option, warrant or similar right to acquire any interest, of any kind in the Company, or (ii) distribute any Assets of the Company or redeem, purchase or otherwise acquire any interest in the Company,

(r) Causing the Company to engage in any business or activity that is not within the purpose of the Company, as described in Section 2.3 of the LLC Operating Agreement, or to change such purpose;

(s) Allowing any Turbine to be modified or replaced or well to be shut down;

(y) Causing or permitting the Company to receive or use any grant, tax-exempt financing, subsidized energy financing, or other federal credits, each within the meaning of Section 45(b)(3) of the Code;

(t) Causing the Company to file a voluntary petition in bankruptcy, or file any petition or answer or consent seeking any reorganization, arrangement, moratorium, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Applicable Laws relating to bankruptcy, insolvency or other relief for debtors, or seek or consent to the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties;

(u) Causing the Company (i) to admit in writing its inability to pay its debts as they mature, (ii) to give notice to any Governmental Authority of insolvency or pending insolvency, or suspension or pending suspension of operations or (iii) to make a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors;

(v) Selling, leasing or otherwise voluntarily disposing of assets of the Company with an aggregate fair market value in excess of $2,500,000 during any 12-month period, other than sales of energy and related environmental attributes under approved contracts or as part of an approved course of conduct;

(w) Causing or permitting any Encumbrance or grant of any Encumbrance on the assets or rights of the Company, other than Permitted Liens;

(x) Changing the method of tax accounting used by the Company to the extent any such change would have an adverse effect on eligibility to claim Production Tax Credits or on the timing or amount of depreciation allowances;

(y) Causing or permitting the Company to hire any employees or establish or participate in any employee benefit plans;

(z) Causing or permitting the Company to make loans to third parties; and

(aa) Causing or permitting the Company to engage in any speculative energy trading, including trading of financial contracts, such as swaps or derivatives that may be subject to FAS 133 accounting rules.

With respect to the period following the Flip Date, the matters in paragraphs (o), (q), (t) and (v) above. [LLCA]

“Majority Vote” shall have the meaning set forth in Section 3.2(f) of the LLC Operating Agreement. [LLCA]

“Make-Whole Amount” means, with respect to any Advance, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Advance over the amount of such Called Principal; provided, that the Make-Whole Amount may in no event be less than zero. [ASA, CA, Schedule Z]

“Management Fee” means a quarterly fee payable to the Managing Member pursuant to Section 8.3 of the LLC Operating Agreement which will be payable at the end of each quarter in a Fiscal Year to the extent of available funds before any distribution of Distributable Cash for such quarter and cumulative from quarter to quarter. The Management Fee shall be calculated as the sum of: (i) $500,000 per Fiscal Year for the initial Fiscal Year commencing on the Effective Date of the LLC Operating Agreement (or prorated portion thereof if such initial Fiscal Year is less than twelve months), and escalating thereafter by two and a half percent (2.5%) per year; and (ii) the Management Fee Bonus. [ASA, CA, LLCA]

“Management Fee Bonus” the Management Fee Bonus shall be paid to the Managing Member to provide an incentive to the Manager to increase the megawatts generated at the Facility and to decrease the expenses of operating the Facility. The Management Fee Bonus shall be the lesser of (i) $1,000,000 per Fiscal Year or (ii) the sum of (A) the positive difference (if any) between the amount set forth for property taxes on Schedule Y of the LLC Operating Agreement in any given year and the amount of actual property taxes paid for such year, which amount shall be payable in one sum in the quarter in which property taxes are paid or would have been paid had there been a property tax burden; and (B) 75% of the Excess Distributable Cash.

“Material Adverse Effect” means, with respect to the Company, a material adverse change in, or material adverse effect on (a) the business, operations, Property, liabilities (actual or contingent) or financial condition of the Company, (b) the ability of the Company to perform any of its obligations under any Financing Document or Project Document to which it is a party, (c) the validity or enforceability of any Financing Document, (d) the rights and remedies of or benefits available to any Lender under any Financing Document or (e) completion of the Project on a timely basis as contemplated by the Project Budget and the Project Schedule. [CA, ECCA, Schedule Z]

“Material Indebtedness” means Debt (other than the Obligations) of the Company in an aggregate principal amount exceeding $250,000. [CA, ECCA]

“Material Project Party” means any party to an Operative Document, but only, in each case, upon or prior to the expiration or early termination of the relevant Operative Document; provided, however, that the Lenders, Administrative Agent, Class A Investors, Class C Investor and the Collateral Agent shall not be Material Project Parties. [CA, ECCA]

“Material Receivable” means any Receivable with an aggregate value in excess of $100,000. [CA]

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulation Section 1.704-2(b)(4). An example is where a Member or a person related to the Member makes a loan on a nonrecourse basis to the Company. [LLCA]

“Membership Interests” means the Class A Interests, the Class B Interests and the Class C Interests. [LLCA]

“Milestone(s)” means each event or condition identified as a “Milestone” in the Project Schedule attached as Schedule F to the EPC Agreement. [CA, EPC, Schedule Z]

“Milestone Payment” means each payment amount associated with each Milestone set forth in Schedule F to the EPC Agreement. [EPC, Schedule Z]

“Milestone Payment Request” has the meaning set forth in Section 5.1.2 of the EPC Agreement. [EPC]

“Milestone Payment Schedule” means the integrated schedule setting forth Milestones and the portion of the Contract Price payable with respect thereto, as set forth in Schedule F of the EPC Agreement. [EPC]

“Milestone Progress Report” means a progress report containing the information required by Section 2.3.2 of the EPC Agreement and submitted substantially in the form attached as Exhibit B of the EPC Agreement. [EPC]

“Minimum Capacity Rating” means 6.0 MW. [EPC, Schedule Z]

“Minimum Debt Service Reserve” means, as of the date of determination, an amount equal to the maximum projected debt service payments for the Project over the next immediately succeeding six (6) month period, which amount may be funded by an Approved Reserve Letter of Credit. [ASA, Schedule Z]

“Minimum DSCR” is 1.20:1.0. [CA, Schedule Z]

“Minimum Gain Attributable to Member Nonrecourse Debt” means the amount of minimum gain there is in connection with a Member Nonrecourse Debt, calculated in the manner described in Treasury Regulation Section 1.704(i)(3). [LLCA]

“MLE Indemnified Costs” has the meaning set forth in Section 9.1 of the Equity Capital Contribution Agreement. [ECCA]

“MLE Indemnified Parties” has the meaning set forth in Section 9.1 of the Equity Capital Contribution Agreement. [ECCA]

“Money” means “money” as defined in the UCC. [ASA]

“Moody’s” means Moody’s Investor Services, Inc. [Schedule Z]

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA. [CA]

“MW” means megawatt, a unit of measurement for electric energy output that is equivalent to one million watts. [EPC, ECCA, Schedule Z]

“Net Cash Flow” means, with respect to any measurement period, Gross Project Revenues for such measurement period, less (i) Reimbursable Costs (excluding any Special Project Document Payments), Base Fee, the Owner Maintenance Agreement Payments, O&M Site Document Payments, and O&M Other Payments, for such measurement period, less (ii) Debt Service for such measurement period. [Schedule Z]

“Non-Interference Certificate” means the certificate substantially in the form attached to the LLC Agreement as Exhibit F, as may be amended, restated or supplemented from time to time. [LLCA]

“Nonrecourse Deduction” means a deduction for spending that is funded out of nonrecourse borrowing by the Company or that is otherwise attributable to a “nonrecourse liability” of the Company within the meaning of Treasury Regulation Section 1.704-2. [LLCA]

“Note” means a promissory note evidencing the indebtedness owed to a Lender under the Credit Agreement. [CA]

“Notice” has the meaning set forth in Section 11.1 of the LLC Operating Agreement. [ASA, CA, LLCA, O&M]

“Notice of Dispute” has the meaning set forth in Section 9.7 of the LLC Operating Agreement. [LLCA]

“Notice of Facility Substantial Completion” means the notice substantially in the form attached to the EPC Agreement in Exhibit F, as may be amended, restated or supplemented from time to time. [EPC]

“Notice of Final Completion” means the notice substantially in the form attached to the EPC Agreement in Exhibit G, as may be amended, restated or supplemented from time to time. [EPC]

“O&M Commencement Date” means the earlier of (i) the Facility Substantial Completion Date and (ii) the Required Turbine Substantial Completion Date. [O&M]

“O&M Covered Costs” means those fees, costs and expenses customarily attributed to overhead relating to the Operator’s conduct of its business of operating facilities similar to the Facility, including fees, costs and expenses relating to employees of the Operator that are primarily engaged in business and activities other than on the Facility Site or with respect to the Facility. [O&M]

“O&M Due Date” means the date that is the 15th day of each February, May, August and November, unless such day is not a Business Day, then the Business Day next following commencing with the first O&M Due Date occurring after the O&M Commencement Date. [O&M]

“O&M Liability Cap” means, with respect to any Operating Year, an amount equal to the Base Fee for such Operating Year. [O&M]

“O&M Manual” has the meaning set forth in Section 2.2.24 of the EPC Agreement. [CA, EPC, Schedule Z]

“O&M Other Payment” has the meaning set forth in Section 7.6 of the O&M Agreement. [O&M]

“O&M Services” mean all services and other obligations required to be provided by Operator under the O&M Agreement as described in Section 2.1 of the O&M Agreement. [O&M]

“O&M Site Document Payment” has the meaning set forth in Section 7.5 of the O&M Agreement. [O&M]

“O&M Subcontract” means any contract for the provision or performance of any part of the O&M Services or the supply of any supplies, equipment, materials or other components in connection with the same, other than the O&M Agreement. [O&M, Schedule Z]

“O&M Subcontractor” means each counterparty to an O&M Subcontract other than the Operator. [O&M, Schedule Z]

“O&M Termination Payment” means $90,000. [O&M]

“Obligations” means, without double counting, all present and future obligations and liabilities of the Company to the Agents and the Lenders at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, in each case arising under any of the Financing Documents, including, without limitation, interest, all applicable fees, charges and expenses or all amounts paid or advanced by the Agents or the Lenders on behalf of or for the benefit of the Company for any reason at any time, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person or its properties. [ASA, CA, EPC, O&M, Schedule Z]

“Officers” has the meaning set forth in Section 8.7 of the LLC Operating Agreement. [LLCA]

“Operating Year” means (i) in the case of the calendar year in which the O&M Commencement Date occurs, the period from and including the O&M Commencement Date to and including December 31st of such year, (ii) in the case of each succeeding calendar year, the period from and including January 1st of each such calendar year to and including December 31st of each such succeeding calendar year and (iii) in the case of the calendar year in which termination or expiration of the O&M Agreement occurs, the period from and including January 1st of such calendar year to the date upon which the O&M Agreement terminates or expires. [CA, O&M, Schedule Z]

“Operations Report” means the reports described in Section 2.7 of the O&M Agreement. [LLCA]

“Operator Event of Default” shall have the meaning set forth in Section 8.2 of the O&M Agreement. [O&M]

“Operator Indemnitees” means, collectively, Operator and its respective shareholders, partners, Affiliates, employees, representatives and agents, together with their successors and assigns. [O&M]

“Operator’s Personnel” means, collectively, Operator, its employees, agents, Affiliates, any Person acting under or at the direction of the Operator and any O&M Subcontractors and their respective employees, agents and subcontractors, together with their successors and assigns. [O&M]

“Ordinary Cash Trap Amount” means, with respect to a Quarterly Transfer Date, the amount of Net Cash Flow set forth in the below chart: [ASA, CA]

Level	DSCR Range (for historic and projected DSCR)	Ordinary Cash Trap Amount
Level I	Less than 1.40:1.00, but greater than 1.30:1.00	50% of Net Cash Flow for the Fiscal Quarter immediately preceding such Quarterly Transfer Date

Level II	Less than or equal to 1.30:1.00, but greater than 1.20:1.00	75% of Net Cash Flow for the Fiscal Quarter immediately preceding such Quarterly Transfer Date

Level III	Less than or equal to 1.20:1.00	100% of Net Cash Flow for the Fiscal Quarter immediately preceding such Quarterly Transfer Date

“Ordinary Cash Trap Period” means any Fiscal Quarter after Final Completion for which (a) the Historical DSCR that corresponds to the Quarterly Transfer Date occurring during such Fiscal Quarter (as calculated under Section 5.2 of the Credit Agreement) is less than the Target DSCR, or (b) the Projected DSCR that corresponds to the Quarterly Transfer Date occurring during such Fiscal Quarter (as calculated under Section 5.2 of the Credit Agreement) is less than the Target DSCR, and for each consecutive Fiscal Quarter thereafter for which any of the conditions set forth in clauses (a) or (b) are in effect. [ASA, CA, Schedule Z]

“Original Equity Base Case Model” means the Equity Base Case Model attached as Schedule I to the EPC Agreement as of the Effective Date in electronic form. [Schedule Z]

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity. [CA, ECCA]

“Other Taxes” has the meaning specified in Section 2.13.2 of the Credit Agreement. [CA]

“Owner Construction Agreements” means all documents, agreements or other arrangements relating to the provision, procurement or construction of any Owner-Supplied Assets, as the same may be amended, modified, supplemented or restated from time to time in accordance with their terms, which Owner Construction Agreements entered into as of the Effective Date of the EPC Agreement are set forth on Schedule C of the EPC Agreement; provided, that the EPC Agreement shall not be deemed an Owner Construction Agreement for any purpose hereunder. [EPC, O&M, Schedule Z]

“Owner Construction Agreement Payment” has the meaning set forth in Section 5.2.1 of the EPC Agreement. [EPC]

“Owner Construction Agreement Shortfall” means, prior to Final Completion, the amount by which the aggregate amount then due and payable as of such date under all of the Owner Construction Agreements (other than with respect to indemnity and liability obligations thereunder for which Owner has procured insurance) exceeds the Budget Commitment. [EPC]

“Owner Indemnitees” means, collectively, Owner and its respective shareholders, partners, Affiliates, employees, representatives and agents, together with their successors and assigns. [EPC, O&M]

“Owner Maintenance Agreements” means those documents, agreements or other arrangements relating to the performance and provision of Owner-Supplied Maintenance Services which Owner enters into directly with the provider thereof, as the same may be amended, modified, supplemented or restated from time to time in accordance with their terms, which Owner Maintenance Agreements are identified on Schedule A to the O&M Agreement, as such schedule may be amended from time to time in accordance with the O&M Agreement; provided, that the O&M Agreement shall not be deemed an Owner Maintenance Contract for any purpose hereunder. [O&M, Schedule Z]

“Owner Maintenance Agreement Payment” has the meaning set forth in Section 7.4 of the O&M Agreement. [O&M]

“Owner-Supplied Assets” means all Services and Equipment and Materials identified or otherwise described in Exhibit C to the EPC Agreement. [EPC, O&M, Schedule Z]

“Owner-Supplied Maintenance Services” means all services relating to the operation, maintenance and administration of the Facility performed or provided pursuant to Owner Maintenance Agreements; provided, that the services provided under the O&M Agreement shall not be deemed Owner-Supplied Maintenance Services for any purpose hereunder. [O&M, Schedule Z]

“Owner Termination Payment” has the meaning set forth in Section 13.2.1 of the EPC Agreement. [EPC]

“Parent” means, if applicable to a Member, the Person or Persons that directly or indirectly control such Member. [Schedule Z]

“Party” means, with respect to any Agreement as used therein, each signatory to such Agreement, together with its successors and assigns. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Patent Licenses” means all agreements providing for the granting of any right in or to Patents (whether the Company is licensee or licensor) including, without limitation, each agreement referred to in Schedule 6.6(D) of the Account and Security Agreement (as amended or supplemented from time to time). [ASA, Schedule Z]

“Patents” means all United States, state and foreign patents and applications for letters patent throughout the world, including, but not limited to each patent and patent application referred to in Schedule 6.6(C) of the Account and Security Agreement (as amended or supplemented from time to time), all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations of any of the foregoing, all rights corresponding hereto throughout the world, and all proceeds of the foregoing including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit and the right to sue for past, present and future infringements of any of the foregoing. [ASA, Schedule Z]

“Payment Intangible” has the meaning specified in Article 9 of the UCC. [ASA, Schedule Z]

“Percentage Interest” means the Capital Account of a Member as a percentage of the sum of all Capital Accounts of the Members in the same membership class. [LLCA]

“Permanent Parcels” has the meaning set forth in Article XI of the Account and Security Agreement; provided, that if the Development Account Release Certificate is not delivered to the Geothermal Engineer within 36 months of the Effective Date of the Account and Security Agreement, then Permanent Parcels shall also include the Resource Support Parcels. [ASA]

“Permitted Liens” has the meaning specified in Section 6.2 of the Credit Agreement. [ASA, CA, ECCA]

“Person” means any individual, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Placed in Service” means, with respect to a Turbine, that such Turbine qualifies for production tax credits under section 45 of the Code. [EPC, Schedule Z]

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Company or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the Effective Date, sponsored, maintained or contributed to by the Company or an ERISA Affiliate. [CA, Schedule Z]

“Plant Manager” has the meaning set forth in Section 4.1.1 of the O&M Agreement. [O&M]

“Platform” has the meaning specified in Section 14.2 of the Credit Agreement. [CA]

“Pledge Supplement” means any supplement to the Account and Security Agreement in substantially the form of Exhibit A of the Account and Security Agreement. [ASA]

“Pledged Debt” means, with respect to the Company, all Debt owed to the Company, including, without limitation, all Debt described on Schedule 6.4 of the Account and Security Agreement under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments evidencing such Debt, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Debt. [ASA, Schedule Z]

“Pledged Equity Interests” means all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests. [ASA, Schedule Z]

“Pledged LLC Interests” means, with respect to the Company, all interests in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 6.4 of the Account and Security Agreement under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of the Company on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests. [ASA, Schedule Z]

“Pledged Partnership Interests” means, with respect to the Company, all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 6.4 of the Account and Security Agreement under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of the Company on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests. [ASA, Schedule Z]

“Pledged Stock” means, with respect to the Company, all shares of capital stock owned by the Company, including, without limitation, all shares of capital stock described on Schedule 6.4 of the Account and Security Agreement under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of the Company in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares. [ASA, Schedule Z]

“Pledged Trust Interests” means, with respect to the Company, all interests in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule 6.4 of the Account and Security Agreement under the heading “Pledged Trust Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and any interest of the Company on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests. [ASA, Schedule Z]

“Pre-Completion Interest Payment Date” means the last Business Day of each December, March, June and September occurring before or on the Final Completion Date. [CA]

“Pre-Flip Period” means the period commencing on the Effective Date and ending on the Flip Date. [Schedule Z]

“Prime Rate” means, for any day, the “PRIME RATE” as published from time to time in ‘The Money Rates’ section of the Wall Street Journal (U.S. Edition), as such “PRIME RATE” may change from time to time. In the event the Wall Street Journal ceases to publish the “PRIME RATE,” then the Parties shall agree as to a substitute reference which represents the base rate on corporate loans posted by major banks having one or more lending offices in New York, New York. [EPC, Schedule Z]

“Pro Forma Basis” means for purposes of calculating the financial covenant set forth in Section 5.2 of the Credit Agreement in connection with any event or transaction, or proposed event or transactions, such event or transaction shall be deemed to have occurred as of the first day of the most recent twelve (12) month period preceding the date of such event or transaction for which the Administrative Agent has received financial statements pursuant to Section 5.1.1 or Section 5.1.2 of the Credit Agreement, and including (a) with respect to the sale or other disposition of assets, (i) income statement and cash flow statement items (whether positive or negative) attributable to the assets disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Obligations which are retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any acquisition, (i) income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Company and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in the Credit Agreement and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Lender (it being understood that the Administrative Lender’s reasonable satisfaction shall apply only to the inclusion of the income statement items attributable to the Person or property acquired, including applicable adjustments and synergies, and not to the acquisition itself) and (ii) any Obligation incurred or assumed by the Company (including the Person or property acquired) in connection with such transaction and any Obligation of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Obligation has a floating or formula rate, shall have an average rate of interest for the applicable period for purposes of this definition. [CA]

“Pro-Forma Owner’s Policy” means the Pro-Forma Owner’s Policy in the form attached hereto as Schedule 3.19. [Schedule Z]

“Proceeds” means: (a) all “proceeds” as defined in Article 9 of the UCC, (b) payments or distributions made with respect to any Investment Related Property and (c) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary. [ASA]

“Production Tax Credits” or “PTC” means production tax credits under Section 45 of the Internal Revenue Code as in effect from time-to-time during the Term or any successor or other provision providing for a federal tax credit determined by reference to renewable electric energy produced from geothermal or other renewable energy resources for which the Facility is eligible. [EECA, LLCA]

“Project” means, collectively, the design, engineering, drilling, excavating, permitting, procurement, construction, civil works, installation, integration, commissioning, start-up, testing, completion and any items or matters similar to any of the foregoing, all of which as are necessary and appropriate for the construction, testing and commissioning of the Facility. [CA, EPC, O&M, Schedule Z]

“Project Budget” shall means the amount set forth in Schedule F of the EPC Agreement. [ASA, CA, EPC, Schedule Z]

“Project Costs” means, without duplication all (a) amounts payable to Contractor under the EPC Agreement; (b) amounts payable under any Owner Construction Agreement; (c) costs related to the Lease Agreements, rights of way and other real estate rights necessary for the Project before Facility Substantial Completion; (d) insurance costs related to the design, development, construction, start-up, testing and commissioning of the Project; (e) all taxes, assessments or charges payable by the Company under Applicable Law with respect to the Project; and (f) all fees, commissions and out-of-pocket expenses payable by the Company to all professional advisors, consultants and other experts in relation to the Project and all other costs relating to the design, development, engineering, procurement, construction, permitting, installation, start-up, testing and commissioning of the Project. [CA, Schedule Z]

“Project Design Book” means, collectively, the diagrams, drawings, documents and other information setting forth in detail the comprehensive engineering, construction and technical and operational specifications for engineering, designing, developing, constructing and operating all Equipment and Materials comprising the Facility on the Facility Site, including as to transmission, wells and Wellfield components, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms, which diagrams, drawings, documents and other information are set forth in Schedule H to the EPC Agreement. [EPC, O&M, Schedule Z]

“Project Objectives” means (i) achieving Turbine Substantial Completion by the December 31, 2008, and (ii) achieving Facility Substantial Completion and Final Completion by the Guaranteed Final Completion Date, in each case, in accordance with the terms and conditions of the EPC Agreement. [EPC, Schedule Z]

“Project Party” means each Person (other than an Agent, a Lender or the Company) from time to time a party to a Project Document. [CA]

“Project Schedule” means the Project Schedule set forth in Schedule B to the EPC Agreement. [ASA, CA, EPC, O&M, Schedule Z]

“Project Standards” means, with respect to any Work or Services to be performed in accordance with the EPC Agreement or O&M Agreement, as applicable, such Work and Services are performed: (i) in a professional, prudent, good and workmanlike manner, (ii) only with supplies, materials and equipment that are new (or refurbished but which otherwise comply with Prudent Practices), operating properly and of utility-grade quality, (iii) in accordance with the Project Design Book, including applicable engineering, environmental, construction, safety, and electrical generation codes and standards as required under or listed in the Project Design Book, (iv) in the best interests of the Owner (which shall not be construed as creating a fiduciary obligation) (v) with the purpose of successfully achieving the Project Objectives, (vi) in a manner that is approved as to form, use and content by public entities authorized under Applicable Laws to administer or enforce any building or construction code or standard and whose approval of the final design of the Facility, or any portion thereof, is necessary for the design, engineering and construction and operation of the Facility in accordance with the Project Standards; and (vii) in compliance with Applicable Laws, Governmental Approvals and Prudent Practices and exercising the professional care and skill to be expected of a qualified contractor experienced in the engineering, design and construction of facilities of a similar nature, size and complexity of the Facility. [EPC]

“Projected DSCR” means, with respect to any Quarterly Transfer Date, the DSCR projected for the four Fiscal Quarter periods beginning on the first day of the Fiscal Quarter in which such Quarterly Transfer Date occurs. [CA, Schedule Z]

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights. [CA, ECCA, EPC, O&M, Schedule Z]

“Prove-Out” means the Availability Prove-Out and the Capacity Prove-Out which are set forth on Schedule D of the EPC Agreement. [EPC, Schedule Z]

“Prudent Electric Power Industry Practices” means the practices, methods, techniques and standards that (i) are generally accepted in the electric power industry in the United States for use in connection with the design, procurement, engineering, construction, testing, operation and maintenance of geothermal power stations of the same or similar size and type as the Facility all in a manner consistent with Applicable Laws, Governmental Approvals, Prudent Electrical Practices, reliability, safety, environmental protection, economy and expediency and (ii) conform in all material respects to the manufacturer’s design, engineering, construction, testing, operation and maintenance guidelines applicable to the equipment in question. Prudent Electric Power Industry Practices are not limited to the optimum practice or method to the exclusion of others, but rather refer to commonly used and reasonable practices and methods. [Schedule Z]

“Prudent Electrical Practices” means those practices, methods, standards, and equipment commonly used, from time to time, in electrical engineering and operations to operate electrical equipment with safety, dependability and efficiency and in accordance with the National Electrical Safety Code, the National Electrical Code and the standards of the Institute of Electrical and Electronic Engineers, the National Electrical Manufacturers Association, the North American Electric Reliability Council, and the American National Standards Institute and any other applicable statutes, codes, regulations and/or standards. [Schedule Z]

“Prudent Practices” means, collectively, Prudent Electric Power Industry Practices and Prudent Electrical Practices. [CA, O&M, Schedule Z]

“PTC Period” means the Tax Years during which the Facility generates electrical energy that qualifies for PTC”s under Section 45 of the Code. [LLCA]

“PUHCA” means the Public Utility Holding Company Act of 2005, 42 U.S.C. sec. 16451 et seq. (2006) and the regulations of the FERC thereunder. [ECCA, LLCA]

“Punch-List” means the list prepared by Owner and Contractor, which shall list all items of work that remain to be performed after achieving Facility Substantial Completion in order to ensure that the Facility achieves Final Completion and fully complies with all of the standards and requirements set forth in the EPC Agreement. The Punch List shall not include any items of work, alone or in the aggregate, the noncompletion of which prevents the Facility from reaching Facility Substantial Completion and being legally, safely and reliably placed in commercial operation in accordance with Applicable Laws and Governmental Approvals. [EPC]

“Purchase Option Notice” has the meaning set forth in Section 9.7 of the LLC Operating Agreement. [LLCA]

“Purchase Price” has the meaning set forth in Section 9.7 of the LLC Operating Agreement. [LLCA]

“PURPA” means the Public Utility Regulatory Policies Act of 1978 and all rules and regulations adopted thereunder. [Schedule Z]

“Qualifying Facility” or “Qualifying Facilities” means a facility which is a qualifying facility within the meaning of PURPA and which meets the criteria defined in Title 18, Code of Federal Regulations, Section 292.201 through 292.207. [CA, LLCA]

“Quarterly Disbursement Request” means a quarterly disbursement request substantially in the form of Exhibit J of the Account and Security Agreement, duly executed and delivered by all required signatories thereto. [ASA, CA]

“Quarterly Transfer Date” means the last Business Day in each January, April, July, and October occurring after the Final Completion Date. [ASA, Schedule Z]

“Real Estate Rights” means all rights in or to real estate or sub-surface mineral rights (including title to or other rights to use or access the Facility Site, leases, contracts, permits,

easements, licenses, and rights of way) required to be obtained or maintained in connection with construction of the Facility on the Facility Site, performance of the Work, or operation of the Facility (including the transportation of all necessary materials, equipment and other items to the Facility Site, access for the construction, and the startup and testing of the Facility). [EPC]

“Recalculated Equity Base Case Model” means the Equity Base Case Model, as recalculated in accordance with Section 6.4 of the EPC Agreement. [EPC, Schedule Z]

“Receivables” shall mean, with respect to the Company, all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property together with all of the Company’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records. [ASA, CA, Schedule Z]

“Receivables Records” shall mean, with respect to the Company, (a) all original copies of all documents, instruments or other writings or electronic records or other records evidencing the Receivables, (b) all books, correspondence, credit or other files, records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of the Company or any computer bureau or agent from time to time acting for the Company or otherwise, (c) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (d) all credit information, reports and memoranda relating thereto, and (e) all other written or non-written forms of information related in any way to the foregoing or any Receivable. [ASA, Schedule Z]

“Record” has the meaning specified in Article 9 of the UCC or any successor provision thereto. [Schedule Z]

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto. [CA]

“Redemption Amount” means (a) aggregate outstanding principal amount of all Advances, plus (b) any interest accrued but unpaid under the Credit Agreement to the date of the prepayment, plus (c) in the case of prepayment under Section 2.6.2 of the Credit Agreement, the Make-Whole Amount in respect of all Advances not previously prepaid. [CA]

“Register” has the meaning specified in Section 16.2.4 of the Credit Agreement. [CA]

“Regulated Holder” means any holder of membership interests that is (or that is a subsidiary of a bank holding company that is) subject to the various provisions of Regulation Y of the Board of Governors of the Federal Reserve Systems, 12 C.F.R., Part 225 (or any successor to Regulation Y). [LLCA]

“Regulatory Problem” means, with respect to the Class A Investors, (i) any set of facts or circumstances wherein it has been asserted by any Governmental Authority (or the Class A Investors reasonably believe based on advice of their counsel or regulators that there is a reasonable risk of such assertion) that such Person (or any bank holding company or other regulated bank entity that controls such Person) is not entitled to hold, or exercise any material right with respect to, all or any portion of the membership interests of the Company that such Person holds or (ii) such Person and its Affiliates does or would own, control or have power (including voting rights) over a greater quantity of membership interests of the Company than is permitted under any law or regulation or any requirement of any Governmental Authority applicable to such Person or to which such Person is subject. [LLCA]

“Reimbursable Costs” means those costs described as such in Sections 7.1.1.1 and 7.1.1.2 of the O&M Agreement. [ASA, CA, O&M, Schedule Z]

“Reinvestment Yield” means, with respect to the Called Principal of any Advance, 50 basis points above the yield to maturity as quoted on the Reference Page of actively traded U.S. Treasury Notes or Bonds three (3) Business Days before the Settlement Date with a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. [Schedule Z]

“Related Fund” means, with respect to any Lender, any fund or entity that (a) invests in securities or bank loans, and (b) is advised or managed by such Lender, the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor. [CA]

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates. [CA]

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) of Hazardous Materials in, at, on or under the property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property. [CA, EPC, O&M, Schedule Z]

“Released Assets” means, as of any date, those parcels or assets permitted to be released as of such date in accordance with Article XI of the Account and Security Agreement. [Schedule Z]

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment. [Schedule Z]

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Advance, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided, that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Credit Agreement, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 2.5, 2.6 or Section 8 of the Credit Agreement. [Schedule Z]

“Remedial Work” has the meaning specified in Section 5.15.1 of the Credit Agreement. [CA]

“Replacement Lender” has the meaning specified in Section 2.12.3 of the Credit Agreement. [CA]

“Reports” means, collectively, the Independent Engineer’s Report and the Insurance Consultant’s Report. [ECCA, Schedule Z]

“Representatives” means, with respect to any Person, the managing member(s), the officers, directors, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers and other advisors) of such Person, to the extent that such officer, director, employee, representative or agent of such Person is acting in his or her capacity as an officer, director, employee, representative or agent of such Person. [LLCA]

“Required Lenders” means, at any time, the Lenders comprising at least 51% of the Commitments (exclusive of Commitments held by the Company or any of its Affiliates) or, if the Commitments have terminated, Lenders comprising at least 51% of the outstanding principal amount of the Advances. [ASA, CA, Schedule Z]

“Required Turbine Substantial Completion Date” means December 31, 2008 or such other date permitted by Applicable Law by which the Turbines may still qualify as Placed in Service. [EPC, Schedule Z]

“Requisite Expert Consultation” means, with respect to any matter, such Consultation (which may be oral or in writing) with the Independent Engineer, the Insurance Consultant, or such other expert advisors as may be engaged in connection with such matter as the Administrative Agent or the Administrative Lender shall reasonably deem appropriate under the particular circumstances. In the event that the Administrative Lender shall reasonably require a written report of the Independent Engineer, the Insurance Consultant, the Geothermal Engineer or any such other expert advisor with respect to any matter that requires a determination, consent or approval of the Administrative Lender shall not make such determination or delivery such consent or approval until such report or reports have been delivered and approved by the Administrative Lender. [CA]

“Resource Period” means the period commencing on the Effective Date and ending on the 20th anniversary thereof. [Schedule Z]

“Resource Support Parcels” has the meaning set forth in Article XI of the Account and Security Agreement. [ASA]

“Responsible Officer” means as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer in the Credit Agreement shall mean a Responsible Officer of the Company. [CA, Schedule Z]

“Restoration Plan” has the meaning specified in Section 2.6.1.2(5) of the Credit Agreement. [CA]

“Restoration Work” means any repair or restoration (including, but not limited to, designing, engineering, constructing and completing such repair or restoration) of affected Property following any Casualty Event. [CA, ASA]

“Restore” has the meaning specified in Section 2.6.1.2(3) of the Credit Agreement. [CA]

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Company, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company, or (b) any payment of a development, management, advisory consulting or similar fee, or the payment of any expenses or other amounts of or to, the Company or its Affiliates other than fees payable under the O&M Agreement. [CA]

“Revenue Account” means the Revenue Account set forth in Section 2.1.1 of the Account and Security Agreement. [ASA, CA]

“Sales Tax” means all sales and use taxes that are properly payable by Contractor in connection with the Work. [EPC]

“SEC” means the United States Securities and Exchange Commission and any successor thereto. [ASA]

“Second Funding Date” means the earlier of: (i) the date upon which the balance of funds in the Construction Account is less than $1 million and all Advances under the Credit Agreement have been drawn, (ii) the date upon which a EPC Funding Request has been made and Advances under the Credit Agreement are insufficient to satisfy the amount stated therein, (iii) the Facility Substantial Completion Date, (iv) December 15, 2008 and (v) the date upon which a Credit Agreement Event of Default occurs. [ECCA, LLCA, Schedule Z]

“Second Funding Date Capital Contributions” means the capital contributions by the Class A Investors on the Second Funding Date, as determined in accordance with Section 2.2 of the Equity Capital Contribution Agreement. [ASA]

“Secured Obligations” has the meaning assigned in Section 5.1 of the Account and Security Agreement. [ASA]

“Secured Parties” means the Agents, the Security Agent, the Account Bank, the Securities Intermediary and the Lenders and shall include, without limitation, all former Agents and Lenders to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents and Lenders and such Obligations have not been paid or satisfied in full. [ASA, LLCA]

“Securities Accounts” (i) means all “securities accounts” as defined in Article 9 of the UCC and (ii) includes, without limitation, all of the accounts listed on Schedule 6.4 of the Account and Security Agreement under the heading “Securities Accounts” (as such schedule may be amended or supplemented from time to time). [ASA, Schedule Z]

“Securities Act” means the Securities Act of 1933, as amended from time to time. [ASA, ECCA]

“Security Accounts” has the meaning assigned in Section 2.1.1 of the Account and Security Agreement. [ASA]

“Security Instruments” means, collectively, (a) the Account and Security Agreement, (b) the Class A Investors Pledge Agreement and Class B Investors Pledge Agreement, (c) the Leasehold Mortgage(s), (d) the UCC-1 financing statements required to be filed under the terms of any of the foregoing documents, (e) each other collateral, account control agreement, pledge, security, mortgage, deed of trust, assignment of leasehold mortgage or guaranty agreement and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Company or any other Person (other than participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligation pursuant to the Credit Agreement) as security for the payment or performance of the Obligations or the Credit Agreement, as such agreements may be amended, modified, supplemented or restated from time to time. [CA, ECCA, Schedule Z]

“Services” means all engineering, design, drilling, Wellfield development, excavating, installation, civil works, procurement, construction, permitting, management, manufacturing and administrative services and any other services similar to the foregoing, which is or may be necessary or appropriate for the design, engineering, construction, development, operation and maintenance, as applicable, of a geothermal power plant facility and all components relating thereto, including as to procurement of geothermal resources and transmission of electric energy generated thereby, of a similar nature, size and complexity as the Facility, in each case, based on the technical specifications and requirements set forth in the Project Design Book. [EPC, Schedule Z]

“Settlement Date” means with respect to the Called Principal of any Obligation, the date on which such Called Principal is to be prepaid pursuant to Section 2.5 or Section 2.6 of the

Credit Agreement or has become or is declared to be immediately due and payable pursuant to Section 8 of the Credit Agreement, as the context requires. [Schedule Z]

“Special Project Document Payments” means payments due with respect to any Borrower Indemnification Event(s). [ASA]

“Subcontract” means any contract for the provision or performance of any part of the Work or the supply of any supplies, equipment, materials or other components in connection with the EPC Assets, other than the EPC Agreement. [EPC, O&M, Schedule Z]

“Subcontractor” means each counterparty to a Subcontract other than the Contractor. [EPC, O&M, Schedule Z]

“Subject” has the meaning specified in Section 7.6 of the Credit Agreement. [CA]

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the outstanding Equity Interests is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. [Schedule Z]

“Support” means the provision of labor, utilities, machinery, tools, equipment, materials, supplies, transportation, shipping, freighting, storage, waste disposal or any other support similar to the foregoing, whether temporary or permanent and including facilities relating thereto, which is or may be necessary or appropriate for the design, engineering, construction, development, operation and maintenance, as applicable, of a geothermal power plant facility and all components relating thereto, including as to procurement of geothermal resources and transmission of electric energy generated thereby, of a similar nature, size and complexity as the Facility, in each case, based on the technical specifications and requirements set forth in the Project Design Book. [EPC, O&M, Schedule Z]

“Supporting Obligation” means all “supporting obligations” as defined in Article 9 of the UCC. [ASA, Schedule Z]

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease. [Schedule Z]

“Target Availability Rating” means net electrical output from the Facility during full operation equaling at least 92% of the Target Capacity Rating, as demonstrated pursuant to the Availability Prove-Out. [EPC, Schedule Z]

“Target Capacity Rating” means a net electrical output of the Facility during full operation equaling at least 10.35 MW, as demonstrated pursuant to the Capacity Prove-Out. [ECCA, EPC, Schedule Z]

“Target Debt Investment” means $31,175,092, as indicated in the Original Equity Base Case Model. [Schedule Z]

“Target Economics” means, with respect to the Equity Base Case Model, the intent of the Parties to the Financing Documents and the Tax Equity Documents to achieve the following objectives: (i) that the Flip Date occur on the Target Flip Date, (ii) that the Class A Investors receive the After-Tax Payout, and (iii) that the DSCR equal Target DSCR. [EPC, Schedule Z]

“Target Equity Investment” means $24,500,000, as indicated in the Original Equity Base Case Model. [Schedule Z]

“Target Facility Characteristics” means the following characteristics to be achieved by the Facility upon Facility Substantial Completion: (i) the Target Capacity Rating, (ii) the Target Availability Rating, and (iii) the Target Turbine Substantial Completion Quantity. [EPC, Schedule Z]

“Target Flip Date” means December 31, 2018. [Schedule Z]

“Target Turbine Substantial Completion Quantity” means 50. [EPC, Schedule Z]

“Target DSCR” means a DSCR of 1.5:1.0. [LLCA, Schedule Z]

“Target IRR” means an Internal Rate of Return of fifteen percent (15%). [ECCA, LLCA]

“Target Pre-Tax Return” has the meaning set forth in Section 2.3(c) of the Equity Capital Contribution Agreement. [ECCA, LLCA]

“Tax Matters Member” means the Member that is designated as the “tax matters partner” as defined in Section 6231 of the Code. [ECCA]

“Tax Matters Partner” has the meaning set forth in Section 7.10(a) of the LLC Operating Agreement. [LLCA]

“Tax Returns” means any return, report, statement, information return or other document (including any amendments thereto and any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any taxes or the administration of any laws, regulations or administrative requirements relating to any taxes, including after the Closing any IRS Form K-1 issued to Members by the Company, information return, claim for refund, amended return or declaration of estimated tax. [ECCA, LLCA]

“Taxes” means all taxes, charges, fees and levies imposed under Applicable Law by any Governmental Authority, including any gross or net income, gross receipts, capital gains,

franchise, premium, retaliatory or reciprocal, profits, sales, use, value-added, transfer, employment or payroll, ad valorem, environmental, excise, license, occupation, real or personal property, intangible property, minimum, alternative minimum, severance, stamp, withholding, or windfall profits tax, guaranty fund assessments, custom duty or other charge, fee or tax, together with any interest, charge, penalty, addition to tax or additional amount related thereto. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Tax Year” means the calendar year or such other year the Company is required by Section 706 of the Code to use as its tax year. [LLCA]

“Term” means the period from the Closing Date through the Termination Date. [LLCA, Schedule Z]

“Termination Date” has the meaning set forth in Section 2.4 of the LLC Operating Agreement. [ASA, LLCA, Schedule Z]

“Termination Payment Date” has the meaning set forth in Section 13.2.6.1 of the EPC Agreement. [EPC]

“Third Party Claims” means, with respect to any Agreement, any claim, action, cause of action or suit, litigation, controversy, assessment, arbitration, investigation, inquiry, hearing, charge, complaint, demand, notice or proceeding initiated by any Person other than a Party to such Agreement by or before any Governmental Authority. [EPC, ECCA, O&M]

“Three-Month LIBOR” shall have the meaning specified in Exhibit D of the LLC Operating Agreement. [LLCA]

“Total Loss” has the meaning specified in Section 2.6.1.2(2) of the Credit Agreement. [CA]

“Trade Secret Licenses” means any and all payments providing for the granting of any right in or to Trade Secrets (whether the Company is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 6.6(G) of the Account and Security Agreement (as amended or supplemented from time to time). [ASA]

“Trade Secrets” means, with respect to the Company, all trade secrets and all other confidential or proprietary information and know-how now or hereafter owned or used in, or contemplated at any time for use in, the business of the Company (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, the right to sue for past, present and future infringement of any Trade Secret, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit. [Schedule Z]

“Trademark Licenses” means any and all agreements providing for the granting of any right in or to Trademarks (whether the Company is licensee or licensor thereunder) including,

without limitation, each agreement referred to in Schedule 6.6(F) of the Account and Security Agreement (as amended or supplemented from time to time). [ASA, Schedule Z]

“Trademarks” means all United States, state and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade styles, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to the registrations and applications referred to in Schedule 6.6(E) of the Account and Security Agreement (as amended or supplemented from time to time), all extensions or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit. [ASA, Schedule Z]

“Transaction Expenses” means (i) the reasonable legal fees, expenses and disbursements of the Lenders, the Company and IRP incurred in connection with the Equity Capital Contribution Agreement and the transactions contemplated hereby; (ii) other reasonable, documented out of pocket expenses of the Company and IRP incurred in connection with the Equity Capital Contribution Agreement and the transactions contemplated hereby; (iii) intentionally omitted; (v) the reasonable fees, out-of-pocket costs and expenses of the Class A Investors (including reimbursement of any such amounts previously paid) incurred in connection with the Equity Capital Contribution Agreement and the transactions contemplated hereby, including the reasonable fees and expenses of counsel and consultants to the Class A Investors; and (vi) the reasonable fees and out of pocket expenses of the Independent Engineer, the Geothermal Engineer and the Insurance Consultant incurred in connection with the preparation of the Reports. [ECCA]

“Transactions” means, with respect to the Company, the execution, delivery and performance by the Company of each Transaction Document to which it is a Party, the use of the proceeds thereof and otherwise the consummation of the transactions contemplated thereby, and the granting by the Company of any Liens pursuant to the provisions of the Security Instruments. [CA, ECCA, O&M, Schedule Z]

“Transfer” has the meaning set forth in Section 9.1 of the LLC Operating Agreement. [LLCA]

“Transfer Taxes” has the meaning set forth in Section 6.2 of the Equity Capital Contribution Agreement. [ECCA]

“Transmission Line” has the meaning specified in Article XI of the Account and Security Agreement. [ASA]

“Treasury Regulations” means regulations written by the IRS interpreting the Code. [LLCA]

“Turbine” means each PureCycle© 225 System geothermal heat-to-electricity power system turbine generator contemplated to be sold to the Company pursuant to the UTC Purchase Contract. [ECCA, EPC, LLCA]

“Turbine Substantial Completion” has the meaning set forth in Section 6.1.1 of the EPC Agreement. [EPC]

“Turnover Package” means the documentation (including the Project Design Book, start-up procedures, log sheets, settings, and other items) in content, form and substance reasonably acceptable to Owner, submitted by Contractor to Owner that demonstrates that the Project has met Facility Substantial Completion in accordance with the EPC Agreement and may be operated safely in accordance with the O&M Manual and for its intended purposes. [EPC]

“UCC” means the Uniform Commercial Code in effect from time to time in the State of New York or, when the context requires, the Uniform Commercial Code as en effect from time to time in any other applicable jurisdiction. [ASA, CA, LLCA, Schedule Z]

“Underrun Bonus” has the meaning set forth in Section 5.7 of the EPC Agreement. [ASA, EPC]

“Unrelated Persons” means a Person that is not “related,” within the meaning of Section 45(e)(4) of Code, to any Person to whom the Company sells electricity during the period the Company is entitled to Production Tax Credits on such electricity.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect. [ASA, CA]

“Warranty” has the meaning set forth in Section 9.1 of the EPC Agreement. [EPC]

“Warranty Claim” has the meaning set forth in Section 9.3 of the EPC Agreement. [EPC]

“Warranty Period” has the meaning set forth in Section 9.2 of the EPC Agreement. [EPC]

“Wellfield” means the array of extraction and injection wells, together with interconnected piping and related materials, providing geothermal resources to the Facility. [Schedule Z]

“Wellfield Plan and Budget” means, with respect to the applicable Operating Year, an annual operating budget and capital budget, broken down on a monthly basis, setting forth in detail the following matters with respect to the wells and Wellfield: (A) anticipated operations (including the drilling of new wells), (B) routine maintenance on existing wells (including major maintenance), (C) procurement (including equipment acquisitions and spare parts indicating a breakdown of capital items and expense items), (D) staffing, personnel and labor activities

(including unit rates for labor, hourly rates for consultants who are not employees of the Operator or its Affiliates, and holidays to be observed), (E) administrative activities, and (F) data regarding other work proposed to be undertaken by Operator, together with an itemized estimate, in detail reasonably acceptable to Owner, of all Reimbursable Costs to be incurred in connection therewith, together an annual operating plan setting forth underlying assumptions and implementation plans. [O&M]

“Work” has the meaning set forth in Section 2.2 of the EPC Agreement. [EPC, LLCA, O&M, Schedule Z]

“Working Capital Loan” has the meaning set forth in Section 4.5 of the LLC Operating Agreement.

PARTIES

“Account Bank” means Deutsche Bank Trust Company Americas and its permitted successors and assigns. [ASA, Schedule Z]

“Administrative Agent” means Deutsche Bank Trust Company Americas, together with its successors and assigns to the extent permitted by the Credit Agreement. [CA, ASA, ECCA, O&M, Schedule Z]

“Administrative Lender” means Merrill Lynch Credit Products, LLC or any successor as may be appointed in accordance with Section 15.8 of the Credit Agreement provided that in no event shall there be more than one Administrative Lender at any given time. [ASA, CA, O&M, EPC, Schedule Z]

“Anaheim” means the City of Anaheim, California, a municipal corporation organized and existing under the laws of the State of California. [CA, Schedule Z]

“Class A Investors” means one or more Members holding one or more Class A Interests. Initially the Class A Investors will be MLE. [CA, ASA, LLCA, Schedule Z]

“Class B Investors” means one or more Members holding one or more Class B Interests. Initially the Class B Investors will be IRP. [ASA, CA, ECCA, LLCA, Schedule Z]

“Class C Investor” means a Member holding one or more Class C Interests. [LLCA]

“Collateral Agent” means Deutsche Bank Trust Company Americas, together with its successors and assigns to the extent permitted by the Account and Security Agreement. [ASA, CA, ECCA, Schedule Z]

“Company” means Thermo No. 1 BE-01, LLC, a Delaware limited liability company, together with its successors and assigns. [ASA, CA, ECCA, LLCA, Schedule Z]

“Contractor” means Raser Technologies, Inc., a Delaware corporation, together with its successors and assigns. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Financing Parties” means, collectively, the Lenders, the Administrative Agent and the Collateral Agent under the Financing Documents.

“GE” means GE Consumer & Industrial, together with its successors and assigns. [Schedule Z]

“Geothermal Engineer” means, initially, GeothermEx, or, if no longer GeothermEx, such geothermal engineers as may be selected by the Class A Investors from time to time, subject to the prior written consent of the Company, so long as the Company is not subject to a Credit Agreement Event of Default, and the Administrative Lender, such consent not to be unreasonably withheld, conditioned or delayed, in each case, as the geothermal engineer for the Project and any successors and assigns thereto. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Goulds” means ITT Corporation, an Indiana Corporation, together with its successors and assigns. [Schedule Z]

“Independent Engineer” means initially, R.W. Beck, or, if no longer R. W. Beck, such independent engineers as may be selected by the Class A Investors from time to time, subject to the prior written consent of the Company , so long as the Company is not subject to a Credit Agreement Event of Default, and the Administrative Lender, such consent not to be unreasonably withheld, conditioned or delayed, in each case, as the independent engineer for the Project and any successors and assigns thereto. [ASA, CA, EPC, O&M, Schedule Z]

“Insurance Consultant” means Moore-McNeill, LLC, or, if no longer Moore-McNeill, LLC, such insurance consultant as may be selected by the Class A Investors from time to time, subject to the prior written consent of the Company, so long as the Company is not subject to a Credit Agreement Event of Default, and the Administrative Lender, such consent not to be unreasonably withheld, conditioned or delayed, in each case, as the insurance consultant for the Project and any successors and assigns thereto. [CA, ECCA, Schedule Z]

“Interconnection Construction Provider” means Pine Valley, together with its successors and assigns. [Schedule Z]

“Interconnection Service Provider” means PacifiCorp, together with its successors and assigns. [EPC, Schedule Z]

“IRP” means Intermountain Renewable Power, LLC, a Delaware limited liability company, together with its successors and assigns. [ECCA, LLCA]

“Managing Member” has the meaning set forth in Section 8.1 of the LLC Operating Agreement. [LLCA, Schedule Z]

“Member(s)” means any Person who owns an equity interest in the Company. [ECCA, LLCA]

“Minersville” means Minersville Land and Livestock Company, together with its successors and assigns. [Schedule Z]

“MLE” means Merrill Lynch L.P. Holdings Inc., a Delaware Corporation, together with its successors and assigns. [ECCA, LLCA, Schedule Z]

“Operator” means the operator of the Facility and a party to the O&M Agreement, or any successor thereto. [ECCA, LLCA, O&M, Schedule Z]

“Owner” means Thermo No. 1 BE-01, LLC, a Delaware limited liability company, together with its successors and assigns. [ECCA, EPC, LLCA, O&M, Schedule Z]

“Parent” means, if applicable to a Member, the Person or Persons that directly control such Member. [ECCA, Schedule Z]

“Patterson” means Patterson-UTI Drilling Company, LP, LLP, together with its successors and assigns. [Schedule Z]

“PBGC” means the Pension Benefit Guaranty Corporation, together with its successors and assigns. [CA, Schedule Z]

“Pine Valley” means Pine Valley Power, Inc., a Utah corporation, together with its successors and assigns. [Schedule Z]

“Raser” means Raser Technologies, Inc., a Delaware corporation, together with its successors and assigns. [CA, ECCA, EPC, LLCA, Schedule Z]

“Raser Entities” means Owner, Raser, Raser Power and IRP. [CA]

“Raser Power” means Raser Power Systems, LLC, a Delaware limited liability company, together with its successors and assigns. [Schedule Z]

“Securities Intermediary” means Deutsche Bank Trust Company Americas, in its capacity as securities intermediary with respect to the Security Accounts and within the meaning of Article 8 of the UCC. [ASA, Schedule Z]

“Security Agent” means Deutsche Bank Trust Company Americas.

“SITLA” means the State of Utah, acting by and through the School and Institutional Trust Lands Administration. [Schedule Z]

“SPX” means SPX Cooling Technologies, Inc, a Delaware corporation, together with its successors and assigns. [Schedule Z]

“UTC” means UTC Power Corporation, together with its successors and assigns. [ASA, ECCA, EPC, O&M, Schedule Z]

DOCUMENTS

“Account and Security Agreement” means the Account and Security Agreement, dated as of the Closing Date, entered into by and between Owner and the Collateral Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms. [ASA, CA, ECCA, EPC, LLCA]

“Ancillary Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 16.2 of the Credit Agreement or by the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 16.2 of the Credit Agreement and in substantially the form of Exhibit 16 to the Credit Agreement or any other form approved by the Administrative Agent. [CA]

“Assignment of SITLA Lease” means the Partial Assignment of State Lands Lease, dated as of August 27, 2008, entered into by and between IRP and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Class A Consent” means the Consent and Agreement, dated as of the Effective Date, by and between MLE and the Administrative Agent.

“Class A Investors Pledge Agreement” means the Pledge and Security Agreement, dated as of the Effective Date, by and between the Class A Investors and the Collateral Agent.

“Class B Consent” means the Consent and Agreement, dated as of the Effective Date, by and between IRP and the Administrative Agent.

“Class B Guaranty” means that certain guaranty issued by Raser dated as of the Effective Date of the Equity Capital Contribution Agreement.

“Class B Guarantor Consent” means the Consent and Agreement, dated as of the Effective Date, by and between Raser, and the Administrative Agent.

“Class B Investors Pledge Agreement” means the Pledge and Security Agreement, dated as of the Effective Date, by and between each of the Class B Investors and the Collateral Agent.

“Condensing Water Pump Contract” means the Purchase Order for an ITT Goulds Model #3180XL, amongst other items, dated as of March 20, 2008, entered into by and between Goulds and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Conditional Lien Waiver” means the Conditional Lien Waiver substantially in the form attached to the EPC Agreement as Exhibit A-2.

“Construction Disbursement Request” means the EPC Payment Request.

“Construction Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Cooling Tower Purchase Contract” means the Purchase Order, dated as of March 20, 2008, entered into by and between SPX and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Credit Agreement” means the Credit Agreement, dated as of the Closing Date, entered into by and between Owner, the Lenders and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Development Account Release Certificate” means a certificate substantially in the form of Exhibit K of the Account and Security Agreement, duly executed and delivered by all required signatories thereto.

“Drilling Contract” means the Drilling Bid Proposal and Daywork Drilling Contract – U.S., dated as of April 8, 2008, entered into by and between Patterson and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Drilling Escrow Certificate” means the Drilling Escrow Certificate substantially in the form attached to the Equity Capital Contribution Agreement as Exhibit B.

“Drilling Plan and Budget” means the Drilling Plan and Budget described in Section 4.3 of the Equity Capital Contribution Agreement.

“Drilling Reserve Disbursement Request” means a Drilling Reserve Disbursement Request substantially in the form of Exhibit H of the Account and Security Agreement, duly executed and delivered by all required signatories thereto.

“EPC Agreement” means the Engineering, Procurement and Construction Agreement by and between Contractor and Owner, dated as of the Closing Date, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“EPC Funding Request” means the EPC Funding Request substantially in the form attached to the EPC Agreement as Exhibit H, duly executed and delivered by the signatories thereto.

“EPC Payment Request” means the EPC Payment Request substantially in the form attached to the EPC Agreement as Exhibit I, duly executed and delivered by the signatories thereto.

“Equity Commitment Letters” means that certain letter agreement dated January 16, 2008 by and between Merrill, Lynch, Pierce, Fenner and Smith, Inc. and Raser.

“Equity Capital Contribution Agreement” means the Equity Capital Contribution Agreement, dated as of the Closing Date, entered into by and among Owner, the Class A Investors and the Class B Investors, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Final Lien Release” means the Final Lien Release substantially in the form attached to the EPC Agreement as Exhibit A-3.

“Financing Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Forbearance Agreement” means an agreement among the Administrative Agent, the Company and the Class A Investors in which the Administrative Agent, on behalf of the Lenders, agrees to, among other things, forbear from foreclosing on the Class A Interests before the end of the PTC Period.

“Independent Engineer Funding Certificate” means the Independent Engineering Funding Certificate substantially in the form attached to the EPC Agreement as Exhibit J, duly executed and delivered by the signatories thereto.

“Independent Engineer Payment Certificate” means the Independent Engineering Payment Certificate substantially in the form attached to the EPC Agreement as Exhibit K, duly executed and delivered by the signatories thereto.

“Interconnection Agreement” means the Interconnection Agreement, dated as of June 17, 2008, entered into by and between PacifiCorp and IRP, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Leasehold Mortgage” means the Leasehold Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Production, dated as of August 31, 2008, entered into by the Owner in favor of the Collateral Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Letter Agreement concerning Deposits” means the Letter Agreement, dated as of August 31, 2008, entered into by and between Contractor and UTC, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Lien Release” means the Lien Release substantially in the form attached to the EPC Agreement as Exhibit A-1.

“LLC Operating Agreement” means the LLC Operating Agreement, dated as of September 1, 2006, entered into by Owner, as sole member, as amended by the Amended and Restated Limited Liability Company Agreement, dated as of August 31, 2008, entered into by and between Owner and the Class A Investors, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Maintenance Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Minersville Lease” means the Geothermal Resources Lease, dated as of September 25, 2007, entered into by and between Minersville and IRP, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“O&M Agreement” means the Operation and Maintenance Agreement, dated as of August 31, 2008, entered into by and between Raser Power and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms. [CA, LLCA]

“O&M Funding Request” means the O&M Funding Request substantially in the form attached to the O&M Agreement as Exhibit B.

“O&M Payment Request” means the O&M Payment Request substantially in the form attached to the O&M Agreement as Exhibit C, duly executed and delivered by the signatories thereto.

“Off-Take Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Operative Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Original Operating Agreement” has the meaning set forth in the preliminary statements of the LLC Operating Agreement.

“Power Purchase Agreement” means the Renewable Power Purchase and Sale Agreement, dated as of March 10, 2008, entered into by and between Anaheim and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Powerhouse Contract” means the Purchase Order for a custom powerhouse, amongst other items, dated as of March 20, 2008, entered into by and between GE and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“PPA Consent” means the Collateral Assignment Agreement, dated as of August 31, 2008, entered into by and between Anaheim, the Collateral Agent and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Project Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Raser Consent” means the Consent and Agreement, dated as of August 31, 2008, entered into by and between Contractor, Owner and the Collateral Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Raser Power Consent” means the Consent and Agreement, dated as of August 31, 2008, entered into by and between Raser Power, the Collateral Agent and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Schedule Z Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Site Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“SITLA Consent” means the Certificate, Consent and Agreement, dated as of August 31, 2008, entered into by and between SITLA and the Collateral Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms. [Schedule Z]

“SITLA Lease” means the Utah State Mineral Lease Form – Geothermal Energy Lease, dated as of July 1, 2007, entered into by and between SITLA and IRP, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms. [Schedule Z]

“Switchboard Contract” means the Purchase Order for a transformer switchboard, dated as of March 20, 2008, entered into by and between GE and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Tax Equity Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Transaction Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Transformer Contract” means the Purchase Order for GE Prolec 2000 KVA substation transformers, dated as of March 20, 2008, entered into by and between GE and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Transmission Construction Agreement” means the Engineering, Procurement and Construction Contract, dated as of April 7, 2008, entered into by and between Pine Valley and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“UTC Consent” means the Consent and Agreement, dated as of August 31, 2008, entered into by and between UTC, the Collateral Agent and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“UTC Intercreditor Agreement” means the Intercreditor Agreement, dated as of August 31, 2008, entered into by and between the Administrative Agent, on behalf of the Lenders, Owner and UTC, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“UTC Purchase Contract” means the Purchase Contract, dated as of August 31, 2008, entered into by and between Owner and UTC, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms. [EPC, ASA]

“UTC Services Agreement” means the Amended and Restated Services Agreement, dated as of August 31, 2008, entered into by and between UTC and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms. [O&M]

“UTC Step-In Agreement” means the side letter between Owner and UTC, dated August 31, 2008. [EPC]